                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.





                                    FORM U5S



                                  ANNUAL REPORT



                      FOR THE YEAR ENDED DECEMBER 31,1997






                              FILED PURSUANT TO THE
                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                                       BY



                           NEW CENTURY ENERGIES, INC.
                                1225 17TH STREET
                                DENVER, CO 80202

                                TABLE OF CONTENTS





Item 1.      System Companies and Investments Therein as of December 31, 1997

Item 2.      Acquisitions or Sales of Utility Assets

Item 3.      Issue, Sale, Pledge, Guarantee or Assumption of System Securities

Item 4.      Acquisition, Redemption or Retirement of System Securities

Item 5.      Investments in Securities of Nonsystem Companies

Item 6.      Officers and Directors

Item 7.      Contributions and Public Relations

Item 8.      Service, Sales and Construction Contracts

Item 9.      Wholesale Generators and Foreign Utility Companies

Item 10      Financial Statements and Exhibits

Signature

ITEM 1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 1997



                                                              NUMBER OF
                        NAME OF COMPANY (1)                     COMMON            % OF VOTING         ISSUER            OWNER'S
                  (AND ABBREVIATIONS USED HEREIN)            SHARES OWNED            POWER          BOOK VALUE         BOOK VALUE
                  -------------------------------           ------------             -----          ----------         ----------
                                                                                                      (000s)             (000s)
New Century Energies, Inc. (NCE)
    Public Service Company of Colorado (PSCo) (1)                  100                100          $ 1,622,134       $ 1,622,134
       1480 Welton, Inc. (1480)                                  4,049                100               11,217            11,217
       PSR  Investments, Inc.  (PSR)                           363,190                100                4,329             4,329
       Green and Clear Lakes Company                             2,500                100                  102               102
       Fuel Resources Development Co. (FUELCO) *               159,000                100                1,191             1,191
       PS Colorado Credit Corporation (PSCCC)                1,959,747                100               23,521            23,521
       New Century International, Inc. (NCI)  (5,6)              1,000                100              289,821           289,821
         Yorkshire Power Group Limited                                                 50              542,000           286,703
            Yorkshire Holdings plc (5)                                                100                    -                 -
              Yorkshire Electricity Group plc              159,270,953                100                    -                 -
            Yorkshire Power Finance Limited                      1,000                100                    -                 -
            The Independent Power Corporation plc (IPC)                              22.5               11,480             2,583
              Independent Power American, Inc.                                        100                    -                 -
                 ep3, L.L.C.  (3,4)                                                  33.3                    -                 -
              ep3 LP  (3,4)                                                            50                1,256               628
    Southwestern Public Service Company  (SPS)                     100                100              698,390           698,390
    Cheyenne Light, Fuel and Power Company (CLF&P)             104,000                100               20,243            20,243
    WestGas InterState, Inc. (WGI)                              60,000                100                  741               741
    New Century Services, Inc. (NCS)  (5)                        1,000                100                    1                 1
    NC Enterprises, Inc.  (5)                                    1,000                100               24,542            24,542
       New Century-Cadence, Inc.  (5)                            1,000                100                1,851             1,851
         Cadence Network LLC  (4,5)                                                  33.3                3,760             1,252
       Quixx Corporation                                        51,000                100               77,081            77,081
         BCH Energy, Limited Partnership *                                             49                    -                 -
         (Limited Partner)  (4)
         Quixx Louisville, L.L.C. (formerly Vedco                                     100                6,282             6,282
         Louisville, L.L.C.)  (4)
         Quixx Jamaica Power, Inc.  (5)                          1,000                100                    -                 -
         KES Montego, Inc.                                       1,000                100                   32                32
            KES Jamaica, L.P. (General Partner)  (3,4)                                  1                1,903                19
                  (EWG)

         Quixx Jamaica, Inc.                                    10,000                100                4,967             4,967
            KES Jamaica, L.P. (Limited Partner) (3,4)                                  99                1,903             1,884
                  (EWG)

         Carolina Energy, Limited Partnership*                                      32.33                    -                 -
         (Limited Partner)  (3,4)



                                                          Number of
                Name of Company (1)                         Common              % of Voting         Issuer          Owner's
          (and abbreviation used herein)                 Shares Owned              Power         Book Value       Book Value
          ------------------------------                 ------------              -----         ----------       ----------
                                                                                                   (000s)           (000s)
 Quixx Carolina, Inc.                                         10,000                 100            $     1           $     1
  Carolina Energy, Limited Partnership *                                               1                 -                 -
  (General Partner)  (3,4)
 Windpower Partners 1994, L.P.                                                      24.67            16,752             4,204
 (Limited Partner)  (3,4)

 Quixx Mustang Station, Inc.                                  10,000                  100                 -                 -

  Denver City Energy Associates, L.P.                                                 0.5                 -                 -
  (General Partner)  (3,4)
     (EWG)
 Quixx WPP94, Inc.                                            10,000                  100                (4)               (4)
  Windpower Partners 1994, L.P.                                                      0.33            16,752                56
  (General Partner)  (3,4)

 Quixx Power Services, Inc.                                    1,000                  100               129               129

 Quixx WRR, L.P. (General Partner)  (3,4)                                               1             4,001                40

 Quixx Resources, Inc.                                        10,000                  100             3,974             3,974

  Quixx WRR, L.P. (Limited Partner)  (3,4)                                             99             4,001             3,961

  Borger Energy Associates, L.P.                                                     49.5                 -                 -
  (Limited Partner)  (3,4,5)

  Denver City Energy Associates, L.P.                                                49.5                 -                 -
  (Limited Partner)  (3)
     (EWG)
 Quixx Borger Cogen, Inc. (5)                                 10,000                  100                 -                 -

  Borger Energy Associates, L.P.                                                      0.5                 -                 -
  (General Partner)  (3,4,5)

 Quixlin Corp.  (5)                                           10,000                  100                33                33

  Quixx Linden, L.P. (General Partner)  (3)                                           0.5             6,606                33

 Quixx Linden, L.P. (Limited Partner)  (3)                                           49.5             6,606             3,270

 Mosbacher Power Group, L.L.C.  (4,7)                                                  50                 -                 -

 Mosbacher Power International, L.L.C.  (4,7)                                                         6,616             3,308

Utility Engineering Corporation (UE)                          72,000                  100            42,028            42,028

 Universal Utility Services Company (UUS)                      1,000                  100             2,448             2,448

 Precision Resource Company                                    1,000                  100               127               127

 Vista Environmental Services Company,                                                 49               569               279
 L.L.C.  (4)

ep3, L.L.C.  (3,4)                                                                   33.3                 -                 -

Natural Fuels Corporation                                 15,679,876                83.63             4,824             4,824

 Natural/Total Limited Liability Company  (4)                                          50             1,000               500

  Natural/Total/KN Limited Partnership  (4)                                         66.67                88                59

 Natural/Peoples Limited Liability Company  (4)                                        25               252                63

e prime, inc.                                              1,807,719                  100            21,089            21,089

 Young Gas Storage Company                                     1,000                  100             6,231             6,231

  Young Gas Storage Company, Ltd.  (4)                                               47.5            15,040             7,520




                                                          Number of
                Name of Company (1)                         Common              % of Voting         Issuer          Owner's
          (and abbreviation used herein)                 Shares Owned              Power         Book Value       Book Value
          ------------------------------                 ------------              -----         ----------       ----------
                                                                                                   (000s)           (000s)
Texas-Ohio Gas, Inc.                                       1,000,000                  100            $6,201            $6,201

Texas-Ohio Pipeline, Inc.                                  1,000,000                  100             2,371             2,371

ep3  L.P.*  (3,4)                                                                      50             1,256               628

Johnstown Cogeneration Company, L.L.C. (4)                                             50             1,988               994

e prime Telecom, Inc. *  (2)                                     100                  100                 -                 -

e prime Networks, Inc. *                                         100                  100                 -                 -

e prime projects international, inc. *  (5)                      100                  100             2,859             2,859
     (EWG)
 e prime operating, inc.  (5)                                    100                  100              (190)             (190)
     (EWG)
e prime (Belize) limited *  (4)                                                                           -                 -

e prime Energy Marketing, Inc. *  (5)                            100                  100                 -                 -


* Inactive Subsidiaries

NOTES

(1) PSCo also holds a controlling interest in several other relatively small ditch and water companies whose capital requirements are not significant.

(2) Became NCE Communications and a subsidiary of NC Enterprises, Inc. in 1998.

(3) Subsidiaries of more than one system company are:


NAME OF SUBSIDIARY                                                           SYSTEM COMPANY OWNERS            INVESTMENT BY OWNER
------------------                                                           ---------------------            -------------------
KES Jamaica, LP                                                KES Montego, Inc. (General Partner 1%)                 $      19
                                                            Quixx Jamaica, Inc. (Limited Partner 99%)                     1,884

Carolina Energy, LP                                        Quixx Corporation (Limited Partner 32.33%)                         -
                                                            Quixx Carolina, Inc. (General Partner 1%)                         -

Windpower Partners 1994, LP                                Quixx Corporation (Limited Partner 24.67%)                     4,204
                                                             Quixx WPP94, Inc. (General Partner .33%)                        56

Denver City Energy Associates                      Quixx Mustang Station, Inc. (General Partner 0.5%)                         -
                                                        Quixx Resources, Inc. (Limited Partner 49.5%)                         -

Borger Energy Associates, LP                            Quixx Resources, Inc. (Limited Partner 49.5%)                         -
                                                      Quixx Borger Cogen, Inc. (Limited Partner 0.5%)                         -

Quixx Linden, LP                                               Quixxlin Corp. ( General Partner 0.5%)                        33
                                                           Quixx Corporation ( Limited Partner 49.5%)                     3,270

ep3 LLC                                                                  NC Enterprises, Inc. (33.3%)                         -
                                                             Independent Power American, Inc. (33.3%)                         -

Quixx WRR, LP                                            Quixx Resources, Inc. (Limited Partner (99%)                     3,961
                                                               Quixx Corporation (General Partner 1%)                        40

ep3 LP                                            Independent Power Corporation (Limited Partner 50%)                       628
                                                                  e prime, Inc. (Limited Partner 50%)                       628


 (4) Non corporate subsidiaries are:


NAME                                                      TYPE OF ORGANIZATION                         EQUITY INVESTMENT
----                                                      --------------------                         -----------------
Cadence Network, LLC                                      Limited Liability Company                         $     1,252
BCH Energy                                                Limited Partnership                                         -
Quixx Louisville                                          Limited Liability Company                               6,282
KES Jamaica LP                                            Limited Partnership                                     1,903
Carolina Energy                                           Limited Partnership                                         -
Windpower Partners 1994                                   Limited Partnership                                     4,260
Denver City Energy Associates                             Limited Partnership                                         -
Quixx WRR                                                 Limited Partnership                                     4,001
Borger Energy Associates                                  Limited Partnership                                         -
Quixx Linden                                              Limited Partnership                                     3,303
Mosbacher Power Group LLC                                 Limited Liability Company                                   -
Mosbacher Power International LLC                         Limited Liability Company                               6,616
Vista Environmental Services Co.                          Limited Liability Company                                 279
Natural/Total                                             Limited Liability Company                                 500
Natural/Total/KN                                          Limited Partnership                                        59
Natural/Peoples                                           Limited  Liability Company                                 63
Young Gas Storage Company, Ltd                            Limited Liability Company                               7,520
Johnstown Cogeneration Company LLC                        Limited Liability Company                                 994
e prime (Belize) Limited                                  Limited Liability Company                                   -
ep3LP                                                     Limited Partnership                                     1,256
ep3 LLC                                                   Limited Liability Company                                   -


(5) New Subsidiary Companies added during 1997 are:


NAME OF COMPANY                          DATE AND PLACE OF ORGANIZATION               DESCRIPTION
---------------                          ------------------------------               -----------
New Century Services, Inc.               April 2, 1997 in Delaware                    Service Company
NC Enterprises, Inc.                     April 3, 1997 in Delaware                    Non-Utility Holding Company
New Century Cadence, Inc.                August 28, 1997 in Colorado                  Energy Services
Cadence Network, LLC                     September 3, 1997 in Delaware                Energy Services
Quixx Jamaica Power, Inc.                March 4, 1997 in Delaware                    Exempt Wholesale Generator Holding Company
Quixx Borger Cogen, Inc.                 March 13, 1997 in Delaware                   Qualifying Facility Holding Company
Borger Energy Associates, LP             May 6, 1997 in Delaware                      Qualifying Facility Ownership
Quixlin Corporation                      July 16, 1997 in Delaware                    Qualifying Facility Holding Company
New Century International                February 12, 1997 in Delaware                Foreign Utility Holding Company
e prime Projects International           February 26, 1997 in Delaware                Exempt Wholesale Generator
e prime Operating, Inc.                  February 26, 1997 in Delaware                Exempt Wholesale Generator
e prime Energy Marketing, Inc.           March 31, 1997 in Colorado                   Energy Marketing
Yorkshire Holdings plc                   February 14, 1997 in the UK                  Utility Holding Company


(6) Became a subsidiary of NC Enterprises in 1998.

(7) The relationship with these entities was terminated as of February 18, 1998.

ITEM 2.  ACQUISITIONS OR SALES OF UTILITY ASSETS

During the period August 1, 1997 through December 31, 1997, there were no acquisitions or sales of utility assets which involved a consideration of more than $1 million.

ITEM 3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Information required for the period August 1, 1997 through December 31, 1997 is as follows:


                                       Name of Company Issuing,
Name of Issuer and                 Selling, Pledging, Guaranteeing,          Date of                                  Authorization
  Title of Issue                        or Assuming Securities              Transaction           Consideration        or Exemption
          (1)                                   (2)                            (3)                    (4)                   (5)
------------------------           -------------------------------        --------------       ------------------       ----------
PSCCC
Unsecured Medium-Term
Notes, Series A, 5.91%,
due October 13, 1998                           PSCCC                         10/10/97              $20,000,000            Rule 52

Unsecured Medium-Term
Notes, Series A, 6.05%,
due November 24, 1998                          PSCCC                         11/24/97              $10,000,000            Rule 52

Unsecured Medium-Term
Notes, Series A, 6.10%,
due November 30, 1998                          PSCCC                         11/28/97              $20,000,000            Rule 52

Unsecured Medium-Term
Notes, Series A, 6.07%,
due December 1, 1998                           PSCCC                          12/1/97               $5,000,000            Rule 52

Unsecured Medium-Term
Notes, Series A, 6.14%
due December 15, 1998                          PSCCC                         12/15/97              $25,000,000            Rule 52

Commercial Paper
Secured by $300 million
line of credit with PSCo guarantee
  End of year balance                          PSCCC                         12/31/97              $87,100,000            Rule 52
  Highest balance during the year                                            12/29/97              $97,100,000
  Effective average
    interest rate of 5.91%
  Commitment fees of .09%




                                              Name of Company
Name of Issuer and                        Acquiring, Redeeming or        Date of                             Authorization
  Title of Issue                            Retiring Securities        Transaction      Consideration         or Exemption
          (1)                                      (2)                       (3)            (4)                   (5)
------------------------                  -----------------------      ------------     --------------       -------------
PSCO
Notes Payable to Banks
Secured by PSCo guarantee
  End of year balance                              PSCo                    12/31/97        $50,000,000            Rule 52
  Highest balance during the year                                            N/A           $50,000,000
  Effective average
    interest rate of 6.07%
  No commitment fees

Commercial Paper
Secured by $425 million lines
of credit with PSCo guarantee
  End of year balance                              PSCo                    12/31/97       $199,499,625            Rule 52
  Highest balance during the year                                          11/24/97       $381,200,000
  Effective average
    interest rate of 5.79%
  Commitment fees of .09% on
    $300 million and .07% on
    $125 million

Surety Bonds for various purposes
including workers' compensation
program, court bonds and various
license and permit situations.
  End of year balance                              PSCo                    12/31/97         $9,536,864            Rule 52
  Highest balance during the year                                           8/31/97        $11,536,854




                                              Name of Company
Name of Issuer and                         Acquiring, Redeeming or           Date of                                Authorization
  Title of Issue                             Retiring Securities           Transaction          Consideration        or Exemption
          (1)                                      (2)                         (3)                   (4)                 (5)
------------------------                   -----------------------      -----------------     ------------------    --------------
SPS
Commercial Paper
Secured by $150 million lines
of credit.
  End of year balance                                SPS                      12/31/97            $154,243,639           Rule 52
  Highest balance during the year                                              9/16/97            $165,200,000
  Effective average
    interest rate of 5.53%
  Commitment fee of .07%

Letter of Credit to insurance
company for workers' compensation
program.
  End of year balance                                SPS                      12/31/97              $2,424,000           Rule 52
  Highest balance during the year                                               N/A                 $2,424,000


ITEM 4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

Information requested for the period August 1, 1997 through December 31, 1997 is as follows:


                                     Name of Company                                 Extinguished (EXT)
Name of Issuer and               Acquiring, Redeeming or                              or Held (H) for            Authorization
  Title of Issue                   Retiring Securities           Consideration       Further Disposition         or Exemption
          (1)                             (2)                         (3)                   (4)                       (5)
------------------------         -----------------------      -----------------     ---------------------        --------------
PSCCC
Unsecured Medium-Term                                                                                                  No
Notes, Series A, 5.85%,                                                                                           Authorization
due November 24, 1997                     PSCCC                   $10,000,000                EXT                    Required
(Retired at maturity)

Unsecured Medium-Term                                                                                                  No
Notes, Series A, 5.93%,                                                                                           Authorization
due November 28, 1997                     PSCCC                   $20,000,000                EXT                    Required
(Retired at maturity)

Unsecured Medium-Term                                                                                                  No
Notes, Series A, 5.86%,                                                                                           Authorization
due December 1, 1997                      PSCCC                    $5,000,000                EXT                    Required
(Retired at maturity)

Unsecured Medium-Term                                                                                                  No
Notes, Series A, 5.75%,                                                                                           Authorization
due December 15, 1997                     PSCCC                   $25,000,000                EXT                    Required
(Retired at maturity)


PSCO
Pollution Control Bonds                                                                                                No
Series A and B, 5 7/8%,                                                                                           Authorization
due March 1, 2004                         PSCo                       $500,000                EXT                    Required
(Sinking Fund)



                                     Name of Company                                  Extinguished (EXT)
  Name of Issuer and              Acquiring, Redeeming or                               or Held (H) for          Authorization
    Title of Issue                  Retiring Securities         Consideration         Further Disposition         or Exemption
        (1)                               (2)                        (3)                     (4)                      (5)
------------------------         -----------------------        -------------         -------------------        -------------
PSCO CONTINUED
Medium-Term Notes                                                                                                      No
Series A, 8.90%,                                                                                                 Authorization
due August 1, 1997                        PSCo                    $5,000,000                 EXT                    Required
(Retired at maturity)

Medium-Term Notes                                                                                                      No
Series A, 8.90%,                                                                                                 Authorization
due August 15, 1997                       PSCo                    $5,000,000                 EXT                    Required
(Retired at maturity)

Medium-Term Notes                                                                                                      No
Series A, 6.66%,                                                                                                 Authorization
due October 30, 1997                      PSCo                   $20,000,000                 EXT                    Required
(Retired at maturity)

Medium-Term Notes                                                                                                      No
Series A, 6.66%,                                                                                                 Authorization
due October 30, 1997                      PSCo                    $5,000,000                 EXT                    Required
(Retired at maturity)

Medium-Term Notes                                                                                                      No
Series C, 5.96%,                                                                                                 Authorization
due December 4, 1997                      PSCo                   $50,000,000                 EXT                    Required
(Retired at maturity)

Preferred Stock
4.25% Not subject to                                                                                                   No
mandatory redemption                                                                                             Authorization
3 shares extinguished                     PSCo                          $300                 EXT                    Required

Preferred Stock
4.64% Not subject to                                                                                                   No
mandatory redemption                                                                                             Authorization
50 shares extinguished                    PSCo                        $5,000                 EXT                    Required



                                     Name of Company                                  Extinguished (EXT)
  Name of Issuer and              Acquiring, Redeeming or                               or Held (H) for          Authorization
    Title of Issue                  Retiring Securities         Consideration         Further Disposition         or Exemption
        (1)                               (2)                        (3)                     (4)                      (5)
------------------------         -----------------------        -------------         -------------------        -------------
PSCO CONTINUED
Preferred Stock
8.40% Subject to                                                                                                        No
mandatory redemption                                                                                              Authorization
6,598 shares extinguished                 PSCo                     $659,800                  EXT                     Required


CLF&P
First Mortgage Bonds                                                                                                    No
7.25% Series,                                                                                                     Authorization
due September 1, 2021                    CLF&P                   $7,000,000                  EXT                     Required
(Redeemed prior to maturity)


1480                                                                                                                    No
Secured Note, 13.50%,                                                                                             Authorization
due October 1, 2016                       1480                     $350,890                  EXT                     Requrired


ITEM 5.  INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES

For each system company, excluding subsidiaries exempted from regulation as such pursuant to Section 3(d), securities representing obligations of customers incurred in the ordinary course of business, and temporary cash report as of the end of the year:

1. Aggregate amount of investments in persons operating in the retail service area of the owners, or of its subsidiaries. State the number of persons included and describe generally the kind of persons included. If investments were made pursuant to State law, cite the State law under which they were made. NONE

2. With respect to securities owned not included in category 1, state the name of the issuer, describe the securities, including number of shares and percentage of voting power as to equity securities, indicate the general nature of the issuer's business, and state the owner's book value of the investment. NONE

ITEM 6.  OFFICERS AND DIRECTORS

The below legend of abbreviations and address codes have been used in Part 1. Names, Principal Business Addresses, and Positions Held as of December 31, 1997, which follows.

LEGEND OF ABBREVIATIONS
CB                              Chairman of the Board
VC                              Vice Chairman of the Board
D                               Director
CEO                             Chief Executive Officer
P                               President
COO                             Chief Operating Officer
CFO                             Chief Financial Officer
EVP                             Executive Vice President
SVP                             Senior Vice President
VP                              Vice President
C                               Controller
S                               Secretary
AS                              Assistant Secretary
T                               Treasurer
AT                              Assistant Treasurer

ADDRESS CODES

(a) 1225 17th Street, Denver, CO 80202
(b) 600 So. Tyler, Amarillo, TX 79101
(c) 108 West 18th Street, Cheyenne, WY 82003
(d) 500 So. Taylor, Suite 1100, Amarillo, TX 79101
(e) 5601 I-40 West, Amarillo, TX 79106
(f) 5855 Stapleton Dr., North, Suite 135, Denver, CO 80216
(g) 1331 17th Street, Denver, CO 80202

Part 1. Names, Principal Business Addresses, and Positions Held as of December 31, 1997.

-------------------------------------------------------------------------------------------------------------------------------
                              NCE          PSCO          1480    PSRI      Green &       SPS       CLF&P      WGI       PSCCC
-------------------------------------------------------------------------------------------------------------------------------
                                                                           Clear Lake
-------------------------------------------------------------------------------------------------------------------------------
Arigoni, Susan (a)                                                                                            VP,AS
-------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T. (e)
-------------------------------------------------------------------------------------------------------------------------------
Blanton, Peggy S. (e)
-------------------------------------------------------------------------------------------------------------------------------
Bloemen, Michael W. (f)
-------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J. (a)          SVP
-------------------------------------------------------------------------------------------------------------------------------
Brazille, Doris (e)
-------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H. (a)        D,P,COO,VC   P,D,CEO,VC    P,D,CB   P,CB,D   D,P,CB        D,CEO,VC   D,CEO,VC  D,P,CB    P,CB,D
-------------------------------------------------------------------------------------------------------------------------------
Bunch, Doyle (a)                           D
-------------------------------------------------------------------------------------------------------------------------------
Burgess, C. Coney
1608 So. Polk
Amarillo, TX 79102            D
-------------------------------------------------------------------------------------------------------------------------------
Conklin, Danny H.
801 So. Fillmore, Suite 730
Amarillo, TX 79101            D
-------------------------------------------------------------------------------------------------------------------------------
Corbell, Royce (e)
-------------------------------------------------------------------------------------------------------------------------------
Dallinger, Curtis C. (f)
-------------------------------------------------------------------------------------------------------------------------------
Dickerson, Robert D. (d)
-------------------------------------------------------------------------------------------------------------------------------
Drake, George W. (g)
-------------------------------------------------------------------------------------------------------------------------------
Figoli, Darla (g)
-------------------------------------------------------------------------------------------------------------------------------
Forbess, Giles M.
Flint and Clovis Road
Lubbock, TX 79415             D
-------------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III (g)
-------------------------------------------------------------------------------------------------------------------------------
Gavito, K
-------------------------------------------------------------------------------------------------------------------------------
Gibson, Gary L. (b)
-------------------------------------------------------------------------------------------------------------------------------
Greer, Gayle L.
5680 Greenwood Plaza Blvd
Englewood, CO 80111           D
-------------------------------------------------------------------------------------------------------------------------------
Gonzales, J. Victor
550 15th Street
Denver, CO 80202                                         VP
-------------------------------------------------------------------------------------------------------------------------------
Hamilton, Henry (b)                        EVP,D                                         EVP,D
-------------------------------------------------------------------------------------------------------------------------------
Helton, Bill D. (a)           D,CB,CEO     D,CB                                          D,CB      CB,D
-------------------------------------------------------------------------------------------------------------------------------
Hemminghaus, R.R.
6000 N. Loop 1604 W
San Antonio, TX 78249         D
-------------------------------------------------------------------------------------------------------------------------------
Henderson, Billy B. (e)
-------------------------------------------------------------------------------------------------------------------------------
Hirschfeld, A. Barry
5200 Smith Road
Denver, CO 80216              D
-------------------------------------------------------------------------------------------------------------------------------
Jackson, Brian P. (a)         SVP
-------------------------------------------------------------------------------------------------------------------------------
Jennings, Jimmy (d)
-------------------------------------------------------------------------------------------------------------------------------
Kaysen, Richard (c)                                                                                D,P,COO
-------------------------------------------------------------------------------------------------------------------------------
Kelly, Richard C. (a)         EVP          D,EVP         D,T     VP,D      D,T           D,EVP,CFO D,T        D,T       VP,D
-------------------------------------------------------------------------------------------------------------------------------
King, Ross (a)                                                                                     D
-------------------------------------------------------------------------------------------------------------------------------
Krattenmaker, Kelly J. (g)
-------------------------------------------------------------------------------------------------------------------------------
Lewis, William E. (a)                                    AT       T        AT                                           T
-------------------------------------------------------------------------------------------------------------------------------
Madden, Teresa S. (a)         C,S          C,S           AS       AS                      C,AS      S,C       S         AS
-------------------------------------------------------------------------------------------------------------------------------
McAfee, John (b)
-------------------------------------------------------------------------------------------------------------------------------
McCullough, Mike (e)
-------------------------------------------------------------------------------------------------------------------------------
McNabb, Barbara (e)
-------------------------------------------------------------------------------------------------------------------------------
Miller, Monte L. (d)
-------------------------------------------------------------------------------------------------------------------------------
Mock, J. Howard
2906 Broadway, NE
Albuquerque, NM 87107         D
-------------------------------------------------------------------------------------------------------------------------------
Nelson, Paul A. (f)
-------------------------------------------------------------------------------------------------------------------------------
Nicholson, Will F.
918 17th Street, 3rd Floor
Denver, CO 80202              D
-------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                              NCS          NC            NC          Quixx Corp     Quixx          Kes        Quixx      Quixx
                                           Enterprises   Cadence                    Jamaica Pwr    Montego    Jamaica    Carolina
----------------------------------------------------------------------------------------------------------------------------------
Arigoni, Susan (a)
----------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T. (e)
----------------------------------------------------------------------------------------------------------------------------------
Blanton, Peggy S. (e)
----------------------------------------------------------------------------------------------------------------------------------
Bloemen, Michael W. (f)
----------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J. (a)
----------------------------------------------------------------------------------------------------------------------------------
Brazille, Doris (e)
----------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H. (a)        D,P,CEO,VC   D,P,CEO,VC    D,VC,P,CEO   VC,D
----------------------------------------------------------------------------------------------------------------------------------
Bunch, Doyle (a)              SVP          D
----------------------------------------------------------------------------------------------------------------------------------
Burgess, C. Coney
1608 So. Polk
Amarillo, TX 79102
----------------------------------------------------------------------------------------------------------------------------------
Conklin, Danny H.
801 So. Fillmore, Suite 730
Amarillo, TX 79101                                                    D
----------------------------------------------------------------------------------------------------------------------------------
Corbell, Royce (e)
----------------------------------------------------------------------------------------------------------------------------------
Dallinger, Curtis C. (f)
----------------------------------------------------------------------------------------------------------------------------------
Dickerson, Robert D. (d)                                              VP            D,VP,S         D,VP,S     S          S
----------------------------------------------------------------------------------------------------------------------------------
Drake, George W. (g)
----------------------------------------------------------------------------------------------------------------------------------
Figoli, Darla (g)
----------------------------------------------------------------------------------------------------------------------------------
Forbess, Giles M.
----------------------------------------------------------------------------------------------------------------------------------
Flint and Clovis Road
Lubbock, TX 79415
----------------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III (g)
----------------------------------------------------------------------------------------------------------------------------------
Gavito, K
----------------------------------------------------------------------------------------------------------------------------------
Gibson, Gary L. (b)           VP
----------------------------------------------------------------------------------------------------------------------------------
Greer, Gayle L.
5680 Greenwood Plaza Blvd
Englewood, CO 80111
----------------------------------------------------------------------------------------------------------------------------------
Gonzales, J. Victor
550 15th Street
Denver, CO 80202
----------------------------------------------------------------------------------------------------------------------------------
Hamilton, Henry (b)           EVP,D
----------------------------------------------------------------------------------------------------------------------------------
Helton, Bill D. (a)           CB,D         CB,D          D,CB         CB,D
----------------------------------------------------------------------------------------------------------------------------------
Hemminghaus, R.R.
6000 N. Loop 1604 W
San Antonio, TX 78249
----------------------------------------------------------------------------------------------------------------------------------
Henderson, Billy B. (e)
----------------------------------------------------------------------------------------------------------------------------------
Hirschfeld, A. Barry
5200 Smith Road
Denver, CO 80216
----------------------------------------------------------------------------------------------------------------------------------
Jackson, Brian P. (a)
----------------------------------------------------------------------------------------------------------------------------------
Jennings, Jimmy (d)                                                   C,AS          D,T,AS         D,T,AS     D,T,AS     T
----------------------------------------------------------------------------------------------------------------------------------
Kaysen, Richard (c)
----------------------------------------------------------------------------------------------------------------------------------
Kelly, Richard C. (a)         EVP,CFO,D    D,EVP         D,T          D
----------------------------------------------------------------------------------------------------------------------------------
King, Ross (a)                VP
----------------------------------------------------------------------------------------------------------------------------------
Krattenmaker, Kelly J. (g)
----------------------------------------------------------------------------------------------------------------------------------
Lewis, William E. (a)
----------------------------------------------------------------------------------------------------------------------------------
Madden, Teresa S. (a)         C,S          S             S
----------------------------------------------------------------------------------------------------------------------------------
McAfee, John (b)              VP
----------------------------------------------------------------------------------------------------------------------------------
McCullough, Mike (e)
----------------------------------------------------------------------------------------------------------------------------------
McNabb, Barbara (e)
----------------------------------------------------------------------------------------------------------------------------------
Miller, Monte L. (d)
----------------------------------------------------------------------------------------------------------------------------------
Mock, J. Howard
2906 Broadway, NE
Albuquerque, NM 87107         D
----------------------------------------------------------------------------------------------------------------------------------
Nelson, Paul A. (f)
----------------------------------------------------------------------------------------------------------------------------------
Nicholson, Will F.
918 17th Street, 3rd Floor
Denver, CO 80202              D
----------------------------------------------------------------------------------------------------------------------------------


Part 1. Names, Principal Business Addresses, and Positions Held as of December 31, 1997. (Continued)


                                   NCE      PSCO      1480  PSRI      Green &       SPS     CLF&P     WGI
                                                                      Clear Lake
-------------------------------------------------------------------------------------------------------------
Niehoff, Michael E.
550 15th Street, Suite 800
Denver, CO 80202
-------------------------------------------------------------------------------------------------------------
Peterson, Carol (a)                AS       AS                         AS                   AS        AS
-------------------------------------------------------------------------------------------------------------
Pilcher, Susan C. (f)
-------------------------------------------------------------------------------------------------------------
Pomeroy, William J. (c)                                                                     AS
-------------------------------------------------------------------------------------------------------------
Pope, Danny B. (e)
-------------------------------------------------------------------------------------------------------------
Powers. J. Michael
1003 East Lincoln Way
Cheyenne, WY 82001                 D
-------------------------------------------------------------------------------------------------------------
Pritchard, Michael D. (a)          AT       AT                                      AT
-------------------------------------------------------------------------------------------------------------
Pullum, Mary (b)                   AS                                               S
-------------------------------------------------------------------------------------------------------------
Read, Mark P. (c)                                                                           AS
-------------------------------------------------------------------------------------------------------------
Redd, Ershel, C. Jr
800 Gessner, Suite 1030
Houston, TX 77024
-------------------------------------------------------------------------------------------------------------
Ridings, Louis (d)
-------------------------------------------------------------------------------------------------------------
Rogers, Bob (d)
-------------------------------------------------------------------------------------------------------------
Slifer, Rodney E.
230 Bridge Street
Vail, CO 81657                     D
-------------------------------------------------------------------------------------------------------------
Smith, Albert A. (e)
-------------------------------------------------------------------------------------------------------------
Splawn, Gwen (e)
-------------------------------------------------------------------------------------------------------------
Steinhilper, James D. (a)          T        T                                      T        AT        AT
-------------------------------------------------------------------------------------------------------------
Stephens, W. Thomas
5910 S. University Blvd.
Suite C18-432
Littleton, CO 80121                D
-------------------------------------------------------------------------------------------------------------
Taylor, Marilyn (a)                                                    D                    D
-------------------------------------------------------------------------------------------------------------
Tointon, Robert G.
1 Greeley National Plaza
822 7th Street, Suite 700
Greeley, CO 80631                  D
-------------------------------------------------------------------------------------------------------------
Whitcomb, Stephen H. (a)                    AS       AS     AS                              AS
-------------------------------------------------------------------------------------------------------------
Whitney, Jon (f)
-------------------------------------------------------------------------------------------------------------
Wilks, David (b)                            D, EVP                                P,COO,D   D
-------------------------------------------------------------------------------------------------------------
Williams, Dale (d)
-------------------------------------------------------------------------------------------------------------
Williams, Jimmy D. (e)
-------------------------------------------------------------------------------------------------------------
Yeager, Robert W.
550 15th Street
Denver, CO 80202                                     D, VP
-------------------------------------------------------------------------------------------------------------


                               PSCCC    NCS    NC            NC        Quixx Corp    Quixx          Kes         Quixx      Quixx
                                               Enterprises   Cadence                 Jamaica Pwr    Montego     Jamaica    Carolina
-----------------------------------------------------------------------------------------------------------------------------------
Niehoff, Michael E.
550 15th Street, Suite 800
Denver, CO 80202
-----------------------------------------------------------------------------------------------------------------------------------
Peterson, Carol (a)                     AS     AS            AS
-----------------------------------------------------------------------------------------------------------------------------------
Pilcher, Susan C. (f)
-----------------------------------------------------------------------------------------------------------------------------------
Pomeroy, William J. (c)
-----------------------------------------------------------------------------------------------------------------------------------
Pope, Danny B. (e)
-----------------------------------------------------------------------------------------------------------------------------------
Powers. J. Michael
1003 East Lincolnway
Cheyenne, WY 82001
-----------------------------------------------------------------------------------------------------------------------------------
Pritchard, Michael D. (a)               AT
-----------------------------------------------------------------------------------------------------------------------------------
Pullum, Mary (b)                        AS                              S             AS            AS          AS          AS
-----------------------------------------------------------------------------------------------------------------------------------
Read, Mark P. (c)
-----------------------------------------------------------------------------------------------------------------------------------
Redd, Ershel, C. Jr
800 Gessner, Suite 1030
Houston, TX 77024
-----------------------------------------------------------------------------------------------------------------------------------
Ridings, Louis (d)                                                      P,CEO,COO,D   D,CB,P        P,CB,D      D,CB,P      CB,P,D
-----------------------------------------------------------------------------------------------------------------------------------
Rogers, Bob (d)
-----------------------------------------------------------------------------------------------------------------------------------
Slifer, Rodney E.
230 Bridge Street
Vail, CO 81657
-----------------------------------------------------------------------------------------------------------------------------------
Smith, Albert A. (e)
-----------------------------------------------------------------------------------------------------------------------------------
Splawn, Gwen (e)
-----------------------------------------------------------------------------------------------------------------------------------
Steinhilper, James D. (a)               T      T              AT
-----------------------------------------------------------------------------------------------------------------------------------
Stephens, W. Thomas
5910 S. University Blvd.
Suite C18-432
Littleton, CO 80121
-----------------------------------------------------------------------------------------------------------------------------------
Taylor Marilyn (a)                      VP
-----------------------------------------------------------------------------------------------------------------------------------
Tointon, Robert G.
1 Greeley National Plaza
822 7th Street, Suite 700
Greeley, CO 80631
-----------------------------------------------------------------------------------------------------------------------------------
Whitcomb, Stephen H. (a)       AS       AS
-----------------------------------------------------------------------------------------------------------------------------------
Whitney, Jon (f)
-----------------------------------------------------------------------------------------------------------------------------------
Wilks, David (b)                        EVP,D                 D,EVP     D
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Dale (d)                                                                                                          VP,D
-----------------------------------------------------------------------------------------------------------------------------------
Williams, Jimmy D. (e)
-----------------------------------------------------------------------------------------------------------------------------------
Yeager, Robert W.
550 15th Street
Denver, CO 80202
-----------------------------------------------------------------------------------------------------------------------------------

                                       13


Part 1. Names, Principal Business Addresses, and Positions Held as of December 31, 1997. (Continued)


---------------------------------------------------------------------------------------------------------------------------------
                                Quixx     Quixx    Quixx Pwr   Quixx                Quixx          Quixlin
---------------------------------------------------------------------------------------------------------------------------------
                                Mustang   WPP 94   Service     Resources            Borger Cogan   Corp        UE      UUS
---------------------------------------------------------------------------------------------------------------------------------
Arigoni, Susan (a)
---------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T. (e)                                                                                           VP,COO  D,CB,CEO
---------------------------------------------------------------------------------------------------------------------------------
Blanton, Peggy S. (e)                                                                                                  S
---------------------------------------------------------------------------------------------------------------------------------
Bloemen, Michael W. (f)
---------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J. (a)
---------------------------------------------------------------------------------------------------------------------------------
Brazille, Doris (e)
---------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H. (a)                                                                                         VC,D
---------------------------------------------------------------------------------------------------------------------------------
Bunch, Doyle (a)
---------------------------------------------------------------------------------------------------------------------------------
Burgess, C. Coney
1608 So. Polk
Amarillo, TX 79102
---------------------------------------------------------------------------------------------------------------------------------
Conklin, Danny H.
801 So. Fillmore, Suite 730
Amarillo, TX 79101
---------------------------------------------------------------------------------------------------------------------------------
Corbell, Royce (e)                                                                                                     D
---------------------------------------------------------------------------------------------------------------------------------
Dallinger, Curtis C. (f)
---------------------------------------------------------------------------------------------------------------------------------
Dickerson,Robert D. (d)         D,VP,S    S        S,T                              VP,S,D         D,VP,S
---------------------------------------------------------------------------------------------------------------------------------
Drake, George W. (g)
---------------------------------------------------------------------------------------------------------------------------------
Figoll, Darla (g)
---------------------------------------------------------------------------------------------------------------------------------
Forbess, Giles M.
Flint and Clovis Road
Lubbock, TX 79415
---------------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III (g)
---------------------------------------------------------------------------------------------------------------------------------
Gavito, K
---------------------------------------------------------------------------------------------------------------------------------
Gibson, Gary L. (b)
---------------------------------------------------------------------------------------------------------------------------------
Greer, Gayle L.
5680 Greenwood Plaza Blvd
Englewood, CO 80111
---------------------------------------------------------------------------------------------------------------------------------
Gonzales, J. Victor
550 15th Street
Denver, CO 80202
---------------------------------------------------------------------------------------------------------------------------------
Hamilton, Henry (b)                                D
---------------------------------------------------------------------------------------------------------------------------------
Helton, Bill D. (a)                                CB,D                                                        D,CB
---------------------------------------------------------------------------------------------------------------------------------
Hemminghaus, R.R.
6000 N. Loop 1604 W
San Antonio, TX 78249
---------------------------------------------------------------------------------------------------------------------------------
Henderson, Billy B. (e)                                                                                        VP,T,AS
---------------------------------------------------------------------------------------------------------------------------------
Hirschfeld, A. Barry
5200 Smith Road
Denver, CO 80216
---------------------------------------------------------------------------------------------------------------------------------
Jackson, Brian P. (a)
---------------------------------------------------------------------------------------------------------------------------------
Jennings, Jimmy (d)             D,T,AS    D,T,AS   T,AS        CB,P,CEO,D,VP,COO    D,T,AS         T,AS
---------------------------------------------------------------------------------------------------------------------------------
Kaysen, Richard (c)
---------------------------------------------------------------------------------------------------------------------------------
Kelly, Richard C. (a)                                                                                          D
---------------------------------------------------------------------------------------------------------------------------------
King, Ross (a)
---------------------------------------------------------------------------------------------------------------------------------
Krattenmaker, Kelly J. (g)
---------------------------------------------------------------------------------------------------------------------------------
Lewis, William E. (a)
---------------------------------------------------------------------------------------------------------------------------------
Madden, Teresa S. (a)
---------------------------------------------------------------------------------------------------------------------------------
McAfee, John (b)
---------------------------------------------------------------------------------------------------------------------------------
McCullough,Mike (e)                                                                                                    D
---------------------------------------------------------------------------------------------------------------------------------
McNabb, Barbara (e)
---------------------------------------------------------------------------------------------------------------------------------
Miller, Monte L. (d)                                           D,S,T
---------------------------------------------------------------------------------------------------------------------------------
Mock, J. Howard
2906 Broadway, NE
Albuquerque, NM 87107                                                                                          D
---------------------------------------------------------------------------------------------------------------------------------
Nelson, Paul A. (f)
---------------------------------------------------------------------------------------------------------------------------------
Nicholson, Will F.
918 17th Street, 3rd Floor
Denver, CO 80202
---------------------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------
                                  Precision    Natural                     Young Gas    Texas-        Texas-        e prime
-----------------------------------------------------------------------------------------------------------------------------
                                  Resource     Fuels     NCI  e prime      Storage      Ohio Gas      Ohio Pipe     operating
-----------------------------------------------------------------------------------------------------------------------------
Arigoni, Susan (a)
-----------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T. (e)
-----------------------------------------------------------------------------------------------------------------------------
Blanton, Peggy S. (e)
-----------------------------------------------------------------------------------------------------------------------------
Bloemen, Michael W. (f)                        VP
-----------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J. (a)
-----------------------------------------------------------------------------------------------------------------------------
Brazille, Doris (e)               D
-----------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H. (a)                         D         D    D,VC         CB,D
-----------------------------------------------------------------------------------------------------------------------------
Bunch, Doyle (a)                                              D
-----------------------------------------------------------------------------------------------------------------------------
Burgess, C. Coney
1608 So. Polk
Amarillo, TX 79102
-----------------------------------------------------------------------------------------------------------------------------
Conklin, Danny H.
801 So. Fillmore, Suite 730
Amarillo, TX 79101
-----------------------------------------------------------------------------------------------------------------------------
Corbell, Royce (e)
-----------------------------------------------------------------------------------------------------------------------------
Dallinger, Curtis C. (f)                       P
-----------------------------------------------------------------------------------------------------------------------------
Dickerson,Robert D. (d) S
-----------------------------------------------------------------------------------------------------------------------------
Drake, George W. (g)                                          VP
-----------------------------------------------------------------------------------------------------------------------------
Figoll, Darla (g)                                                                       T             T
-----------------------------------------------------------------------------------------------------------------------------
Forbess, Giles M.
Flint and Clovis Road
Lubbock, TX 79415
-----------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III (g)                                         VP
-----------------------------------------------------------------------------------------------------------------------------
Gavito, K
-----------------------------------------------------------------------------------------------------------------------------
Gibson, Gary L. (b)
-----------------------------------------------------------------------------------------------------------------------------
Greer, Gayle L.
5680 Greenwood Plaza Blvd
Englewood, CO 80111
-----------------------------------------------------------------------------------------------------------------------------
Gonzales, J. Victor
550 15th Street
Denver, CO 80202
-----------------------------------------------------------------------------------------------------------------------------
Hamilton, Henry (b)
-----------------------------------------------------------------------------------------------------------------------------
Helton, Bill D. (a)                            D              CB,D
-----------------------------------------------------------------------------------------------------------------------------
Hemminghaus, R.R.
6000 N. Loop 1604 W
San Antonio, TX 78249
-----------------------------------------------------------------------------------------------------------------------------
Henderson, Billy B. (e)
-----------------------------------------------------------------------------------------------------------------------------
Hirschfeld, A. Barry
5200 Smith Road
Denver, CO 80216
-----------------------------------------------------------------------------------------------------------------------------
Jackson, Brian P. (a)
-----------------------------------------------------------------------------------------------------------------------------
Jennings, Jimmy (d)
-----------------------------------------------------------------------------------------------------------------------------
Kaysen, Richard (c)
-----------------------------------------------------------------------------------------------------------------------------
Kelly, Richard C. (a)                          D         D,S  CEO,P,D      D,VP,T       D,CB          CB,D          D
-----------------------------------------------------------------------------------------------------------------------------
King, Ross (a)
-----------------------------------------------------------------------------------------------------------------------------
Krattenmaker, Kelly J. (g)                                    COO,EVP      VP           CEO,VC,D      CEO,D,VC      VP,S,D
-----------------------------------------------------------------------------------------------------------------------------
Lewis, William E. (a)
-----------------------------------------------------------------------------------------------------------------------------
Madden, Teresa S. (a)                                         S                         S             S
-----------------------------------------------------------------------------------------------------------------------------
McAfee, John (b)
-----------------------------------------------------------------------------------------------------------------------------
McCullough,Mike (e)
-----------------------------------------------------------------------------------------------------------------------------
McNabb, Barbara (e)               S
-----------------------------------------------------------------------------------------------------------------------------
Miller, Monte L. (d)
-----------------------------------------------------------------------------------------------------------------------------
Mock, J. Howard
2906 Broadway, NE
Albuquerque, NM 87107
-----------------------------------------------------------------------------------------------------------------------------
Nelson, Paul A. (f)                           VP,S
-----------------------------------------------------------------------------------------------------------------------------
Nicholson, Will F.
918 17th Street, 3rd Floor
Denver, CO 80202
-----------------------------------------------------------------------------------------------------------------------------


Part 1. Names, Principal Business Addresses, and Positions Held as of December 31,1997. (Continued)

----------------------------------------------------------------------------------------------------------------------------------
                               Quixx       Quixx     Quixx Pwr    Quixx        Quixx          Quixlin    UE       UUS
----------------------------------------------------------------------------------------------------------------------------------
                               Mustang     WPP 94    Service      Resources    Borger Cogen   Corp
----------------------------------------------------------------------------------------------------------------------------------
Niehoff, Michael E.
550 15th Street, Suite 800
Denver, CO 80202                                                                                         VP
----------------------------------------------------------------------------------------------------------------------------------
Peterson, Carol (a)
----------------------------------------------------------------------------------------------------------------------------------
Pilcher, Susan C. (f)
----------------------------------------------------------------------------------------------------------------------------------
Pomeroy, William J. (c)
----------------------------------------------------------------------------------------------------------------------------------
Pope, Danny B. (e)                                                                                                P,COO
----------------------------------------------------------------------------------------------------------------------------------
Powers, J. Michael
1003 East Lincolnway
Cheyenne, WY 82001
----------------------------------------------------------------------------------------------------------------------------------
Pritchard, Michael D. (a)
----------------------------------------------------------------------------------------------------------------------------------
Pullum, Mary (b)               AS          AS        AS                        AS             AS         S
----------------------------------------------------------------------------------------------------------------------------------
Read, Mark P. (c)
----------------------------------------------------------------------------------------------------------------------------------
Redd, Ershel, C. Jr
800 Gessner, Suite 1030
Houston, TX 77024
----------------------------------------------------------------------------------------------------------------------------------
Ridings, Louis (d)              D,CB,P     D,CB,P    P,CEO,D                   CB,P           D,CB,P
----------------------------------------------------------------------------------------------------------------------------------
Rogers, Bob (d)                            D,VP                                               D,VP,AS
----------------------------------------------------------------------------------------------------------------------------------
Slifer, Rodney E.
230 Bridge Street
Vail, CO 81657
----------------------------------------------------------------------------------------------------------------------------------
Smith, Albert A. (e)                                                                                     P,CEO,D
----------------------------------------------------------------------------------------------------------------------------------
Splawn, Gwen (e)
----------------------------------------------------------------------------------------------------------------------------------
Steinhilper, James D. (a)
----------------------------------------------------------------------------------------------------------------------------------
Stephens, W. Thomas
5910 S. University Blvd.
Suite C18-432
Littleton, CO 80121
----------------------------------------------------------------------------------------------------------------------------------
Taylor Marilyn (a)
----------------------------------------------------------------------------------------------------------------------------------
Tointon, Robert G.
1 Greeley National Plaza
822 7th Street, Suite 700
Greeley, CO 80631
----------------------------------------------------------------------------------------------------------------------------------
Whitcomb,Stephen H. (a)
----------------------------------------------------------------------------------------------------------------------------------
Whitney, Jon (f)
----------------------------------------------------------------------------------------------------------------------------------
Wilks, David (b)                                     D                                                   D
----------------------------------------------------------------------------------------------------------------------------------
Williams, Dale (d)                                   VP,COO
----------------------------------------------------------------------------------------------------------------------------------
Williams, Jimmy D. (e)                                                                                   VP
----------------------------------------------------------------------------------------------------------------------------------
Yeager, Robert W.
550 15th Street
Denver, CO 80202
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                               Precision      Natural    NCI      e prime    Young Gas    Texas-     Texas-       e prime
----------------------------------------------------------------------------------------------------------------------------------
                               Resource       Fuels                          Storage      Ohio Gas   Ohio Pipe    operating
----------------------------------------------------------------------------------------------------------------------------------
Niehoff, Michael E.
550 15th Street, Suite 800
Denver, CO 80202
----------------------------------------------------------------------------------------------------------------------------------
Peterson, Carol (a)                           AS                  AS                      AS         AS
----------------------------------------------------------------------------------------------------------------------------------
Pilcher, Susan C. (f)                         VP,T
----------------------------------------------------------------------------------------------------------------------------------
Pomeroy, William J. (c)
----------------------------------------------------------------------------------------------------------------------------------
Pope, Danny B. (e)
----------------------------------------------------------------------------------------------------------------------------------
Powers, J. Michael
1003 East Lincolnway
Cheyenne, WY 82001
----------------------------------------------------------------------------------------------------------------------------------
Pritchard, Michael D. (a)
----------------------------------------------------------------------------------------------------------------------------------
Pullum, Mary (b)
----------------------------------------------------------------------------------------------------------------------------------
Read, Mark P. ( c )
----------------------------------------------------------------------------------------------------------------------------------
Redd, Ershel, C. Jr
800 Gessner, Suite 1030
Houston, TX 77024                                                                         P,COO,D    P,COO,D
----------------------------------------------------------------------------------------------------------------------------------
Ridings, Louis (d)
----------------------------------------------------------------------------------------------------------------------------------
Rogers, Bob (d)
----------------------------------------------------------------------------------------------------------------------------------
Slifer, Rodney E.
230 Bridge Street
Vail, CO 81657
----------------------------------------------------------------------------------------------------------------------------------
Smith, Albert A. (e)           D,CB,CEO
----------------------------------------------------------------------------------------------------------------------------------
Splawn, Gwen (e)               P,COO
----------------------------------------------------------------------------------------------------------------------------------
Steinhilper, James D. (a)                                         T
----------------------------------------------------------------------------------------------------------------------------------
Stephens, W. Thomas
5910 S. University Blvd.
Suite C18-432
Littleton, CO 80121
----------------------------------------------------------------------------------------------------------------------------------
Taylor Marilyn (a)
----------------------------------------------------------------------------------------------------------------------------------
Tointon, Robert G.
1 Greeley National Plaza
822 7th Street, Suite 700
Greeley, CO 80631
----------------------------------------------------------------------------------------------------------------------------------
Whitcomb,Stephen H. (a)                                           AS
----------------------------------------------------------------------------------------------------------------------------------
Whitney, Jon (f)                              VC
----------------------------------------------------------------------------------------------------------------------------------
Wilks, David (b)                                                             D
----------------------------------------------------------------------------------------------------------------------------------
Williams, Dale (d)
----------------------------------------------------------------------------------------------------------------------------------
Williams, Jimmy D. (e)         D
----------------------------------------------------------------------------------------------------------------------------------
Yeager, Robert W.
550 15th Street
Denver, CO 80202
----------------------------------------------------------------------------------------------------------------------------------

                                       15

PART II.  FINANCIAL CONNECTIONS


                                                   As of December 31, 1997

                                 Name and Location                                       Position                   Applicable
Name of Officer                         of                                           Held in Financial              Exemption
  or Director                  Financial Institution                                    Institution                    Rule
      (1)                               (2)                                                 (3)                        (4)
------------------------------------------------------------------------------------------------------------------------------
C. Coney Burgess               Herring Bancorp, Inc., Vernon, TX                         Director                   70 (a)
                               Herring National Bank, Clarendon, TX                      Director
                               Herring National Bank, Vernon, TX                         Director

Danny H. Conklin               First National Bank of Amarillo
                               Amarillo, TX                                              Director                   70 (a)

Giles M. Forbess               State National Bank of West Texas
                               Lubbock, TX                                               Director                   70 (a)

J. Howard Mock                 Norwest Banks New Mexico
                               Albuquerque, NM                                       Advisory Director              70 (a)

Rodney E. Slifer               Alpine Banks of Colorado                                  Director                   70 (a)

W. Thomas Stephens             Putnum Securities                                         Director                   70 (b)


PART III. (a) EXECUTIVE COMPENSATION AND (e) PARTICIPATION IN BONUS AND
              PROFIT-SHARING ARRANGEMENTS AND OTHER BENEFITS

     Information for items: (a) the compensation of directors and executive officers of the system companies and (e) their participation in bonus and profit-sharing arrangements and other benefits is contained under COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS in the NCE 1998 Proxy Statement (pages 8-20), which is incorporated herein by reference, and includes the executive compensation information for Messrs. Helton, Brunetti, Kelly, Wilks and Bunch. Executive compensation information for Mr. Hamilton is contained in Item 11. of the PSCo 1997 Form 10-K (pages 124-130), which is incorporated herein by reference. Executive compensation information for all other executive officers and directors of system companies is presented herein. See Item 6. Part I "Names, Addresses, Positions Held", above for the information on the principal positions of the system companies executive officers ("Executive Officers").

     As shown in Item 6. Part I, most of the Executive Officers are employed by several NCE companies. Because it would be impracticable to allocate such officers' salaries among the various companies, the following tables set forth information concerning the total compensation paid or awarded in 1997.


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                  SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                           ANNUAL COMPENSATION                    LONG-TERM COMPENSATION(c)           ALL OTHER
       NAME                                                                                                            COMPEN-
                                                                                                                       SATION
                                                                                                                      ($) (d)(e)
                                    ----------------------------------------------------------------------------
                          YEAR                                                       AWARDS              PAYOUTS
                                                                            ------------------------------------
                                    SALARY      BONUS ($)       OTHER       RESTRICT      SECURITIES      LTIP
                                     ($)           (a)         ANNUAL         -ED         UNDERLYING     PAYOUTS
                                                               COMPEN        STOCK         OPTIONS/        ($)
                                                               -SATION       AWARDS       SAR'S (#)
                                                               ($) (b)        ($)
--------------------------------------------------------------------------------------------------------------------------------
Paul J. Bonavia           1997         0           0              0                0          88,000        0            20,000
--------------------------------------------------------------------------------------------------------------------------------
Gary L. Gibson            1997       127,917     26,943         53,734             0          24,000        0             8,369
--------------------------------------------------------------------------------------------------------------------------------
Brian P. Jackson          1997         9,584       0              0                0          75,000        0            30,000
--------------------------------------------------------------------------------------------------------------------------------
Ross C. King              1997       155,932     23,040          3,750             0          33,000       43,145         9,951
--------------------------------------------------------------------------------------------------------------------------------
Teresa S. Madden          1997       106,257      8,365          3,000             0          26,000        0             5,377
--------------------------------------------------------------------------------------------------------------------------------
John McAfee               1997       146,458     24,887         13,735             0          30,000        0             6,141
--------------------------------------------------------------------------------------------------------------------------------
James D. Steinhilper      1997       113,495      8,793         57,000             0          26,000        0             2,914
--------------------------------------------------------------------------------------------------------------------------------
Marilyn E. Taylor         1997       149,380     21,874          4,232             0          32,900       48,073        10,063
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(a) The amounts shown in the "Bonus" column are related to payments made by PSCo or SPS in connection with the Merger. The amounts paid to Messrs. Gibson, McAfee and Steinhilper were based on the average of their two highest bonuses paid by SPS in fiscal years 1993, 1994 and 1995, in accordance with their employment agreements. The amounts paid to Mr. King and Ms. Taylor represent 7/12 of the target award earned under the PSCo Omnibus Incentive Plan which were paid in accordance with their Change in Control agreements.

(b) The amounts shown in this column include relocation benefits of $54,000 for Mr. Steinhilper and the reimbursement of certain taxes related to the exercise of SPS stock options of $47,877, and $6,075 for Messrs. Gibson and McAfee, respectively. Also, the amounts shown in this column for Messrs. Gibson, King, McAfee, Steinhilper, Ms. Madden and Ms. Taylor include flexible perquisite or automobile allowance benefits of $5,857, $3,750, $7,660, $3,000, $3,000 and $4,232, respectively.

(c) There were no restricted stock awards granted in 1997 and no Executive Officer held any restricted stock at December 31, 1997. In accordance with the terms of the PSCo Omnibus Incentive Plan, Mr. King and Ms. Taylor received certain stock option awards (3,000 and 2,900 options, respectively) and dividend equivalents payments ($43,145 and $48,073, respectively) which vested in connection with the Merger.

(d) The amounts represented in the "All Other Compensation" column reflect the total of matching contributions made under the PSCo and SPS employee savings plans, the PSCo and SPS non-qualified savings plans (the "Executive Savings Plan" and the "Non-Qualified Salary Deferral Plan", respectively) and insurance premiums paid by PSCo and SPS. These amounts are summarized below:


-------------------------------------------------------------------------------------------------
        Name                 Contributions to         Contributions to the Non-       Insurance
                           Employee Savings Plan       Qualified Savings Plans       Premiums ($)
                                    ($)                          ($)
-------------------------------------------------------------------------------------------------
Paul J. Bonavia                                0                         20,000           0
-------------------------------------------------------------------------------------------------
Gary L. Gibson                             5,296                          2,875           198
-------------------------------------------------------------------------------------------------
Brian P. Jackson                               0                         30,000           0
-------------------------------------------------------------------------------------------------
Ross C. King                               7,150                          1,001         1,800
-------------------------------------------------------------------------------------------------
Teresa S. Madden                           4,848                              0           529
-------------------------------------------------------------------------------------------------
John McAfee                                4,565                          1,481            95
-------------------------------------------------------------------------------------------------
James D. Steinhilper                       2,914                              0             0
-------------------------------------------------------------------------------------------------
Marilyn E. Taylor                          6,991                            719         2,353
-------------------------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
        NAME                                               INDIVIDUAL GRANTS
                           --------------------------------------------------------------------------------
                           NUMBER OF
                           SECURITIES
                           UNDERLYING       % OF TOTAL
                            OPTIONS/       OPTIONS/SARS        EXERCISE
                              SARS          GRANTED TO         OR BASE                         GRANT DATE
                            GRANTED        EMPLOYEES IN         PRICE         EXPIRATION      PRESENT VALUE
                             (#)(a)        FISCAL YEAR(b)      ($/SHARE)         DATE            ($)(c)
-----------------------------------------------------------------------------------------------------------
Paul J. Bonavia                88,000               5.21%         46.750        12/14/07        433,840
-----------------------------------------------------------------------------------------------------------
Gary L. Gibson                 24,000               1.48%         41.625          8/3/07         85,440
-----------------------------------------------------------------------------------------------------------
Brian P. Jackson               75,000               4.61%         45.000        11/30/07        340,500
-----------------------------------------------------------------------------------------------------------
Ross C. King                   30,000               1.85%         41.625          8/3/07        106,800
                                3,000               4.83%         39.000         2/18/07         12,780
-----------------------------------------------------------------------------------------------------------
Teresa S. Madden               26,000               1.54%         41.625          8/3/07         92,560
-----------------------------------------------------------------------------------------------------------
John McAfee                    30,000               1.85%         41.625          8/3/07        106,800
-----------------------------------------------------------------------------------------------------------
James D. Steinhilper           26,000               1.60%         41.625          8/3/07         92,560
-----------------------------------------------------------------------------------------------------------
Marilyn E. Taylor              30,000               1.85%         41.625          8/3/07        106,800
                                2,900               4.67%         39.000         2/18/07         12,354
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


(a) The options with an exercise price of $39.00 were grants of PSCo common stock granted by the Compensation Committee of the PSCo Board on February 18, 1997. The options were intended to vest and be exercisable only to the extent of 33 1/3% on the first anniversary date of the grant and to the same extent on the second anniversary and third anniversary. All rights to exercise were intended to be cumulative to the extent not exercised. All options expire
10 years from the date of grant. Effective August 1, 1997, with the completion of the Merger, all PSCo options converted to NCE options based on the one for one conversion ratio used in the Merger and were immediately vested and exercisable with the $39.00 price and 10 year term carried forward. The
$39.00 exercise price equals the Fair Market Value of PSCo Common Stock on February 18, 1997.

          The options with an exercise price of $41.625 were granted by the NCE Compensation Committee with an exercise price equal to the opening trade price on the New York Stock Exchange (NYSE) of NCE Common Stock on August 4, 1997 and the options granted to Mr. Jackson and Mr. Bonavia were approved in connection with their employment. The options vest and may be fully exercisable on the first anniversary date of the grant. All options expire 10 years from the date of the grant.

(b) % of Total Options/SARs Granted to Employees in Fiscal Year apply to shares of PSCo common stock granted prior to the completion of the Merger with respect to all $39.00 options and to shares of NCE Common Stock granted following the completion of the Merger with respect to the $41.625, the $45.00 and the $46.75 options.

(c) The values in the column are estimates based upon option values of $4.26 for the $39.00 options, $3.56 for the $41.625 options, $4.54 for the $45.00 options and $4.93 for the $46.75 options. These amounts represent a theoretical present value based on the Black-Scholes Option Pricing Model and assumptions for option life, risk-free interest rate, stock volatility and dividend yield. Executives may not sell or assign these options, which have value only to the extent of the future stock price appreciation. These amounts or any of the assumptions should not be used to predict future performance of the stock price or dividends.

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                   AND FY-END OPTION/SAR VALUES
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                      NUMBER OF SECURITIES         VALUE OF
                                                                                           UNDERLYING            UNEXERCISED
                                                                                          UNEXERCISED            IN-THE-MONEY
                                                                                        OPTIONS/SARS AT        OPTIONS/SARS AT
                                                                                           FY-END (#)           FY-END ($) (a)
                                                                                     ---------------------------------------------
                  NAME                    SHARES ACQUIRED       VALUE REALIZED            EXERCISABLE/           EXERCISABLE/
                                          ON EXERCISE (#)            ($)                 UNEXERCISABLE          UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------------------------
 Paul J. Bonavia                                      0                     0                      0/                    0/
                                                                                               88,000               104,500
----------------------------------------------------------------------------------------------------------------------------------
 Gary L. Gibson                                     288                 2,431                     86/                1,333/
                                                                                               25,496               174,693
----------------------------------------------------------------------------------------------------------------------------------
 Brian P. Jackson                                     0                     0                      0/                    0/
                                                                                               75,000               220,313
----------------------------------------------------------------------------------------------------------------------------------
 Ross C. King                                     2,400                25,200                  9,817/              131,582/
                                                  2,400                23,100                  30,000               189,375
                                                  1,033                 8,651



----------------------------------------------------------------------------------------------------------------------------------
 Teresa S. Madden                                     0                     0                  2,550/               42,572/
                                                                                               26,000               164,125
----------------------------------------------------------------------------------------------------------------------------------
 John McAfee                                        269                 2,271                     38/                  589/
                                                                                               31,228               208,413
----------------------------------------------------------------------------------------------------------------------------------
 James D. Steinhilper                                 0                     0                      0/                    0/
                                                                                               26,000               164,125
----------------------------------------------------------------------------------------------------------------------------------
 Marilyn E. Taylor                                    0                     0                 14,450/              214,360/
                                                                                               30,000               189,375
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------


(a) Option values were calculated based on a $47.9375 closing price of NCE Common Stock, as listed on the NYSE at December 31, 1997.


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                        LONG-TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                  NAME                     NUMBER OF      PERFORMANCE OR            ESTIMATED FUTURE PAYOUTS UNDER NON-STOCK
                                            SHARES,        OTHER PERIOD                          PRICE-BASED PLANS
                                            UNITS OR     UNTIL MATURATION
                                             OTHER          OR PAYOUT
                                             RIGHTS
                                             (a)(#)
                                                                               ---------------------------------------------------
                                                                                THRESHOLD             TARGET             MAXIMUM
                                                                                 ($ OR #)            ($ OR #)            ($ OR #)
----------------------------------------------------------------------------------------------------------------------------------
 Paul J. Bonavia                               N/A              N/A                  -                    -                   -
----------------------------------------------------------------------------------------------------------------------------------
 Gary L. Gibson                                N/A              N/A                  -                    -                   -
----------------------------------------------------------------------------------------------------------------------------------
 Brian P. Jackson                              N/A              N/A                  -                    -                   -
----------------------------------------------------------------------------------------------------------------------------------
 Ross C. King                                6,400       1/1/97 thru 12/31/99                         13,440
----------------------------------------------------------------------------------------------------------------------------------
 Teresa S. Madden                              N/A              N/A                  -                    -                   -
----------------------------------------------------------------------------------------------------------------------------------
 John McAfee                                   N/A              N/A                  -                    -                   -
----------------------------------------------------------------------------------------------------------------------------------
 James D. Steinhilper                          N/A              N/A                  -                    -                   -
----------------------------------------------------------------------------------------------------------------------------------
 Marilyn E. Taylor                           6,917       1/1/97 thru 12/31/99                         14,526
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

(a) Dividend equivalents are granted under the PSCo Omnibus Incentive Plan. Dividend equivalents entitle the recipient to a cash amount equal to the average of the dividends paid over the performance cycle at the then current dividend rate multiplied by the number of units granted. Dividend equivalents are earned, if at all, at the end of a three-year performance period depending upon the achievement of Earnings Per Share goals over the performance period. The Target represents the amount to be awarded if 100% of the goal is achieved. Threshold represents the amount to be awarded if 90% of the goal is achieved, and Maximum represents the amount to be awarded if 110% of the goal is achieved. Additional dividend equivalents may be granted each year by the Compensation Committee. In accordance with the terms of the PSCo Omnibus Incentive Plan, dividend equivalents for all open performance periods vested at the target level immediately upon the effective date of the Merger and, accordingly, Threshold and Maximum award amounts for 1997 were not established.

     The following table shows estimated aggregate pension benefits payable to a covered participant from the qualified defined benefit plans maintained by NCE and its subsidiaries and the NCE Supplemental Executive Retirement Plan (the "SERP").

     ----------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------
                                                  PENSION PLAN TABLE
     ----------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------
             REMUNERATION                                       YEARS OF SERVICE
                                                  15                  20               25 OR MORE YEARS
     ----------------------------------------------------------------------------------------------------
                 $150,000                  $  61,875               $  82,500               $  82,500
                  175,000                     72,188                  96,250                  96,250
                  200,000                     82,500                 110,000                 110,000
                  225,000                     92,813                 123,750                 123,750
                  250,000                    103,125                 137,500                 137,500
                  300,000                    123,750                 165,000                 165,000
                  350,000                    144,375                 192,500                 192,500
                  400,000                    165,000                 220,000                 220,000
                  450,000                    185,625                 247,500                 247,500
                  500,000                    206,250                 275,000                 275,000
                  600,000                    247,500                 330,000                 330,000
                  700,000                    288,750                 385,000                 385,000
     ----------------------------------------------------------------------------------------------------
     ----------------------------------------------------------------------------------------------------

     The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate SERP benefits is base salary plus short-term incentive. Such covered compensation is reflected in the Salary and Bonus columns of the Summary Compensation Table for 1997.

PART III (b) SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

     Executive officers' and directors' interest in system companies, including options or other rights to acquire securities is contained under Security Ownership of Management and Directors in the NCE 1998 Proxy Statement (pages 6-7), which is incorporated herein by reference.

PART III (c) CONTRACTS AND TRANSACTIONS WITH THE SYSTEM COMPANIES

     None. See Certain Relationships and Related Transactions contained in the NCE 1998 Proxy Statement (page 21), which is incorporated herein by reference.

PART III (d) INDEBTEDNESS TO SYSTEM COMPANIES

     None.

PART III (f) RIGHTS TO INDEMNITY

     The Restated Certificate of Incorporation of NCE provides that the Corporation shall indemnify its directors and officers to the fullest extent authorized by the General Corporation Laws of the State of Delaware, as amended from time to time. The Restated Certificate of Incorporation provides that NCE may maintain insurance (at NCE's expense), to protect directors and officers against such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Laws of the State of Delaware.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

Information required for the period August 1, 1997 through December 31, 1997 is as follows:

(1) NCE and its subsidiaries have established political action committees and have incurred, in connection with the provisions of the Federal Election Campaign Act, certain costs for the administration of such committees.

(2) Expenditures, disbursements, or payments for the account of any citizens group or public relations counsel for 1997 are summarized below. Where applicable, amounts have been aggregated.


Name of            Name or Number
Company           of Beneficiaries                               Purpose(s)                  ACCOUNT(S) CHARGED          AMOUNT
----------     ----------------------                          --------------              ----------------------     -------------
PSCO           United Way                                      Civic Activity              Donations                  $     313,519

               Edison Electric Institute                       Research                    Donations                         91,244

               Denver Regional Council                         Civic Activity              Donations                         18,000

               Denver Botanical Garden                         Civic Activity              Donations                         15,000

               Denver Zoological Foundation                    Civic Activity              Donations                         17,062

               Colorado State University                       Civic Activity              Donations                         10,000

               Webb for Mayor                                  Political Activity          Donations                          1,000

               Miscellaneous - 195 Items less than $10,000     Community Welfare,
                                                               Education, Research
                                                               & Education, and
                                                               Civic Activity              Donations                        151,388
                                                                                                                      -------------

               Total                                                                                                  $     617,213
                                                                                                                      -------------
                                                                                                                      -------------

SPS            Miscellaneous - 22 Items less than $10,000      Community Welfare,
                                                               Education, Research
                                                               & Education, and
                                                               Civic Activity              Donations                  $     151,388
                                                                                                                      -------------
                                                                                                                      -------------

CLF&P          Miscellaneous - 32 Items less than $10,000      Community Welfare,
                                                               Education, and
                                                               Civic Activity              Donations                  $       4,016
                                                                                                                      -------------
                                                                                                                      -------------


ITEM 8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Contracts for services, including engineering or construction services, or goods supplied or sold between system companies are as follows:


                     Company               Company          Compensation                                  In Effect on
Nature of           Performing            Receiving        8/1/97-12/31/97                                December 31st
Transactions         Service               Service         (in thousands)       Date of Contract           (Yes or No)
------------         -------               -------         --------------       ----------------          -------------
Engineering             UE                  PSCo               $13,934          Aug. - Dec. 1997              Yes
Consulting Svcs

Engineering             UE                  Quixx Corp           7,378          Aug. - Dec. 1997              Yes
Consulting Svcs

Engineering             UE                  SPS                  1,834          Aug. - Dec. 1997              Yes
Consulting Svcs

Engineering             UE                  PSCo- Hayden         5,139          Aug. - Dec. 1997              Yes
Consulting Svcs

Engineering             UE                  NCI                    147          Dec. 1997                     Yes
Consulting Svcs

Engineering             UE                  e prime                141          Aug. - Dec. 1997              Yes
Consulting Svcs

Natural Gas Vehicle     Natural Fuels       PSCo                   208          June 1, 1992                  Yes
Support

Natural Gas of Resale   Natural Fuels       e prime                105          March 1, 1997                 Yes
at Fueling Stations

Vehicle Conversions,    Natural Fuels       PSCo                    62          November 14, 1996             New agreement signed
Maintenance & Repair                                                                                          for 1998

General Services        Natural Fuels       PSCo                   137          August 27, 1990               Yes

Fueling Station         Natural Fuels       PSCo                    69          Various Dates in              New agreement s
Parts, Equipment &                                                              1996 & 1997                   signed for 1998
Maintenance

Electric & Gas          PSCo                CLF&P                  111          Aug - Dec. 1997                Yes
Operations &
Maintenance


Part II. Contracts to purchase services or goods between any system company
(1) any affiliate company (other than a system company) or (2) any other company in which any officer or director of the system company receiving service under the contract, is a partner or owns 5 percent or more of any class of equity securities. NONE

Part III. Employment of any other person, by any system company, for the performance on a continuing basis, of management, supervisory or financial advisory services. NONE

ITEM 9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

(a) Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

           Jamaica Project: Quixx, 500 So. Taylor, Amarillo, TX 79101, indirectly through subsidiaries owns a 42.3 MW oil-fired combustion turbine generating plant located in Montego Bay, Jamaica, W.I. (the "Jamaica Project"), which is an EWG. The Jamaica Project is directly held by KES Jamaica, L.P. ("KES Jamaica"). Quixx Jamaica, Inc., which is wholly-owned by Quixx, owns a 99% limited partnership interest in KES Jamaica. KES Montego, Inc., which is wholly-owned by Quixx, owns the remaining 1% general partnership interest in KES Jamaica.

(b). State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or foreign utility company by the registered holding company. Identify any transfers of assets from any system company (other than an exempt wholesale generator or foreign utility company) to an affiliate exempt wholesale generator or foreign utility company. State the market value at the time of transfer, the book value and the sale price of the transferred asset.

           Jamaica Project: Quixx acquired its interest in the Jamaica Project prior to the consummation of the merger of PSCo and SPS into NCE. Therefore, NCE has not made either a direct or indirect investment in the Quixx Jamaica Project. Moreover, in connection with the Jamaica Project, there are no debt or other financial obligations for which there is recourse to NCE, nor has NCE made any direct or indirect guarantees in support of the project. There have been no asset transfers from any system company in connections with the Jamaica Project during the reporting period.

(c) State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

           Jamaica Project: KES Jamaica has approximately $1.9 million of common equity and no outstanding debt as of December 31, 1997. KES Jamaica's net income for the year ended December 31, 1997 was approximately $904,000.

(d) Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

           Quixx has entered into service agreements on behalf of themselves and their subsidiaries with NCS.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS - INDEX


DESCRIPTION
-----------
Consent of Independent Public Accountants

Consolidating Statement of Income of New Century Energies, Inc.
      and subsidiaries for 1997
Consolidating Statement of Retained Earnings of New Century Energies, Inc.
      and subsidiaries for 1997
Consolidating Statement of Cash Flows of New Century Energies, Inc.
      and subsidiaries for 1997
Consolidating Balance Sheets of New Century Energies, Inc. and subsidiaries at December 31, 1997


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U5S of New Century Energies, Inc. for the year ended December 31, 1997, filed pursuant to the Public Utility Holding Company Act of 1935, of our reports dated February 13, 1998, covering the consolidated financial statements of New Century Energies, Inc. and subsidiaries, Public Service Company of Colorado and subsidiaries and Southwestern Public Service Company included in the New Century Energies, Inc. combined Annual Report on Form 10-K for the year ended December 31, 1997. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1997, or performed any audit procedures subsequent to the date of our report.

                                           ARTHUR ANDERSEN LLP



Denver, Colorado
April 30, 1998

                 NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENTS OF INCOME
                        YEAR ENDED DECEMBER 31, 1997
                (THOUSANDS OF DOLLARS EXCEPT PER SHARE DATA)


                                                                                                      Southwestern
                                                                New Century       Public Service     Public Service
                                                               Energies, Inc.   Company of Colorado     Company       New Century
                                                             (holding company)    (consolidated)     (consolidated)  Services, Inc.
                                                             -----------------  -------------------  --------------  --------------
Operating revenues:
    Electric                                                                          1,485,196           960,355
    Gas                                                                                 733,091
    Other                                                                                11,356            18,928         150,078
                                                                  ----------          ----------          --------        --------
                                                                          -           2,229,643           979,283         150,078

Operating expenses:
    Fuel used in generation                                                             198,706           473,099
    Purchased power                                                                     493,902            14,501
    Cost of gas sold                                                                    467,745
    Other operating and maintenance expenses                          1,302             391,177           166,761         146,970
    Depreciation and amortization                                                       168,451            70,331
    Taxes (other than income taxes)                                      78              81,496            46,515           2,241
                                                                  ----------          ----------          --------        --------
                                                                      1,380           1,801,477           771,207         149,211
                                                                  ----------          ----------          --------        --------
Operating income                                                     (1,380)            428,166           208,076             867

Other income and deductions:
    Merger expenses                                                                     (18,661)          (15,427)
    Write-off of investments in cogeneration projects                                                     (16,052)
    Equity in earnings of Yorkshire Power and other
       unconsolidated subsidiaries                                   17,614              34,926
    Miscellaneous income and deductions - net                         1,178             (13,374)            4,877            (310)
                                                                  ----------          ----------          --------        --------
                                                                     18,792               2,891           (26,602)           (310)

Interest charges and preferred dividends of subsidiaries:
    Interest on long-term debt                                                          118,438            46,356
    Other interest                                                    1,668              24,117             7,444             480
    Allowance for borrowed funds used during construction                                (6,353)           (4,546)
    Dividends on SPS obligated mandatorily redeemable
      preferred securities of subsidiary trust holding solely
      subordinated debentures of SPS                                                                        7,850
    Dividend requirements on preferred stock of subsidiaries                             11,752
                                                                  ----------          ----------          --------        --------
                                                                      1,668             147,954            57,104             480
                                                                  ----------          ----------          --------        --------

Income before income taxes and extraordinary item                    15,744             283,103           124,370              77

Income taxes                                                         (1,793)             90,813            48,795              77
                                                                  ----------          ----------          --------        --------

Income before extraordinary item                                     17,537             192,290            75,575
Extraordinary item - U.K. windfall tax                                                 (110,565)
                                                                  ----------          ----------          --------        --------
Net income                                                           17,537              81,725            75,575               -
                                                                  ----------          ----------          --------        --------
                                                                  ----------          ----------          --------        --------






                                              New Century                                           Eliminations      New Century
                                            Enterprises, Inc.   Cheyenne Light,      WestGas            and          Energies, Inc.
                                            (consolidated)    Fuel & Power Co.  InterState, Inc.  reclassifications  (consolidated)
                                            ----------------- ----------------- ----------------  -----------------  --------------
Operating revenues:
    Electric                                    12,413              15,362                                 33           2,473,359
    Gas                                         77,704               5,965              71               (235)            816,596
    Other                                       43,263                                               (171,055)             52,570
                                               --------             -------           -----         ----------          ----------
                                               133,380              21,327              71           (171,257)          3,342,525

Operating expenses:
    Fuel used in generation                                                                                               671,805
    Purchased power                             11,773              11,311                                                531,487
    Cost of gas sold                            72,107               3,532                                (93)            543,291
    Other operating and maintenance expenses    52,970               3,137              13           (167,971)            594,359
    Depreciation and amortization                3,268               1,018              11                 (1)            243,078
    Taxes (other than income taxes)                605                 582               3             (2,240)            129,280
                                               --------             -------           -----         ----------          ----------
                                               140,723              19,580              27           (170,305)          2,713,300
                                               --------             -------           -----         ----------          ----------
Operating income                                (7,343)              1,747              44               (952)            629,225

Other income and deductions:
    Merger expenses                                                                                                       (34,088)
    Write-off of investments in cogeneration
       projects                                                                                                           (16,052)
    Equity in earnings of Yorkshire Power
       and other unconsolidated subsidiaries    (1,388)                                               (16,986)             34,166
    Miscellaneous income and deductions - net    1,571                 129               6             (5,292)            (11,215)
                                               --------             -------           -----         ----------          ----------
                                                   183                 129               6            (22,278)            (27,189)

Interest charges and preferred dividends of
  subsidiaries:
    Interest on long-term debt                                         766                                                165,560
    Other interest                               3,898                 394                             (5,612)             32,389
    Allowance for borrowed funds used during
      construction                                                     (22)                                               (10,921)
    Dividends on SPS obligated mandatorily
      redeemable preferred securities of
      subsidiary trust holding solely
      subordinated debentures of SPS                                                                                        7,850
    Dividend requirements on preferred stock
      of subsidiaries                                                                                                      11,752
                                               --------             -------           -----         ----------          ----------
                                                 3,898               1,138               -             (5,612)            206,630
                                               --------             -------           -----         ----------          ----------

Income before income taxes and extraordinary
   item                                        (11,058)                738              50            (17,618)            395,406

Income taxes                                    (4,234)                245              18                 (2)            133,919
                                               --------             -------           -----         ----------          ----------

Income before extraordinary item                (6,824)                493              32            (17,616)            261,487
Extraordinary item - U.K. windfall tax                                                                                   (110,565)
                                               --------             -------           -----         ----------          ----------
Net income                                      (6,824)                493              32            (17,616)            150,922
                                               --------             -------           -----         ----------          ----------
                                               --------             -------           -----         ----------          ----------

Weighted average common shares outstanding                                                                                104,805
Basic and diluted earnings per share of
  common stock outstanding:
    Income before extraordinary item                                                                                        $2.50
    Extraordinary item                                                                                                      (1.06)
                                                                                                                        ---------
    Net income                                                                                                              $1.44
                                                                                                                        ---------
                                                                                                                        ---------


                            PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES
                                    CONSOLIDATING STATEMENTS OF INCOME
                                       YEAR ENDED DECEMBER 31, 1997
                                          (THOUSANDS OF DOLLARS)



                         Public Service                                        PS Colorado                         Cheyenne Light,
                       Company of Colorado   1480 Welton,   PSR Investments,     Credit         New Century        Fuel & Power Co.
                           (parent)             Inc.             Inc.          Corporation   International, Inc.        (1)
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
Operating revenues:
  Electric                     1,453,236                                                                                 21,511
  Gas                            622,548                                                                                  8,888
  Other                            8,406           8,183                           12,883
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
                               2,084,190           8,183               -           12,883                  -             30,399

Operating expenses:
  Fuel used in
   generation                    198,706
  Purchased power                467,773                                                                                 15,995
  Cost of gas sold               366,477                                                                                  5,636
  Other operating
   and maintenance
   expenses                      396,100             195               541            348                  651            3,968
  Depreciation and
   amortization                  163,442           1,443                                                    88            1,428
  Taxes (other than
   income taxes)                  79,803             483                                6                                   859
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
                               1,672,301           2,121               541            354                  739           27,886
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
Operating income                 411,889           6,062              (541)        12,529                 (739)           2,513

Other income and
 deductions:
  Merger expenses               (18,661)
  Write-off of
   investments in
   cogeneration projects
  Equity in earnings of
   Yorkshire Power and
   other unconsolidated
   subsidiaries                 (60,332)                                                               34,926
     Miscellaneous income
      and deductions - net       (7,591)             814            (5,530)            55                 759              110
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
                                (86,584)             814            (5,530)            55              35,685              110


Interest charges and
 preferred dividends of
 subsidiaries:
  Interest on long-term debt    107,600            4,186                            5,616                                1,036
  Other interest                 22,628               17                18          3,355                 186              723
  Allowance for borrowed
   funds used during
   construction                  (6,322)                                                                                   (31)
  Dividends on SPS obligated
   mandatorily redeemable
   preferred securities of
   subsidiary trust holding
   solely subordinated
   debentures of SPS
  Dividend requirements on
   preferred stock of
   subsidiaries
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
                                123,906            4,203                18          8,971                 186            1,728
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
Income before income taxes
 and extraordinary item         201,399            2,673            (6,089)         3,613              34,760              895

 Income taxes                   107,922            1,004           (17,601)         1,382              (1,186)             293
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
Income before extraordinary
 item                            93,477            1,669            11,512          2,231              35,946              602
  Extraordinary item - U.K.
   windfall tax                                                                                      (110,565)
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
Net income                       93,477            1,669            11,512          2,231             (74,619)             602
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------
                       -------------------   ------------   ----------------   -----------   -------------------   ----------------

(1) Includes the results of operations for the seven months ended July 31, 1997.




                                                                         FuelResources
                          WestGas        e prime, inc.   Natural Fuels      Company         Eliminations          Public Service
                      InterState, Inc.  (consolidated)    Corporation     (A dissolved          and            Company of Colorado
                            (1)              (1)              (1)           company)      reclassifications       (consolidated)
                      ----------------  --------------   -------------   -------------    -----------------   --------------------

Operating revenues:
  Electric                                   10,449                                                                    1,485,196
  Gas                         104            99,273           2,491                               (213)                  733,091
  Other                                       1,024                                            (19,140)                   11,356
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
                              104           110,746           2,491                 -          (19,353)                2,229,643

Operating expenses:
  Fuel used in
   generation                                                                                                            198,706
  Purchased power                            10,135                                                 (1)                  493,902
  Cost of gas sold                           95,574             261                               (203)                  467,745
  Other operating
   and maintenance
   expenses                    24             6,016           3,159             (673)          (19,152)                  391,177
  Depreciation and
   amortization                15             1,724             303                6                 2                   168,451
  Taxes (other than
   income taxes)                4               264              46               30                 1                    81,496
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
                               43           113,713           3,769             (637)          (19,353)                1,801,477
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
Operating income               61            (2,967)         (1,278)             637               -                     428,166
Other income and
 deductions:
  Merger expenses                                                                                                        (18,661)
  Write-off of
   investments in
   cogeneration projects                                                                                                       -
  Equity in earnings of
   Yorkshire Power and
   other unconsolidated
   subsidiaries                                                                                 60,332                    34,926
    Miscellaneous income
     and deductions - net       7               443             256              453            (3,150)                  (13,374)
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
                                7               443             256              453            57,182                     2,891
Interest charges and
 preferred dividends of
 subsidiaries:
  Interest on long-term debt                                                                                             118,438
  Other interest                                329               8                             (3,147)                   24,117
  Allowance for borrowed
   funds used during
   construction                                                                                                           (6,353)
   Dividends on SPS obligated
   mandatorily redeemable
   preferred securities of
   subsidiary trust holding
   solely subordinated
   debentures of SPS                                                                                                           -
  Dividend requirements on
   preferred stock of
   subsidiaries                                                                                 11,752                    11,752
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
                                -               329               8                -             8,605                   147,954
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
Income before income taxes
 and extraordinary item        68            (2,853)         (1,030)           1,090            48,577                   283,103
 Income taxes                  24              (988)           (453)             417                (1)                   90,813
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
Income before extraordinary
 item                          44            (1,865)           (577)             673            48,578                   192,290
  Extraordinary item - U.K.
   windfall tax                                                                                                         (110,565)
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
Net income                     44            (1,865)           (577)             673            48,578                    81,725
                      ----------------  --------------   -------------   -------------    -----------------   --------------------
                      ----------------  --------------   -------------   -------------    -----------------   --------------------


                        E PRIME, INC. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENTS OF INCOME
             FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                            (THOUSANDS OF DOLLARS)


                                                                                                                          Young Gas
                                                                               e prime, inc.  Texas-Ohio    Texas-Ohio     Storage
                                                                                 (Parent)     Gas, Inc.   Pipeline, Inc.   Company
                                                                               -------------  ----------  --------------  ---------
Operating revenues:
    Electric                                                                           9,417       1,032
    Gas                                                                               31,245      69,683             496
    Other                                                                                113
                                                                               -------------  ----------  --------------  ---------
                                                                                      40,775      70,715             496          -

Operating expenses:
    Fuel used in generation
    Purchased power                                                                    9,111       1,023
    Cost of gas sold                                                                  30,213      67,512
    Other operating and maintenance expenses                                           2,896       2,823             145          1
    Depreciation and amortization                                                        163       1,460              73         11
    Taxes (other than income taxes)                                                      124         135
                                                                               -------------  ----------  --------------  ---------
                                                                                      42,507      72,953             218         12
                                                                               -------------  ----------  --------------  ---------
Operating income                                                                      (1,732)     (2,238)            278        (12)

Other income and deductions:
    Merger expenses
    Write-off of investments in cogeneration projects
    Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries
    Miscellaneous income and deductions - net                                           (792)         46               3      1,059
                                                                               -------------  ----------  --------------  ---------
                                                                                        (792)         46               3      1,059

Interest charges and preferred dividends of subsidiaries:
    Interest on long-term debt
    Other interest                                                                       329         127
    Allowance for borrowed funds used during construction
    Dividends on SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
    Dividend requirements on preferred stock of subsidiaries
                                                                               -------------  ----------  --------------  ---------
                                                                                         329         127               -          -
                                                                               -------------  ----------  --------------  ---------
Income before income taxes and extraordinary item                                     (2,853)     (2,319)            281      1,047
Income taxes                                                                            (988)       (806)            111        400
                                                                               -------------  ----------  --------------  ---------
Income before extraordinary item                                                      (1,865)     (1,513)            170        647
Extraordinary item - U.K. windfall tax
                                                                               -------------  ----------  --------------  ---------
Net income                                                                            (1,865)     (1,513)            170        647
                                                                               -------------  ----------  --------------  ---------
                                                                               -------------  ----------  --------------  ---------



                                                                                                     Eliminations
                                                              e prime projects        e prime             and         e prime, inc.
                                                             international, inc.  operating, inc.  reclassifications  (consolidated)
                                                             -------------------  ---------------  -----------------  --------------
Operating revenues:
    Electric                                                                                                                  10,449
    Gas                                                                                                      (2,151)          99,273
    Other                                                                                     911                              1,024
                                                             -------------------  ---------------  -----------------  --------------
                                                                               -              911            (2,151)         110,746

Operating expenses:
    Fuel used in generation
    Purchased power                                                                                               1           10,135
    Cost of gas sold                                                                                         (2,151)          95,574
    Other operating and maintenance expenses                                                  151                              6,016
    Depreciation and amortization                                             17                                               1,724
    Taxes (other than income taxes)                                                             5                                264
                                                             -------------------  ---------------  -----------------  --------------
                                                                              17              156            (2,150)         113,713
                                                             -------------------  ---------------  -----------------  --------------
Operating income                                                             (17)             755                (1)         (2,967)

Other income and deductions:
    Merger expenses                                                                                                                -
    Write-off of investments in cogeneration projects                                                                              -
    Equity in earnings of Yorkshire Power and other                                                                                -
      unconsolidated subsidiaries
    Miscellaneous income and deductions - net                                                                   127              443
                                                             -------------------  ---------------  -----------------  --------------
                                                                               -                -               127              443

Interest charges and preferred dividends of subsidiaries:
    Interest on long-term debt                                                                                                     -
    Other interest                                                                                             (127)             329
    Allowance for borrowed funds used during construction                                                                          -
    Dividends on SPS obligated mandatorily redeemable
      preferred securities of subsidiary trust holding                                                                             -
      solely subordinated debentures of SPS
    Dividend requirements on preferred stock of subsidiaries                                                                       -
                                                             -------------------  ---------------  -----------------  --------------
                                                                               -                -              (127)             329
                                                             -------------------  ---------------  -----------------  --------------
Income before income taxes and extraordinary item                            (17)             755               253          (2,853)

Income taxes                                                                  (7)             302                              (988)
                                                             -------------------  ---------------  -----------------  --------------
Income before extraordinary item                                             (10)             453               253          (1,865)
Extraordinary item - U.K. windfall tax
                                                             -------------------  ---------------  -----------------  --------------
Net income                                                                   (10)             453               253          (1,865)
                                                             -------------------  ---------------  -----------------  --------------
                                                             -------------------  ---------------  -----------------  --------------


                   SOUTHWESTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                         CONSOLIDATING STATEMENTS OF INCOME
                            YEAR ENDED DECEMBER 31, 1997
                                (THOUSANDS OF DOLLARS)

                                                                       Southwestern
                                                                      Public Service                            Utility Engineering
                                                                         Company        Quixx Corporation (1)      Corporation (1)
                                                                         (parent)           (consolidated)         (consolidated)
                                                                    -----------------   ---------------------   -------------------
 Operating revenues:
          Electric                                                           960,682
          Gas
          Other                                                                                        8,987                15,026
                                                                    -----------------   ---------------------   -------------------
                                                                             960,682                   8,987                15,026

 Operating expenses:
          Fuel used in generation                                            473,099
          Purchased power                                                     14,501
          Cost of gas sold
          Other operating and maintenance expenses                           153,143                   6,883                12,148
          Depreciation and amortization                                       67,750                   2,393                   188
          Taxes (other than income taxes)                                     46,022                     232                   261
                                                                    -----------------   ---------------------   -------------------
                                                                             754,515                   9,508                12,597
                                                                    -----------------   ---------------------   -------------------
 Operating income                                                            206,167                    (521)                2,429

 Other income and deductions:
          Merger expenses                                                    (15,427)
          Write-off of investments in cogeneration projects                                          (13,636)               (2,416)
          Equity in earnings of Yorkshire Power and other
            unconsolidated subsidiaries                                       (7,901)
          Miscellaneous income and deductions - net                            4,567                   1,306                   195
                                                                    -----------------   ---------------------   -------------------
                                                                             (18,761)                (12,330)               (2,221)

 Interest charges and preferred dividends of subsidiaries:
          Interest on long-term debt                                          46,356
          Other interest                                                       8,632                       2
          Allowance for borrowed funds used during construction               (4,546)
          Dividends on SPS obligated mandatorily redeemable
            preferred securities of subsidiary trust holding
            solely subordinated debentures of SPS                              7,850
          Dividend requirements on preferred stock of subsidiaries
                                                                    -----------------   ---------------------   -------------------
                                                                              58,292                       2                     -
                                                                    -----------------   ---------------------   -------------------

 Income before income taxes and extraordinary item                           129,114                 (12,853)                  208

 Income taxes                                                                 53,539                  (4,720)                  (24)
                                                                    -----------------   ---------------------   -------------------

 Income before extraordinary item                                             75,575                  (8,133)                  232
 Extraordinary item - U.K. windfall tax
                                                                    -----------------   ---------------------   -------------------
 Net income                                                                   75,575                  (8,133)                  232
                                                                    -----------------   ---------------------   -------------------
                                                                    -----------------   ---------------------   -------------------

                                                                                           Southwestern
                                                                       Eliminations       Public Service
                                                                           and                Company
                                                                     reclassifications    (consolidated)
                                                                    -------------------   --------------
 Operating revenues:
          Electric                                                                (327)         960,355
          Gas                                                                                         -
          Other                                                                 (5,085)          18,928
                                                                    -------------------   --------------
                                                                                (5,412)         979,283

 Operating expenses:
          Fuel used in generation                                                               473,099
          Purchased power                                                                        14,501
          Cost of gas sold                                                                            -
          Other operating and maintenance expenses                              (5,413)         166,761
          Depreciation and amortization                                                          70,331
          Taxes (other than income taxes)                                                        46,515
                                                                    -------------------   --------------
                                                                                (5,413)         771,207
                                                                    -------------------   --------------
 Operating income                                                                    1          208,076

 Other income and deductions:
          Merger expenses                                                                       (15,427)
          Write-off of investments in cogeneration projects                                     (16,052)
          Equity in earnings of Yorkshire Power and other
            unconsolidated subsidiaries                                          7,901                -
          Miscellaneous income and deductions - net                             (1,191)           4,877
                                                                    -------------------   --------------
                                                                                 6,710          (26,602)

 Interest charges and preferred dividends of subsidiaries:
          Interest on long-term debt                                                             46,356
          Other interest                                                        (1,190)           7,444
          Allowance for borrowed funds used during construction                                  (4,546)
          Dividends on SPS obligated mandatorily redeemable
            preferred securities of subsidiary trust holding
            solely subordinated debentures of SPS                                                 7,850
          Dividend requirements on preferred stock of subsidiaries                                    -
                                                                    -------------------   --------------
                                                                                (1,190)          57,104
                                                                    -------------------   --------------

 Income before income taxes and extraordinary item                               7,901          124,370

 Income taxes                                                                                    48,795
                                                                    -------------------   --------------

 Income before extraordinary item                                                7,901           75,575
 Extraordinary item - U.K. windfall tax
                                                                    -------------------   --------------
 Net income                                                                      7,901           75,575
                                                                    -------------------   --------------
                                                                    -------------------   --------------

(1) Includes the results of operations for the seven months ended July 31, 1997.

                               QUIXX CORPORATION AND SUBSIDIARIES
                               CONSOLIDATING STATEMENTS OF INCOME
                       FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                     (THOUSANDS OF DOLLARS)


                                                                                                      Quixx
                                                             Quixx Corporation    Quixx Power       Jamaica, Inc.       Quixx
                                                                 (parent)        Services, Inc.    (consolidated)   Resources, Inc.
                                                             -----------------   --------------    --------------   ---------------
Operating revenues:
          Electric                                                                                         5,918
          Gas
          Other                                                           931              292
                                                             -----------------   --------------    --------------   ---------------
                                                                          931              292             5,918              -

Operating expenses:
          Fuel used in generation
          Purchased power
          Cost of gas sold
          Other operating and maintenance expenses                      1,632              153             3,771              8
          Depreciation and amortization                                   114                              2,158
          Taxes (other than income taxes)                                 217               15                 -
                                                             -----------------   --------------    --------------   ---------------
                                                                        1,963              168             5,929              8
                                                             -----------------   --------------    --------------   ---------------
Operating income                                                       (1,032)             124               (11)            (8)

Other income and deductions:
          Merger expenses
          Write-off of investments in cogeneration projects           (13,636)
          Equity in earnings of Yorkshire Power and other
           unconsolidated subsidiaries                                   (463)
          Miscellaneous income and deductions - net                     2,230                                 (2)
                                                             -----------------   --------------    --------------   ---------------
                                                                      (11,869)               -                (2)             -

Interest charges and preferred dividends of subsidiaries:
          Interest on long-term debt
          Other interest                                                    3
          Allowance for borrowed funds used during
           construction
          Dividends on SPS obligated mandatorily redeemable
            preferred securities of subsidiary trust holding
            solely subordinated debentures of SPS
          Dividend requirements on preferred stock of
            subsidiaries
                                                             -----------------   --------------    --------------   ---------------
                                                                            3                -                 -              -
                                                             -----------------   --------------    --------------   ---------------

Income before income taxes and extraordinary item                     (12,904)             124               (13)            (8)

Income taxes                                                           (4,771)              47                 6             (3)
                                                             -----------------   --------------    --------------   ---------------

Income before extraordinary item                                       (8,133)              77               (19)            (5)
Extraordinary item - U.K. windfall tax
                                                             -----------------   --------------    --------------   ---------------
Net income                                                             (8,133)              77               (19)            (5)
                                                             -----------------   --------------    --------------   ---------------
                                                             -----------------   --------------    --------------   ---------------

                                                                                    Eliminations
                                                                   Quixx                and           Quixx Corporation
                                                              Lousville, L.L.C.   reclassifications     (consolidated)
                                                              -----------------   -----------------   -----------------
Operating revenues:
          Electric                                                                          (5,918)                  -
          Gas                                                                                                        -
          Other                                                            538               7,226               8,987
                                                              -----------------   -----------------   -----------------
                                                                           538               1,308               8,987

Operating expenses:
          Fuel used in generation                                                                                    -
          Purchased power                                                                                            -
          Cost of gas sold                                                                                           -
          Other operating and maintenance expenses                          11               1,308               6,883
          Depreciation and amortization                                    121                                   2,393
          Taxes (other than income taxes)                                                                          232
                                                              -----------------   -----------------   -----------------
                                                                           132               1,308               9,508
                                                              -----------------   -----------------   -----------------
Operating income                                                           406                   -                (521)

Other income and deductions:
          Merger expenses                                                                                            -
          Write-off of investments in cogeneration projects                                                    (13,636)
          Equity in earnings of Yorkshire Power and other                                      463                   -
           unconsolidated subsidiaries                                       4                (926)              1,306
          Miscellaneous income and deductions - net           -----------------   -----------------   -----------------
                                                                             4                (463)            (12,330)


Interest charges and preferred dividends of subsidiaries:
          Interest on long-term debt                                                                                 -
          Other interest                                                                        (1)                  2
          Allowance for borrowed funds used during
           construction                                                                                              -
          Dividends on SPS obligated mandatorily redeemable
            preferred securities of subsidiary trust holding
            solely subordinated debentures of SPS                                                                    -
          Dividend requirements on preferred stock of
            subsidiaries                                                                                             -
                                                              -----------------   -----------------   -----------------
                                                                             -                  (1)                  2
                                                              -----------------   -----------------   -----------------

Income before income taxes and extraordinary item                          410                (462)            (12,853)

Income taxes                                                                                     1              (4,720)
                                                              -----------------   -----------------   -----------------

Income before extraordinary item                                           410                (463)             (8,133)
Extraordinary item - U.K. windfall tax
                                                              -----------------   -----------------   -----------------
Net income                                                                 410                (463)             (8,133)
                                                              -----------------   -----------------   -----------------
                                                              -----------------   -----------------   -----------------


                      QUIXX JAMAICA, INC. AND SUBSIDIARIES
                       CONSOLIDATING STATEMENTS OF INCOME
              FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                             (THOUSANDS OF DOLLARS)

                                                                                                 Eliminations           Quixx
                                                       Quixx Jamaica, Inc.         KES               and             Jamaica, Inc.
                                                            (parent)           Jamaica L.P.    reclassifications     (consolidated)
                                                      -------------------      ------------    -----------------     --------------
 Operating revenues:
          Electric                                                                  5,918                                    5,918
          Gas                                                                                                                    -
          Other                                                                                                                  -
                                                                 ------            ------                ------             ------
                                                                      -             5,918                     -              5,918

 Operating expenses:
          Fuel used in generation                                                                                                -
          Purchased power                                                                                                        -
          Cost of gas sold                                                                                                       -
          Other operating and
            maintenance expenses                                                    3,771                                    3,771
          Depreciation and amortization                             194             1,964                                    2,158
          Taxes (other than income taxes)                                                                                        -
                                                                 ------            ------                ------             ------
                                                                    194             5,735                     -              5,929
                                                                 ------            ------                ------             ------
 Operating income                                                  (194)              183                     -                (11)

 Other income and deductions:
          Merger expenses                                                                                                        -
          Write-off of investments in
            cogeneration projects                                                                                                -
          Equity in earnings of Yorkshire Power
            and other unconsolidated subsidiaries                   213                                    (213)                 -
          Miscellaneous income and deductions - net                  (2)                                                        (2)
                                                                 ------            ------                ------             ------
                                                                    211                 -                  (213)                (2)

 Interest charges and preferred dividends
   of subsidiaries:
          Interest on long-term debt                                                                                             -
          Other interest                                                                                                         -
          Allowance for borrowed funds used
            during construction                                                                                                  -
          Dividends on SPS obligated mandatorily
            redeemable preferred securities of
            subsidiary trust holding solely
            subordinated debentures of SPS                                                                                       -
          Dividend requirements on preferred stock
            of subsidiaries                                                                                                      -
                                                                 ------            ------                ------             ------
                                                                      -                 -                     -                  -
                                                                 ------            ------                ------             ------

 Income before income taxes and extraordinary item                   17               183                  (213)               (13)

 Income taxes                                                         6                                                          6
                                                                 ------            ------                ------             ------

 Income before extraordinary item                                    11               183                  (213)               (19)
 Extraordinary item - U.K. windfall tax
                                                                 ------            ------                ------             ------
 Net income                                                          11               183                  (213)               (19)
                                                                 ------            ------                ------             ------
                                                                 ------            ------                ------             ------

                          UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATING STATEMENTS OF INCOME
                        FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                       (THOUSANDS OF DOLLARS)

                                                              Utility Engineering   Vista Environmental    Precision
                                                                  Corporation          Services Co.,       Resource
                                                                    (parent)              L.L.C.            Company
                                                              -------------------   -------------------    ---------
Operating revenues:
    Electric
    Gas
    Other                                                            12,287                244               1,368
                                                                     ------               ----               -----
                                                                     12,287                244               1,368

Operating expenses:
    Fuel used in generation
    Purchased power
    Cost of gas sold
    Other operating and maintenance expenses                          9,628                203               1,332
    Depreciation and amortization                                       144                  2
    Taxes (other than income taxes)                                     244                  3                   1
                                                                     ------               ----               -----
                                                                     10,016                208               1,333
                                                                     ------               ----               -----
Operating income                                                      2,271                 36                  35

Other income and deductions:
    Merger expenses
    Write-off of investments in cogeneration projects                (2,416)
    Equity in earnings of Yorkshire Power and other
      unconsolidated subsidiaries                                       116
    Miscellaneous income and deductions - net                           193
                                                                     ------               ----               -----
                                                                     (2,107)                 -                   -

Interest charges and preferred dividends of subsidiaries:
    Interest on long-term debt
    Other interest
    Allowance for borrowed funds used during construction
    Dividends on SPS obligated mandatorily redeemable
      preferred securities of subsidiary trust holding
      solely subordinated debentures of SPS
    Dividend requirements on preferred stock of subsidiaries
                                                                     ------               ----               -----
                                                                          -                  -                   -
                                                                     ------               ----               -----

Income before income taxes and extraordinary item                       164                 36                  35

Income taxes                                                            (68)                                    12
                                                                     -------              ----               -----

Income before extraordinary item                                        232                 36                  23
Extraordinary item - U.K. windfall tax
                                                                     ------               ----               -----
Net income                                                              232                 36                  23
                                                                     ------               ----               -----
                                                                     ------               ----               -----
















CONTINUED


                          UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATING STATEMENTS OF INCOME
                        FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                       (THOUSANDS OF DOLLARS)

                                                                  Universal          Eliminations       Utility Engineering
                                                               Utility Services          and                Corporation
                                                                   Company         reclassifications       (consolidated)
                                                               ----------------    -----------------    -------------------
Operating revenues:
    Electric                                                                                                       -
    Gas                                                                                                            -
    Other                                                           2,445               (1,318)               15,026
                                                                    -----               ------                ------
                                                                    2,445               (1,318)               15,026

Operating expenses:
    Fuel used in generation                                                                                        -
    Purchased power                                                                                                -
    Cost of gas sold                                                                                               -
    Other operating and maintenance expenses                        2,303               (1,318)               12,148
    Depreciation and amortization                                      42                                        188
    Taxes (other than income taxes)                                    13                                        261
                                                                    -----               ------                ------
                                                                    2,358               (1,318)               12,597
                                                                    -----               ------                ------
Operating income                                                       87                    -                 2,429

Other income and deductions:
    Merger expenses                                                                                                -
    Write-off of investments in cogeneration projects                                                         (2,416)
    Equity in earnings of Yorkshire Power and other
      unconsolidated subsidiaries                                                         (116)                    -
    Miscellaneous income and deductions - net                           2                                        195
                                                                    -----               ------                ------
                                                                        2                 (116)               (2,221)

Interest charges and preferred dividends of subsidiaries:
    Interest on long-term debt                                                                                     -
    Other interest                                                                                                 -
    Allowance for borrowed funds used during construction                                                          -
    Dividends on SPS obligated mandatorily redeemable
      preferred securities of subsidiary trust holding
      solely subordinated debentures of SPS                                                                        -
    Dividend requirements on preferred stock of subsidiaries                                                       -
                                                                    -----               ------                ------
                                                                        -                    -                     -
                                                                    -----               ------                ------

Income before income taxes and extraordinary item                      89                 (116)                  208

Income taxes                                                           31                    1                   (24)
                                                                    -----               ------                ------

Income before extraordinary item                                       58                 (117)                  232
Extraordinary item - U.K. windfall tax
                                                                    -----               ------                ------
Net income                                                             58                 (117)                  232
                                                                    -----               ------                ------
                                                                    -----               ------                ------


                                                       NC ENTERPRISES, INC. AND SUBSIDIARIES
                                                        CONSOLIDATING STATEMENTS OF INCOME
                                              FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                                              (THOUSANDS OF DOLLARS)

                                                                                   Quixx         Engineering
                                         NC Enterprises, Inc.   e prime, inc.   Corporation      Corporation   Natural Fuels
                                              (parent)         (consolidated)  (consolidated)  (consolidated)    Corporation
                                         --------------------  --------------  --------------  --------------  -------------
 Operating revenues:
    Electric                                                           12,412
    Gas                                                                73,251                                          4,454
    Other                                                                 282           5,825          37,269
                                         --------------------  --------------  --------------  --------------  -------------
                                                                       85,945           5,825          37,269          4,454


 Operating expenses:
   Fuel used in generation
   Purchased power                                                     11,803
   Cost of gas sold                                                    71,925                                            181
   Other operating and
    maintenance expenses                                 250            8,127           4,333       35,529             4,815
   Depreciation and amortization                                        1,335           1,600          105               227
   Taxes (other than income taxes)                                        185             147          173               100
                                         --------------------  --------------  --------------  --------------  -------------
                                                         250           93,375           6,080       35,807             5,323
                                         --------------------  --------------  --------------  --------------  -------------
 Operating income                                       (250)          (7,430)           (255)       1,462              (869)

 Other income and deductions:
   Merger expenses
   Write-off of investments in
    cogeneration projects
   Equity in earnings of Yorkshire
    Power and other unconsolidated
    subsidiaries                                      (4,436)             962            (728)
   Miscellaneous income and
    deductions - net                                                    1,972          (1,325)            794             68
                                         --------------------  --------------  --------------  --------------  -------------
                                                      (4,436)           2,934          (2,053)            794             68


 Interest charges and preferred
  dividends of subsidiaries:
   Interest on long-term debt
   Other interest                                      3,617              233               6                             42
   Allowance for borrowed funds used
    during construction
   Dividends on SPS obligated mandatorily
    redeemable preferred securities of
    subsidiary trust holding solely
    subordinated debentures of SPS
   Dividend requirements on preferred
    stock of subsidiaries
                                         --------------------  --------------  --------------  --------------  -------------
                                                       3,617              233               6               -             42
                                         --------------------  --------------  --------------  --------------  -------------

 Income before income taxes and
  extraordinary item                                  (8,303)          (4,729)         (2,314)          2,256           (843)

 Income taxes                                         (1,479)          (1,673)           (904)            780           (358)
                                         --------------------  --------------  --------------  --------------  -------------

 Income before extraordinary item                     (6,824)          (3,056)         (1,410)          1,476           (485)
 Extraordinary item - U.K. windfall tax
                                         --------------------  --------------  --------------  --------------  -------------
 Net income                                           (6,824)          (3,056)         (1,410)          1,476           (485)
                                         --------------------  --------------  --------------  --------------  -------------
                                         --------------------  --------------  --------------  --------------  -------------


                                                               Eliminators,
                                               New Century-   reclass entries   NC Enterprises, Inc.
                                              Cadence, Inc.     and rounding       (consolidated)
                                         --------------------  --------------   --------------------
 Operating revenues:
    Electric                                                               1                 12,413
    Gas                                                                   (1)                77,704
    Other                                                               (113)                43,263
                                         --------------------  --------------   --------------------
                                                                        (113)               133,380

 Operating expenses:
   Fuel used in generation                                                                        -
   Purchased power                                                       (30)                11,773
   Cost of gas sold                                                        1                 72,107
   Other operating and
    maintenance expenses                                                 (84)                52,970
   Depreciation and amortization                                           1                  3,268
   Taxes (other than income taxes)                                                              605
                                         --------------------  --------------   --------------------
                                                           -            (112)                140,723
                                         --------------------  --------------   --------------------
 Operating income                                          -              (1)                 (7,343)

 Other income and deductions:
   Merger expenses                                                                                 -
   Write-off of investments in
    cogeneration projects                                                                          -
   Equity in earnings of Yorkshire
    Power and other unconsolidated
    subsidiaries                                      (1,567)          4,381                  (1,388)
   Miscellaneous income and
    deductions - net                                                      62                   1,571
                                         --------------------  --------------   --------------------
                                                      (1,567)          4,443                     183
 Interest charges and preferred
  dividends of subsidiaries:
   Interest on long-term debt                                                                      -
   Other interest                                                                              3,898
   Allowance for borrowed funds used
    during construction                                                                            -
   Dividends on SPS obligated mandatorily
    redeemable preferred securities of
    subsidiary trust holding solely
    subordinated debentures of SPS                                                                 -
   Dividend requirements on preferred
    stock of subsidiaries                                                                          -
                                         --------------------  --------------   --------------------
                                                           -                -                  3,898
                                         --------------------  --------------   --------------------
 Income before income taxes and
  extraordinary item                                   (1,567)          4,442                (11,058)

 Income taxes                                            (599)             (1)                (4,234)
                                         --------------------  --------------   --------------------

 Income before extraordinary item                        (968)          4,443                 (6,824)
 Extraordinary item - U.K. windfall tax
                                         --------------------  --------------   --------------------
 Net income                                              (968)          4,443                 (6,824)
                                         --------------------  --------------   --------------------
                                         --------------------  --------------   --------------------

                            E PRIME, INC. AND SUBSIDIARIES
                          CONSOLIDATING STATEMENTS OF INCOME
                FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                (THOUSANDS OF DOLLARS)

                                                                                                       Young Gas
                                                            e prime, inc.  Texas-Ohio   Texas-Ohio      Storage    e prime project
                                                              (parent)      Gas, Inc.  Pipeline, Inc.   Company     international
                                                            -------------  ----------  --------------   -------    ---------------
Operating revenues:
   Electric                                                    11,734           678
   Gas                                                         26,714        49,746         355
   Other
                                                               ------        ------        ----          -----         -----
                                                               38,448        50,424         355              -             -

Operating expenses:
   Fuel used in generation
   Purchased power                                             11,141           663
   Cost of gas sold                                            25,944        49,545
   Other operating and maintenance expenses                     3,027         3,610         137             10
   Depreciation and amortization                                  185         1,061          78              8             4
   Taxes (other than income taxes)                                 68           116
                                                               ------        ------        ----          -----         -----
                                                               40,365        54,995         215             18             4
                                                               ------        ------        ----          -----         -----
Operating income                                               (1,917)       (4,571)        140            (18)           (4)

Other income and deductions:
   Merger expenses
   Write-off of investments in cogeneration projects
   Equity in earnings of Yorkshire Power and other
      unconsolidated subsidiaries                              (1,846)                                   1,710
   Miscellaneous income and deductions - net                      164             2           1         (1,051)        2,264
                                                               ------        ------        ----          -----         -----
                                                               (1,682)            2           1            659         2,264
Interest charges and preferred dividends of subsidiaries:
   Interest on long-term debt
   Other interest                                                 233           101
   Allowance for borrowed funds used during construction
   Dividends on SPS obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     solely subordinated debentures of SPS
   Dividend requirements on preferred stock of subsidiaries
                                                               ------        ------        ----          -----         -----
                                                                  233           101           -              -             -
                                                               ------        ------       -----          -----         -----

Income before income taxes and extraordinary item              (3,832)       (4,670)        141            641         2,260
Income taxes                                                     (776)       (1,631)         64            224           865
                                                               -------       ------        ----          -----         -----
Income before extraordinary item                               (3,056)       (3,039)         77            417         1,395
Extraordinary item - U.K. windfall tax
                                                               -------       ------        ----          -----         -----
Net income                                                     (3,056)       (3,039)         77            417         1,395
                                                               -------       ------        ----          -----         -----
                                                               -------       ------        ----          -----         -----


















CONTINUED

                            E PRIME, INC. AND SUBSIDIARIES
                          CONSOLIDATING STATEMENTS OF INCOME
                FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                (THOUSANDS OF DOLLARS)


                                                                                  Eliminations
                                                                   e prime             and            e prime, inc.
                                                               operating, Inc.   reclassifications   (consolidated)
                                                               ---------------   -----------------   --------------
Operating revenues:
   Electric                                                                                              12,412
   Gas                                                                                (3,564)            73,251
   Other                                                              282                                   282
                                                                    -----            -------            -------
                                                                      282             (3,564)            85,945

Operating expenses:
   Fuel used in generation                                                                                    -
   Purchased power                                                                        (1)            11,803
   Cost of gas sold                                                                   (3,564)            71,925
   Other operating and maintenance expenses                         1,343                                 8,127
   Depreciation and amortization                                                          (1)             1,335
   Taxes (other than income taxes)                                      1                                   185
                                                                   ------             ------             ------
                                                                    1,344             (3,566)            93,375
                                                                   ------             ------             ------
Operating income                                                   (1,062)                 2             (7,430)

Other income and deductions:
   Merger expenses                                                                                            -
   Write-off of investments in cogeneration projects                                                          -
   Equity in earnings of Yorkshire Power and other
      unconsolidated subsidiaries                                                      1,098                962
   Miscellaneous income and deductions - net                                             592              1,972
                                                                   ------             ------             ------
                                                                        -              1,690              2,934

Interest charges and preferred dividends of subsidiaries:
   Interest on long-term debt                                                                                 -
   Other interest                                                                       (101)               233
   Allowance for borrowed funds used during construction                                                      -
   Dividends on SPS obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     solely subordinated debentures of SPS                                                                    -
   Dividend requirements on preferred stock of subsidiaries                                                   -
                                                                   -----              ------              -----
                                                                       -                (101)               233
                                                                   -----              ------              -----

Income before income taxes and extraordinary item                 (1,062)              1,793             (4,729)

Income taxes                                                        (419)                                (1,673)
                                                                   -----              ------             ------

Income before extraordinary item                                    (643)              1,793             (3,056)
Extraordinary item - U.K. windfall tax
                                                                   -----              ------             ------
Net income                                                          (643)              1,793             (3,056)
                                                                   -----              ------             ------
                                                                   -----              ------             ------

              QUIXX CORPORATION AND SUBSIDIARIES
              CONSOLIDATING STATEMENTS OF INCOME
   FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                    (THOUSANDS OF DOLLARS)

                                                                                                      Quixx
                                                             Quixx Corporation     Quixx Power     Jamaica, Inc.        Quixx
                                                                  (parent)        Services, Inc.   (consolidated)   Resources, Inc.
                                                             -----------------    --------------   --------------   ---------------
Operating revenues:
   Electric
   Gas
   Other                                                            1,087               199            4,124
                                                                   ------               ---            -----             ----
                                                                    1,087               199            4,124                -

Operating expenses:
   Fuel used in generation
   Purchased power
   Cost of gas sold
   Other operating and maintenance expenses                         2,009               194            2,102                1
   Depreciation and amortization                                       67                              1,440
   Taxes (other than income taxes)                                    138                10
                                                                   ------               ---            -----             ----
                                                                    2,214               204            3,542                1
                                                                   ------               ---            -----             ----
Operating income                                                   (1,127)               (5)             582               (1)

Other income and deductions:
   Merger expenses
   Write-off of investments in cogeneration projects
   Equity in earnings of Yorkshire Power and other
     unconsolidated subsidiaries                                      376
   Miscellaneous income and deductions - net                       (1,409)               90
                                                                   ------               ---            -----             ----
                                                                   (1,033)               90                -                -

Interest charges and preferred dividends of subsidiaries:
   Interest on long-term debt
   Other interest                                                       5
   Allowance for borrowed funds used during construction
   Dividends on SPS obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     solely subordinated debentures of SPS
   Dividend requirements on preferred stock of subsidiaries
                                                                   ------               ---            -----             ----
                                                                        5                 -                -                -
                                                                   ------               ---            -----             ----

Income before income taxes and extraordinary item                  (2,165)               85              582               (1)

Income taxes                                                       (1,136)               40              193
                                                                   ------               ---            -----             ----

Income before extraordinary item                                   (1,029)               45              389               (1)
Extraordinary item - U.K. windfall tax
                                                                   ------               ---            -----             ----
Net income                                                         (1,029)               45              389               (1)
                                                                   ------               ---            -----             ----
                                                                   ------               ---            -----             ----
















CONTINUED


              QUIXX CORPORATION AND SUBSIDIARIES
              CONSOLIDATING STATEMENTS OF INCOME
   FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                    (THOUSANDS OF DOLLARS)

                                                                                   Eliminations
                                                                  Quixx                and             Quixx Corporation
                                                             Lousville, L.L.C.    reclassifications     (consolidated)
                                                             -----------------    -----------------    -----------------
Operating revenues:
   Electric                                                                                                      -
   Gas                                                                                                           -
   Other                                                           415                                       5,825
                                                                   ---                ------                 -----
                                                                   415                     -                 5,825

Operating expenses:
   Fuel used in generation                                                                                       -
   Purchased power                                                                                               -
   Cost of gas sold                                                                                              -
   Other operating and maintenance expenses                         26                     1                 4,333
   Depreciation and amortization                                    92                     1                 1,600
   Taxes (other than income taxes)                                                        (1)                  147
                                                                   ---                ------                 -----
                                                                   118                     1                 6,080
                                                                   ---                ------                 -----
Operating income                                                   297                    (1)                 (255)

Other income and deductions:
   Merger expenses                                                                                               -
   Write-off of investments in cogeneration projects                                                             -
   Equity in earnings of Yorkshire Power and other
     unconsolidated subsidiaries                                                      (1,104)                 (728)
   Miscellaneous income and deductions - net                        (6)                                     (1,325)
                                                                   ---                ------                ------
                                                                    (6)               (1,104)               (2,053)

Interest charges and preferred dividends of subsidiaries:
   Interest on long-term debt                                                                                    -
   Other interest                                                                          1                     6
   Allowance for borrowed funds used during construction                                                         -
   Dividends on SPS obligated mandatorily redeemable
     preferred securities of subsidiary trust holding
     solely subordinated debentures of SPS                                                                       -
   Dividend requirements on preferred stock of subsidiaries                                                      -
                                                                   ---                ------                ------
                                                                     -                     1                     6
                                                                   ---                ------                ------

Income before income taxes and extraordinary item                  291                (1,106)               (2,314)

Income taxes                                                                              (1)                 (904)
                                                                   ---                ------                ------

Income before extraordinary item                                   291                (1,105)               (1,410)
Extraordinary item - U.K. windfall tax
                                                                   ---                ------                ------
Net income                                                         291                (1,105)               (1,410)
                                                                   ---                ------                ------
                                                                   ---                ------                ------



                                QUIXX JAMAICA, INC. AND SUBSIDIARIES
                                CONSOLIDATING STATEMENTS OF INCOME
                      FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                       (THOUSANDS OF DOLLARS)


                                                                                                 Eliminations           Quixx
                                                       Quixx Jamaica, Inc.         KES               and             Jamaica, Inc.
                                                            (parent)           Jamaica L.P.    reclassifications     (consolidated)
                                                      -------------------      ------------    -----------------     --------------
 Operating revenues:
          Electric                                                                  4,116                                    4,116
          Gas                                                                                                                  -
          Other                                                                         8                                        8
                                                                 ------            ------                ------             ------
                                                                   -                4,124                   -                4,124

 Operating expenses:
          Fuel used in generation                                                                                              -
          Purchased power                                                                                                      -
          Cost of gas sold                                                                                                     -
          Other operating and
            maintenance expenses                                                    2,102                                    2,102
          Depreciation and amortization                             139             1,301                                    1,440
          Taxes (other than income taxes)                                                                                      -
                                                                 ------            ------                ------             ------
                                                                    139             3,403                   -                3,542
                                                                 ------            ------                ------             ------
 Operating income                                                  (139)              721                   -                  582

 Other income and deductions:
          Merger expenses                                                                                                      -
          Write-off of investments in
            cogeneration projects                                                                                              -
          Equity in earnings of Yorkshire Power
            and other unconsolidated subsidiaries                   691                                    (691)               -
          Miscellaneous income and deductions - net                                                                            -
                                                                 ------            ------                ------             ------
                                                                    691              -                     (691)               -
 Interest charges and preferred dividends
   of subsidiaries:
          Interest on long-term debt                                                                                           -
          Other interest                                                                                                       -
          Allowance for borrowed funds used
            during construction                                                                                                -
          Dividends on SPS obligated mandatorily
            redeemable preferred securities of
            subsidiary trust holding solely
            subordinated debentures of SPS                                                                                     -
          Dividend requirements on preferred stock
            of subsidiaries                                                                                                    -
                                                                 ------            ------                ------             ------
                                                                    -                 -                     -                  -
                                                                 ------            ------                ------             ------

 Income before income taxes and extraordinary item                  552               721                  (691)               582

 Income taxes                                                       193                                                        193
                                                                 ------            ------                ------             ------

 Income before extraordinary item                                   359               721                  (691)               389
 Extraordinary item - U.K. windfall tax
                                                                 ------            ------                ------             ------
 Net income                                                         359               721                  (691)               389
                                                                 ------            ------                ------             ------
                                                                 ------            ------                ------             ------


                      UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                               CONSOLIDATING STATEMENTS OF INCOME
                     FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                    (THOUSANDS OF DOLLARS)

                                                                    Utility Engineering     Precision       Universal
                                                                        Corporation          Resource    Utility Services
                                                                          (parent)           Company        Company
                                                                    -------------------   ------------   -----------------
 Operating revenues:
          Electric
          Gas
          Other                                                                 31,147          1,749               5,556
                                                                    -------------------   ------------   -----------------
                                                                                31,147          1,749               5,556

 Operating expenses:
          Fuel used in generation
          Purchased power
          Cost of gas sold
          Other operating and maintenance expenses                              29,852          1,545               5,276
          Depreciation and amortization                                             68              1                  36
          Taxes (other than income taxes)                                          169                                  7
                                                                    -------------------   ------------   -----------------
                                                                                30,089          1,546               5,319
                                                                    -------------------   ------------   -----------------
 Operating income                                                                1,058            203                 237

 Other income and deductions:
          Merger expenses
          Write-off of investments in cogeneration projects
          Equity in earnings of Yorkshire Power and other
           unconsolidated subsidiaries
          Miscellaneous income and deductions - net                              1,050                                 11
                                                                    -------------------   ------------   -----------------
                                                                                 1,050              -                  11

 Interest charges and preferred dividends of subsidiaries:
          Interest on long-term debt
          Other interest                                                                           21                   6
          Allowance for borrowed funds used during construction
          Dividends on SPS obligated mandatorily redeemable
            preferred securities of subsidiary trust holding
            solely subordinated debentures of SPS
          Dividend requirements on preferred stock of subsidiaries
                                                                    -------------------   ------------   -----------------
                                                                                     -             21                   6
                                                                    -------------------   ------------   -----------------

 Income before income taxes and extraordinary item                               2,108            182                 242

 Income taxes                                                                      632             64                  85
                                                                    -------------------   ------------   -----------------

 Income before extraordinary item                                                1,476            118                 157
 Extraordinary item - U.K. windfall tax
                                                                    -------------------   ------------   -----------------
 Net income                                                                      1,476            118                 157
                                                                    -------------------   ------------   -----------------
                                                                    -------------------   ------------   -----------------

                                                                     Eliminations        Utility Engineering
                                                                         and                  Corporation
                                                                    reclassifications        (consolidated)
                                                                    -----------------    --------------------
 Operating revenues:                                                                                       -
          Electric                                                                                         -
          Gas                                                                  (1,183)                37,269
          Other                                                     ------------------   --------------------
                                                                               (1,183)                37,269


 Operating expenses:                                                                                       -
          Fuel used in generation                                                                          -
          Purchased power                                                                                  -
          Cost of gas sold                                                     (1,144)                35,529
          Other operating and maintenance expenses                                                       105
          Depreciation and amortization                                            (3)                   173
          Taxes (other than income taxes)                           ------------------   --------------------
                                                                               (1,147)                35,807
                                                                    ------------------   --------------------
                                                                                  (36)                 1,462
 Operating income

 Other income and deductions:                                                                              -
          Merger expenses                                                                                  -
          Write-off of investments in cogeneration projects
          Equity in earnings of Yorkshire Power and other                                                  -
           unconsolidated subsidiaries                                           (267)                   794
          Miscellaneous income and deductions - net                 ------------------   --------------------
                                                                                 (267)                   794


 Interest charges and preferred dividends of subsidiaries:                                                 -
          Interest on long-term debt                                              (27)                     -
          Other interest                                                                                   -
          Allowance for borrowed funds used during construction
          Dividends on SPS obligated mandatorily redeemable
            preferred securities of subsidiary trust holding                                               -
            solely subordinated debentures of SPS                                                          -
          Dividend requirements on preferred stock of subsidiaries  ------------------   --------------------
                                                                                  (27)                     -
                                                                    ------------------   --------------------

                                                                                 (276)                 2,256
 Income before income taxes and extraordinary item
                                                                                   (1)                   780
 Income taxes                                                       ------------------   --------------------

 Income before extraordinary item                                                (275)                 1,476
 Extraordinary item - U.K. windfall tax
                                                                    ------------------   --------------------
 Net income                                                                      (275)                 1,476
                                                                    ------------------   --------------------
                                                                    ------------------   --------------------

                     NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                    CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                        FOR THE YEAR ENDED DECEMBER 31, 1997
                               (THOUSANDS OF DOLLARS)

                                                                                     Southwestern
                                              New Century        Public Service      Public Service
                                             Energies, Inc.    Company of Colorado      Company       New Century
                                           (holding company)     (consolidated)      (consolidated)  Services, Inc.
                                           -----------------   -------------------   --------------  --------------
Retained earnings at beginning of year                               389,841             383,350
Net income available for common
  shareholders                                  17,537                81,725              75,575
Common stock dividends and other               641,513              (152,286)           (108,937)
                                           -----------------   -------------------   --------------  --------------
Retained earnings at end of year               659,050               319,280             349,988             -
                                           -----------------   -------------------   --------------  --------------
                                           -----------------   -------------------   --------------  --------------





                                             New Century                                            Eliminations      New Century
                                           Enterprises, Inc.  Cheyenne Light,      WestGas              and          Energies, Inc.
                                            (consolidated)    Fuel & Power Co.  InterState, Inc.  reclassifications  (consolidated)
                                           -----------------  ----------------  ----------------  -----------------  --------------
Retained earnings at beginning of year                             16,819             109             (16,928)           773,191
Net income available for common
  shareholders                                 (6,824)                493              32             (17,616)           150,922
Common stock dividends and other                                                                     (645,353)          (265,063)
                                            -----------------  ----------------  ----------------  -----------------  --------------
Retained earnings at end of year               (6,824)             17,312             141            (679,897)           659,050
                                            -----------------  ----------------  ----------------  -----------------  --------------
                                            -----------------  ----------------  ----------------  -----------------  --------------



                          PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES
                             CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                                  FOR THE YEAR ENDED DECEMBER 31, 1997
                                         (THOUSANDS OF DOLLARS)

                                                     Public Service                      PSR      PS Colorado
                                                  Company of Colorado  1480 Welton,  Investments,    Credit       New Century
                                                        (parent)           Inc.         Inc.      Corporation  International, Inc.
                                                  -------------------- ------------ ------------  -----------  -------------------
 Retained earnings at beginning of year                 389,841           2,042          385
 Net income available for common shareholders            81,725           1,669       11,512        2,231           (74,619)
 Common stock dividends and other                      (152,286)         (2,591)     (11,199)      (2,231)
                                                       --------------    ------      -------       ------           -------
 Retained earnings at end of year                       319,280           1,120          698            -           (74,619)
                                                       --------------    ------      -------       ------           -------
                                                       --------------    ------      -------       ------           -------





                                                Cheyenne Light,          WestGas         e prime, inc.       Natural Fuels
                                               Fuel & Power Co. (1) Interstate, Inc. (1) (consolidated) (1) Corporation (1)
                                               -------------------- -------------------- ------------------ ---------------
 Retained earnings at beginning of year            16,217                   65               (1,189)            (9,209)
 Net income available for common shareholders         602                   44               (1,865)              (577)
 Common stock dividends and other
                                                   ------                  ---               ------             ------
 Retained earnings at end of year                  16,819                  109               (3,054)            (9,786)
                                                   ------                  ---               ------             ------
                                                   ------                  ---               ------             ------





                                                Fuel Resources
                                                  Development      Eliminations      Public Service
                                                 Company (a            and         Company of Colorado
                                                Dissolved Corp.) Reclassifications    (Consolidated)
                                               ----------------- ----------------- -----------------
 Retained earnings at beginning of year           (43,132)           34,821             389,841
 Net income available for common shareholders         673            60,330              81,725
 Common stock dividends and other                                    16,021            (152,286)
                                                  -------           -------            --------
 Retained earnings at end of year                 (42,459)          111,172             319,280
                                                  -------           -------            --------
                                                  -------           -------            --------





(1) Includes the results of operations for the seven months ended July 31, 1997.

                                 E PRIME, INC. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                      FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                      (THOUSANDS OF DOLLARS)

                                                                                              Young Gas
                                                e prime, inc.   Texas-Ohio     Texas-Ohio      Storage   e prime project
                                                  (parent)       Gas, Inc.    Pipeline, Inc.   Company  international, inc.
                                                -------------   -----------   --------------  --------- -------------------
 Retained earnings at beginning of year               (1,189)         (635)             124       384
 Net income available for common shareholders         (1,865)       (1,513)             170       647                 (10)
 Common stock dividends and other
                                                -------------   -----------   --------------  --------- -------------------
 Retained earnings at end of period                   (3,054)       (2,148)             294     1,031                 (10)
                                                -------------   -----------   --------------  --------- -------------------
                                                -------------   -----------   --------------  --------- -------------------
                                                                  Eliminations
                                                    e prime            and           e prime, inc.
                                               operating, inc.  reclassifications   (consolidated)
                                               ---------------  ------------------  --------------
 Retained earnings at beginning of year                                        127          (1,189)
 Net income available for common shareholders              453                 253          (1,865)
 Common stock dividends and other                                                             -
                                               ---------------  ------------------  --------------
 Retained earnings at end of period                        453                 380          (3,054)
                                               ---------------  ------------------  --------------
                                               ---------------  ------------------  --------------

                    SOUTHWESTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                       CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                             FOR THE YEAR ENDED DECEMBER 31, 1997
                                     (THOUSANDS OF DOLLARS)

                                                     Southwestern
                                                    Public Service                       Utility Engineering
                                                         Company     Quixx Corporation       Corporation
                                                         (parent)    (consolidated) (1)   (consolidated) (1)
                                                    ---------------  ------------------  -------------------
 Retained earnings at beginning of year                    383,350               1,899               28,857
 Net income available for common shareholders               75,575              (8,133)                 232
 Common stock dividends and other                         (108,937)
                                                    ---------------  ------------------  -------------------
 Retained earnings at end of year                          349,988              (6,234)              29,089
                                                    ---------------  ------------------  -------------------
                                                    ---------------  ------------------  -------------------

                                                                         Southwestern
                                                      Eliminations      Public Service
                                                           and              Company
                                                    reclassifications    (consolidated)
                                                    -----------------   ---------------
 Retained earnings at beginning of year                      (30,756)          383,350
 Net income available for common shareholders                  7,901            75,575
 Common stock dividends and other                                             (108,937)
                                                    -----------------   ---------------
 Retained earnings at end of year                            (22,855)          349,988
                                                    -----------------   ---------------
                                                    -----------------   ---------------


(1) Includes the results of operations for the seven months ended July 31, 1997.

                           QUIXX CORPORATION AND SUBSIDIARIES
                      CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                   FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                 (THOUSANDS OF DOLLARS)


                                                Quixx Corporation     Quixx Power    Quixx Jamaica, Inc.        Quixx
                                                     (parent)       Services, Inc.     (consolidated)     Resources, Inc.
                                                -----------------   --------------   -------------------  ---------------
 Retained earnings at beginning of year                    1,899              (13)                  888               (7)
 Net income available for common shareholders             (8,133)              77                   (19)              (5)
 Common stock dividends and other                                                                    30
                                                -----------------   --------------   -------------------  ---------------
 Retained earnings at end of period                       (6,234)              64                   899              (12)
                                                -----------------   --------------   -------------------  ---------------
                                                -----------------   --------------   -------------------  ---------------

                                                                    Eliminations
                                                       Quixx              and          Quixx Corporation
                                               Louisville, L.L.C. reclassifications     (consolidated)
                                               ------------------ ------------------   ------------------
 Retained earnings at beginning of year                                        (868)               1,899
 Net income available for common shareholders                410               (463)              (8,133)
 Common stock dividends and other                           (410)               380                    -
                                               ------------------ ------------------   ------------------
 Retained earnings at end of period                            -               (951)              (6,234)
                                               ------------------ ------------------   ------------------
                                               ------------------ ------------------   ------------------

                               QUIXX JAMAICA, INC. AND SUBSIDIARIES
                         CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                       FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                        (THOUSANDS OF DOLLARS)

                                                                                          Eliminations
                                                  Quixx Jamaica, Inc.       KES                and          Quixx Jamaica, Inc.
                                                       (parent)         Jamaica, Inc.   reclassifications     (consolidated)
                                                  -------------------   -------------   -----------------   --------------------
 Retained earnings at beginning of year                          888                                                        888
 Net income available for common shareholders                     11             183                (213)                   (19)
 Common stock dividends and other                                               (183)                213                     30
                                                  -------------------   -------------   -----------------   --------------------
 Retained earnings at end of period                              899               -                   -                    899
                                                  -------------------   -------------   -----------------   --------------------
                                                  -------------------   -------------   -----------------   --------------------

                       UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                     FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                                    (THOUSANDS OF DOLLARS)

                                                   Utility Engineering   Vista Environmental    Precision       Universal
                                                        Corporation          Services Co.,       Resource   Utility Services
                                                           (parent)              L.L.C.          Company         Company
                                                   -------------------   -------------------    ---------   ----------------
 Retained earnings at beginning of year                        28,857                    17          (15)                59
 Net income available for common shareholders                     232                    36           23                 58
 Common stock dividends and other
                                                   -------------------   -------------------    ---------   ----------------
 Retained earnings at end of period                            29,089                    53            8                117
                                                   -------------------   -------------------    ---------   ----------------
                                                   -------------------   -------------------    ---------   ----------------


                                                      Eliminations     Utility Engineering
                                                         and                Corporation
                                                   reclassifications        (consolidated)
                                                   -----------------   --------------------
 Retained earnings at beginning of year                         (61)                28,857
 Net income available for common shareholders                  (117)                   232
 Common stock dividends and other                                                        -
                                                   -----------------   --------------------
 Retained earnings at end of period                            (178)                29,089
                                                   -----------------   --------------------
                                                   -----------------   --------------------

                   NC ENTERPRISES, INC. AND SUBSIDIARIES
               CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
          FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                         (THOUSANDS OF DOLLARS)

                                                                                                                Utility Engineering
                                                   NC Enterprises, Inc.    e prime, inc.    Quixx Corporation       Corporation
                                                        (parent)           (consolidated)    (consolidated)       (consolidated)
                                                   --------------------    --------------   -----------------   -------------------
Retained earnings at beginning of period                                     (3,054)              (6,234)             29,089
Net income available for common shareholders             (6,824)             (3,056)              (1,410)              1,476
Common stock dividends and other
                                                   --------------------    --------------   -----------------   -------------------
Retained earnings at end of year                         (6,824)             (6,110)              (7,644)             30,565
                                                   --------------------    --------------   -----------------   -------------------
                                                   --------------------    --------------   -----------------   -------------------

                                                                                         Eliminations
                                                  Natural Fuels       New Century             and             NC Enterprises, Inc.
                                                   Corporation       Cadence, Inc.     reclassifications         (consolidated)
                                                  -------------      -------------     -----------------      --------------------
Retained earnings at beginning of period             (9,786)                               (10,015)                         -
Net income available for common shareholders           (485)             (968)               4,443                     (6,824)
Common stock dividends and other                        (95)                                    95                          -
                                                  -------------      -------------     -----------------      --------------------
Retained earnings at end of year                    (10,366)             (968)              (5,477)                    (6,824)
                                                  -------------      -------------     -----------------      --------------------
                                                  -------------      -------------     -----------------      --------------------

                       E PRIME, INC. AND SUBSIDIARIES
                CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
           FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                          (THOUSANDS OF DOLLARS)

                                                                                                              Young Gas
                                                  e prime, inc.         Texas-Ohio         Texas-Ohio          Storage
                                                     (parent)           Gas, Inc.        Pipeline, Inc.        Company
                                                  -------------         ----------       --------------       ----------
Retained earnings at beginning of period              (3,054)            (2,148)              294              1,031
Net income available for common shareholders          (3,056)            (3,039)               77                417
Common stock dividends and other                                                                                   1
                                                  -------------         ----------       --------------       ----------
Retained earnings at end of year                      (6,110)            (5,187)              371              1,449
                                                  -------------         ----------       --------------       ----------
                                                  -------------         ----------       --------------       ----------

                                                                                                Eliminations
                                                    e prime project           e prime                and             e prime, inc.
                                                   international, inc.    operating, inc.     reclassifications     (consolidated)
                                                   -------------------    ---------------     -----------------     --------------
Retained earnings at beginning of period                  (10)                  453                   380               (3,054)
Net income available for common shareholders            1,395                  (643)                1,793               (3,056)
Common stock dividends and other                                                                       (1)                   -
                                                   -------------------    ---------------     -----------------     --------------
Retained earnings at end of year                        1,385                  (190)                2,172               (6,110)
                                                   -------------------    ---------------     -----------------     --------------
                                                   -------------------    ---------------     -----------------     --------------

                     QUIXX CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
           FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                           (THOUSANDS OF DOLLARS)


                                                     Quixx Corporation     Quixx Power      Quixx Jamaica, Inc.          Quixx
                                                          (parent)        Services, Inc.       (consolidated)       Resources, Inc.
                                                     -----------------    --------------    -------------------     ---------------
Retained earnings at beginning of period                 (6,234)              64                      899                (12)
Net income available for common shareholders             (1,029)              45                      389                 (1)
Common stock dividends and other                           (381)                                      (31)
                                                     -----------------    --------------    -------------------     ---------------
Retained earnings at end of year                         (7,644)             109                    1,257                (13)
                                                     -----------------    --------------    -------------------     ---------------
                                                     -----------------    --------------    -------------------     ---------------

                                                                                  Eliminations
                                                            Quixx                      and                   Quixx Corporation
                                                     Louisville, L.L.C.         reclassifications             (consolidated)
                                                     ------------------         -----------------            -----------------
Retained earnings at beginning of period                                             (951)                       (6,234)
Net income available for common shareholders               291                     (1,105)                       (1,410)
Common stock dividends and other                          (284)                       696                             -
                                                     ------------------         -----------------            -----------------
Retained earnings at end of year                             7                     (1,360)                       (7,644)
                                                     ------------------         -----------------            -----------------
                                                     ------------------         -----------------            -----------------

                            QUIXX JAMAICA, INC. AND SUBSIDIARIES
                        CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
                      FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                    (THOUSANDS OF DOLLARS)

                                                                                            Eliminations
                                                    Quixx Jamaica, Inc.         KES              and          Quixx Jamaica, Inc.
                                                         (parent)         Jamaica, Inc.   reclassifications     (consolidated)
                                                    -------------------   -------------   -----------------   -------------------
 Retained earnings at beginning of period                          899                                                       899
 Net income available for common shareholders                      359             721                (691)                  389
 Common stock dividends and other                                   (1)           (721)                691                   (31)
                                                    -------------------   -------------   -----------------   -------------------
 Retained earnings at end of year                                1,257               -                   -                 1,257
                                                    -------------------   -------------   -----------------   -------------------
                                                    -------------------   -------------   -----------------   -------------------

               UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                CONSOLIDATING STATEMENTS OF RETAINED EARNINGS
           FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                            (THOUSANDS OF DOLLARS)


                                Utility       Vista
                              Engineering  Environmental  Precision     Universal        Eliminations     Utility Engineering
                              Corporation  Services Co.,   Resource  Utility Services        and              Corporation
                                (parent)      L.L.C.       Company       Company       reclassifications     (consolidated)
                              -----------  -------------  ---------  ----------------  -----------------  -------------------
Retained earnings at
   beginning of period          29,089           53            8           117               (178)               29,089
Net income available
   for common shareholders       1,476          (36)         118           157               (239)                1,476
Common stock dividends
   and other                                    (17)                                           17                   -
                              ------------  ------------  ---------  ----------------  ------------------  ------------------
Retained earnings at end
   of year                      30,565            -          126           274               (400)               30,565
                              ------------  ------------  ---------  ----------------  ------------------  ------------------
                              ------------  ------------  ---------  ----------------  ------------------  ------------------


                         NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                            CONSOLIDATING STATEMENT OF CASH FLOWS
                                 YEAR ENDED DECEMBER 31, 1997
                                    (THOUSANDS OF DOLLARS)

                                                                                       Southwestern
                                                  New Century      Public Service     Public Service
                                                 Energies, Inc.  Company of Colorado      Company       New Century
                                               (holding company)   (consolidated)     (consolidated)  Services, Inc.)
                                               ----------------- ------------------- ---------------- ---------------
Operating activities:
  Net income                                         150,922           93,477             75,575
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Extraordinary item - U.K. windfall tax                            110,565
    Depreciation and amortization                                     173,047             76,929
    Amortization of investment tax credits                             (5,219)              (250)
    Deferred income taxes                                              37,390              3,587           1,889
    Write-off of investments in cogeneration
     projects                                                                             16,052
    Equity in earnings of Yorkshire Power and
     other unconsolidated subsidiaries, net         (162,752)         (34,926)
    Allowance for equity funds used during
     construction                                                           6                 (5)
    Change in accounts receivable                   (131,658)         (15,378)           (39,842)       (145,913)
    Change in inventories                                              (2,163)               301
    Change in other current assets                                    (52,914)            (3,061)         (9,875)
    Change in accounts payable                        (3,344)          (5,413)            45,683         113,830
    Change in other current liabilities                 (752)         (15,870)           (10,000)          7,881
    Change in deferred amounts                            94          (21,913)           (49,950)         (3,423)
    Change in noncurrent liabilities                                    3,367              1,016             263
    Other                                               (115)            (144)               276
                                                    --------         --------           --------        --------
     Net cash provided by (used in)
      operating activities                          (147,605)         263,912            116,311         (35,348)

Investing activities:
  Construction expenditures                                          (352,273)          (118,550)             (9)
  Allowance for equity funds used during
   construction                                                            (6)                 5
  Proceeds from disposition of property,
   plant and equipment                                                  3,187             (2,371)
  Payment for purchase of companies, net of
   cash acquired
  Investment in Yorkshire Power                                      (362,342)
  Transfer of subsidiaries to NCE                                      (2,229)           (29,567)
  Purchase of other investments                      (34,624)         (19,224)            (4,639)
  Sale of other investments                                            11,162
                                                    --------         --------           --------        --------
     Net cash provided by (used in)
      investing activities                           (34,624)        (721,725)          (155,122)             (9)

Financing activities:
  Proceeds from  sale of common stock                296,625          293,817                                  1
  Proceeds from  sale of long-term notes
   and bonds                                                          412,220
  Redemption of long-term notes and bonds                            (205,550)           (14,986)
  Short-term borrowings - net                         97,500          127,530            100,564          45,950
  Retirement of preferred stock of
   subsidiaries                                                          (665)
  Dividends on common stock                         (198,759)        (148,279)           (86,391)
  Dividends on preferred stock                                        (11,757)
                                                    --------         --------           --------        --------
    Net cash provided by (used in)
     financing activities                            195,366          467,316               (813)         45,951
                                                    --------         --------           --------        --------
    Net increase in cash and temporary
     cash investments                                 13,137            9,503            (39,624)         10,594
    Cash and temporary cash investments
     at beginning of year                                               9,406             40,610
                                                    --------         --------           --------        --------
    Cash and temporary cash investments
     at end of year                                   13,137           18,909                986          10,594
                                                    --------         --------           --------        --------
                                                    --------         --------           --------        --------


                                               New Century                                           Eliminations      New Century
                                             Enterprises, Inc.  Cheyenne Light,      WestGas             and          Energies, Inc.
                                             (consolidated)    Fuel & Power Co.  InterState, Inc.  reclassifications  (consolidated)
                                             ----------------- ----------------  ----------------  -----------------  -------------
Operating activities:
 Net income                                    (6,824)             493               32             (162,753)           150,922
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Extraordinary item - U.K. windfall tax                                                                               110,565
   Depreciation and amortization                1,682            1,032               11                  562            253,263
   Amortization of investment tax credits                          (32)                                                  (5,501)
   Deferred income taxes                        9,404             (138)                                   79             52,211
   Write-off of investments in cogeneration
    projects                                                                                                             16,052
   Equity in earnings of Yorkshire Power and
    other unconsolidated subsidiaries, net        418                                                166,092            (31,168)
   Allowance for equity funds used during
    construction                                                                                                              1
   Change in accounts receivable              (34,007)             778                6              336,387            (29,627)
   Change in inventories                         (180)            (292)                                    1             (2,334)
   Change in other current assets                 916           (1,297)                              (30,832)           (97,063)
   Change in accounts payable                  21,568            1,146               (7)            (192,254)           (18,791)
   Change in other current liabilities          2,146            1,234                6                   (1)           (15,356)
   Change in deferred amounts                   1,201             (513)               1               28,369            (46,134)
   Change in noncurrent liabilities               146              150                                  (375)             4,567
   Other                                                                                               2,815              2,832
                                              -------           ------            -----             --------           --------
    Net cash provided by (used in)
     operating activities                      (3,530)           2,561               49              148,090            344,439

Investing activities:
 Construction expenditures                     (1,245)          (3,595)                                  175           (475,497)
 Allowance for equity funds used during
  construction                                                                                                               (1)
 Proceeds from disposition of property,
  plant and equipment                           1,032              (93)                                  362              2,117
 Payment for purchase of companies, net of
  cash acquired                                                                                                             -
 Investment in Yorkshire Power                                                                                         (362,342)
 Transfer of subsidiaries to NCE               30,283            1,245              268                   (1)               -
 Purchase of other investments                 (3,053)                                                28,980            (32,560)
 Sale of other investments                                                                               682             11,844
                                              -------           ------            -----             --------           --------
    Net cash provided by (used in)
     investing activities                      27,017           (2,443)             268               30,198           (856,439)

Financing activities:
 Proceeds from  sale of common stock            1,328                                               (304,902)           286,869
 Proceeds from  sale of long-term notes
  and bonds                                       291            7,712                                  (404)           419,819
 Redemption of long-term notes and bonds          (56)          (7,000)                                   15           (227,577)
 Short-term borrowings - net                    2,400              400                               (84,563)           289,782
 Retirement of preferred stock of
  subsidiaries                                                                                                             (665)
 Dividends on common stock                                                                           199,809           (233,620)
 Dividends on preferred stock                                                                         11,757                -
                                              -------           ------            -----             --------           --------
   Net cash provided by (used in)
    financing activities                        3,963            1,112               -              (178,288)           534,608
                                              -------           ------            -----             --------           --------
   Net increase in cash and temporary
    cash investments                           27,450            1,230              317                  -               22,608
   Cash and temporary cash investments
    at beginning of year                                                                                                 50,015
                                              -------           ------            -----             --------           --------
   Cash and temporary cash investments
    at end of year                             27,450            1,230              317                  -               72,623
                                              -------           ------            -----             --------           --------
                                              -------           ------            -----             --------           --------

             PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES
               CONSOLIDATING STATEMENT OF CASH FLOWS
                      YEAR ENDED DECEMBER 31, 1997
                          (THOUSANDS OF DOLLARS)



                                                                                            Public Service
                                                                                         Company of Colorado       1480 Welton,
                                                                                               (parent)                Inc.
                                                                                           ----------------       --------------

Operating activities:
      Net income                                                                                93,477                1,669
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Extraordinary item - U.K. windfall tax
           Depreciation and amortization                                                       167,863                1,480
           Amortization of investment tax credits                                               (5,115)                 (60)
           Deferred income taxes                                                                33,853                   91
           Write-off of investments in cogeneration projects
           Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries          60,332
           Allowance for equity funds used during construction                                       6
           Change in accounts receivable                                                        27,090                 (224)
           Change in inventories                                                                (1,758)
           Change in other current assets                                                      (50,241)                  21
           Change in accounts payable                                                            6,708                  225
           Change in other current liabilities                                                  (8,935)                 (70)
           Change in deferred amounts                                                          (22,753)
           Change in noncurrent liabilities                                                      3,620
           Other
                                                                                           --------------          --------------
             Net cash provided by operating activities                                         304,147                3,132

Investing activities:
      Construction expenditures                                                               (347,509)
      Allowance for equity funds used during construction                                           (6)
      Proceeds from disposition of property, plant and equipment                                 3,330
      Payment for purchase of companies, net of cash acquired
      Investment in Yorkshire Power
      Transfer of subsidiaries to NCE
      Purchase of other investments                                                           (358,952)
      Sale of other investments                                                                 11,162
                                                                                           --------------          --------------
             Net cash used in investing activities                                            (691,975)                   -


Financing activities:
      Proceeds from sale of common stock                                                        20,517
      Contribution of capital by NCE                                                           273,300
      Proceeds from sale of long-term notes and bonds                                          323,310
      Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
      Redemption of long-term notes and bonds                                                 (125,178)                (351)
      Short-term borrowings - net                                                               68,700
      Retirement of preferred stock of subsidiaries                                               (665)
      Dividends on common stock                                                               (148,279)              (2,591)
      Dividends on preferred stock                                                             (11,757)
                                                                                           --------------          --------------
             Net cash provided by (used in) financing activities                               399,948               (2,942)
                                                                                           --------------          --------------
             Net increase in cash and temporary cash investments                                12,120                  190
             Cash and temporary cash investments at beginning of year                            3,435                   76
             Net decrease in cash and temporary cash investments for PSCo for the transfer of subsidiaries to NCE
                                                                                           --------------          --------------
             Cash and temporary cash investments at end of year                                 15,555                  266
                                                                                           --------------          --------------
                                                                                           --------------          --------------




                                                                                                                PS Colorado
                                                                                           PSR Investments,       Credit
                                                                                                 Inc.          Corporation
                                                                                           ----------------   --------------

Operating activities:
      Net income                                                                                11,512             2,231
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Extraordinary item - U.K. windfall tax
           Depreciation and amortization                                                                             164
           Amortization of investment tax credits
           Deferred income taxes                                                                   488
           Write-off of investments in cogeneration projects
           Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries
           Allowance for equity funds used during construction
           Change in accounts receivable                                                           663           (47,146)
           Change in inventories                                                                                   3,749
           Change in other current assets                                                          (10)              (31)
           Change in accounts payable                                                            1,494            (1,622)
           Change in other current liabilities                                                  (1,075)           (1,598)
           Change in deferred amounts
           Change in noncurrent liabilities
           Other
                                                                                           --------------     --------------
             Net cash provided by operating activities                                          13,072           (44,253)

Investing activities:
      Construction expenditures
      Allowance for equity funds used during construction
      Proceeds from disposition of property, plant and equipment
      Payment for purchase of companies, net of cash acquired
      Investment in Yorkshire Power
      Transfer of subsidiaries to NCE
      Purchase of other investments                                                               (425)
      Sale of other investments
                                                                                           --------------     --------------
             Net cash used in investing activities                                                (425)               -


Financing activities:
      Proceeds from sale of common stock                                                                           5,201
      Contribution of capital by NCE
      Proceeds from sale of long-term notes and bonds                                                             79,861
      Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
      Redemption of long-term notes and bonds                                                                    (80,000)
      Short-term borrowings - net                                                                                 41,550
      Retirement of preferred stock of subsidiaries
      Dividends on common stock                                                                (11,200)           (2,231)
      Dividends on preferred stock
                                                                                           --------------     --------------
             Net cash provided by (used in) financing activities                               (11,200)           44,381
                                                                                           --------------     --------------
             Net increase in cash and temporary cash investments                                 1,447               128
             Cash and temporary cash investments at beginning of year                              107                38
             Net decrease in cash and temporary cash investments for PSCo for the transfer of subsidiaries to NCE
                                                                                          --------------     --------------
             Cash and temporary cash investments at end of year                                  1,554               166
                                                                                          --------------     --------------
                                                                                          --------------     --------------




                                                                                                                 Fuel Resources
                                                                                                                 Development Co.
                                                                                          New Century             (a dissolved
                                                                                       International, Inc.       Colorado corp.)
                                                                                       -------------------      -----------------

Operating activities:
      Net income                                                                               (74,619)                673
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Extraordinary item - U.K. windfall tax                                              110,565
           Depreciation and amortization                                                            88                   6
           Amortization of investment tax credits
           Deferred income taxes                                                                                     1,704
           Write-off of investments in cogeneration projects
           Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries         (35,014)
           Allowance for equity funds used during construction
           Change in accounts receivable                                                          (186)                (70)
           Change in inventories
           Change in other current assets
           Change in accounts payable                                                              838               (1,511)
           Change in other current liabilities                                                  (1,186)                 (52)
           Change in deferred amounts                                                                                   (56)
           Change in noncurrent liabilities
           Other                                                                                  (573)
                                                                                           --------------       -----------------
             Net cash provided by operating activities                                             (87)                 694

Investing activities:
      Construction expenditures
      Allowance for equity funds used during construction
      Proceeds from disposition of property, plant and equipment                                                        (13)
      Payment for purchase of companies, net of cash acquired
      Investment in Yorkshire Power                                                           (362,342)
      Transfer of subsidiaries to NCE
      Purchase of other investments                                                            (13,966)
      Sale of other investments
                                                                                           --------------       -----------------
             Net cash used in investing activities                                            (376,308)                 (13)


Financing activities:
      Proceeds from sale of common stock                                                       364,441
      Contribution of capital by NCE
      Proceeds from sale of long-term notes and bonds
      Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
      Redemption of long-term notes and bonds
      Short-term borrowings - net                                                               11,956
      Retirement of preferred stock of subsidiaries
      Dividends on common stock
      Dividends on preferred stock
                                                                                           --------------       -----------------
             Net cash provided by (used in) financing activities                               376,397                    -
                                                                                           --------------       -----------------
             Net increase in cash and temporary cash investments                                     2                  681
             Cash and temporary cash investments at beginning of year                                                   687
             Net decrease in cash and temporary cash investments for PSCo for the transfer of subsidiaries to NCE
                                                                                           --------------       -----------------
             Cash and temporary cash investments at end of year                                      2                1,368
                                                                                           --------------       -----------------
                                                                                           --------------       -----------------





                                                                                               e prime, inc.       Cheyenne Light,
                                                                                             (consolidated)(1)  Fuel & Power Co(1)
                                                                                            -----------------   ------------------

Operating activities:
      Net income                                                                                   (1,865)              602
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Extraordinary item - U.K. windfall tax
           Depreciation and amortization                                                            1,724             1,455
           Amortization of investment tax credits                                                                       (44)
           Deferred income taxes                                                                     (277)            1,498
           Write-off of investments in cogeneration projects
           Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries
           Allowance for equity funds used during construction
           Change in accounts receivable                                                            8,529            (4,708)
           Change in inventories                                                                     (110)              131
           Change in other current assets                                                            (146)           (2,717)
           Change in accounts payable                                                             (15,083)             (810)
           Change in other current liabilities                                                       (165)             (928)
           Change in deferred amounts                                                                (461)              425
           Change in noncurrent liabilities                                                                            (253)
           Other                                                                                     (516)
                                                                                             ----------------    -----------------
             Net cash provided by operating activities                                             (8,370)           (5,349)

Investing activities:
      Construction expenditures                                                                      (617)           (3,782)
      Allowance for equity funds used during construction
      Proceeds from disposition of property, plant and equipment                                       (8)             (125)
      Payment for purchase of companies, net of cash acquired
      Investment in Yorkshire Power
      Transfer of subsidiaries to NCE
      Purchase of other investments                                                                (1,242)
      Sale of other investments
                                                                                             ----------------    -----------------
             Net cash used in investing activities                                                 (1,867)           (3,907)


Financing activities:
      Proceeds from sale of common stock                                                            2,750
      Contribution of capital by NCE
      Proceeds from sale of long-term notes and bonds                                                                 9,048
      Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
      Redemption of long-term notes and bonds
      Short-term borrowings - net                                                                   5,500              (175)
      Retirement of preferred stock of subsidiaries
      Dividends on common stock
      Dividends on preferred stock
                                                                                             ----------------    -----------------
             Net cash provided by (used in) financing activities                                    8,250             8,873
                                                                                             ----------------    -----------------
             Net increase in cash and temporary cash investments                                   (1,987)             (383)
             Cash and temporary cash investments at beginning of year                               2,177             1,629
             Net decrease in cash and temporary cash investments for PSCo for the
                 transfer of subsidiaries to NCE                                                     (190)           (1,246)
                                                                                             ----------------    -----------------
             Cash and temporary cash investments at end of year                                         -                 -
                                                                                             ----------------    -----------------
                                                                                             ----------------    -----------------







                                                                                                  WestGas             Natural Fuels
                                                                                             InterState, Inc.(1)     Corporation(1)
                                                                                             -------------------    ----------------

Operating activities:
      Net income                                                                                    44                  (577)
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Extraordinary item - U.K. windfall tax
           Depreciation and amortization                                                            15                   253
           Amortization of investment tax credits
           Deferred income taxes                                                                     6                    60
           Write-off of investments in cogeneration projects
           Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries
           Allowance for equity funds used during construction
           Change in accounts receivable                                                            (2)                   21
           Change in inventories                                                                                        (425)
           Change in other current assets                                                           (1)                 (542)
           Change in accounts payable                                                               (5)                  177
           Change in other current liabilities                                                      (7)                  993
           Change in deferred amounts                                                                -                     1
           Change in noncurrent liabilities
           Other                                                                                                        (113)
                                                                                             ----------------    -----------------
             Net cash provided by operating activities                                              50                  (152)

Investing activities:
      Construction expenditures                                                                                         (365)
      Allowance for equity funds used during construction
      Proceeds from disposition of property, plant and equipment                                                           3
      Payment for purchase of companies, net of cash acquired
      Investment in Yorkshire Power
      Transfer of subsidiaries to NCE
      Purchase of other investments                                                                                       23
      Sale of other investments
                                                                                             ----------------    -----------------
             Net cash used in investing activities                                                   -                  (339)


Financing activities:
      Proceeds from sale of common stock
      Contribution of capital by NCE
      Proceeds from sale of long-term notes and bonds                                                                     30
      Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
      Redemption of long-term notes and bonds                                                                            (51)
      Short-term borrowings - net
      Retirement of preferred stock of subsidiaries
      Dividends on common stock
      Dividends on preferred stock
                                                                                             ----------------    -----------------
             Net cash provided by (used in) financing activities                                     -                   (21)
                                                                                             ----------------    -----------------
             Net increase in cash and temporary cash investments                                    50                  (512)
             Cash and temporary cash investments at beginning of year                              219                 1,038
             Net decrease in cash and temporary cash investments for PSCo for the
                 transfer of subsidiaries to NCE                                                  (269)                 (526)
                                                                                             ----------------    -----------------
             Cash and temporary cash investments at end of year                                      -                     -
                                                                                             ----------------    -----------------
                                                                                             ----------------    -----------------






                                                                                            Eliminations          Public Service
                                                                                                 and            Company of Colorado
                                                                                          reclassifications       (consolidated)
                                                                                          -----------------     -------------------

Operating activities:
      Net income                                                                                60,330                 93,477
      Adjustments to reconcile net income to net
        cash provided by operating activities:
           Extraordinary item - U.K. windfall tax                                                                     110,565
           Depreciation and amortization                                                            (1)               173,047
           Amortization of investment tax credits                                                                      (5,219)
           Deferred income taxes                                                                   (33)                37,390
           Write-off of investments in cogeneration projects                                                               -
           Equity in earnings of Yorkshire Power and other unconsolidated subsidiaries         (60,244)               (34,926)
           Allowance for equity funds used during construction                                                              6
           Change in accounts receivable                                                           655                (15,378)
           Change in inventories                                                                (3,750)                (2,163)
           Change in other current assets                                                          753                (52,914)
           Change in accounts payable                                                            4,176                 (5,413)
           Change in other current liabilities                                                  (2,847)               (15,870)
           Change in deferred amounts                                                              931                (21,913)
           Change in noncurrent liabilities                                                                             3,367
           Other                                                                                 1,058                   (144)
                                                                                         ----------------         --------------
             Net cash provided by operating activities                                           1,028                 263,912

Investing activities:
      Construction expenditures                                                                                      (352,273)
      Allowance for equity funds used during construction                                                                  (6)
      Proceeds from disposition of property, plant and equipment                                                        3,187
      Payment for purchase of companies, net of cash acquired                                                               -
      Investment in Yorkshire Power                                                                                  (362,342)
      Transfer of subsidiaries to NCE                                                           (2,229)                (2,229)
      Purchase of other investments                                                            355,338                (19,224)
      Sale of other investments                                                                                        11,162
                                                                                         ----------------         --------------
             Net cash used in investing activities                                             353,109               (721,725)


Financing activities:
      Proceeds from sale of common stock                                                      (372,392)                20,517
      Contribution of capital by NCE                                                                                  273,300
      Proceeds from sale of long-term notes and bonds                                              (29)               412,220
      Proceeds from sale of SPS obligated mandatorily redeemable preferred securities
          of subsidiary trust holding solely subordinated debentures of SPS                                                -
      Redemption of long-term notes and bonds                                                       30               (205,550)
      Short-term borrowings - net                                                                   (1)               127,530
      Retirement of preferred stock of subsidiaries                                                                      (665)
      Dividends on common stock                                                                 16,022               (148,279)
      Dividends on preferred stock                                                                                    (11,757)
                                                                                         ----------------         --------------
             Net cash provided by (used in) financing activities                              (356,370)               467,316
                                                                                         ----------------         --------------
             Net increase in cash and temporary cash investments                                (2,233)                 9,503
             Cash and temporary cash investments at beginning of year                                                   9,406
             Net decrease in cash and temporary cash investments for PSCo for the
                 transfer of subsidiaries to NCE                                                 2,231                     -
                                                                                         ----------------         --------------
             Cash and temporary cash investments at end of year                                     (2)                18,909
                                                                                         ----------------         --------------
                                                                                         ----------------         --------------





(1) Includes the results of operations for the seven months ended July 31, 1997.

                        E PRIME, INC. AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF CASH FLOWS
             FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                            (THOUSANDS OF DOLLARS)


                                                                                                                 Young Gas
                                                                     e prime, inc.    Texas-Ohio    Texas-Ohio    Storage
                                                                       (parent)        Gas, Inc.  Pipeline, Inc.  Company
                                                                     -------------    ----------  -------------- ---------
Operating activities:
  Net income                                                               (1,865)       (1,513)             170       647
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Extraordinary item - U.K. windfall tax
    Depreciation and amortization                                             163         1,460               73        11
    Amortization of investment tax credits
    Deferred income taxes                                                       2          (505)              16       211
    Write-off of investments in cogeneration projects
    Equity in earnings subsidiaries, net                                      253
    Allowance for equity funds used during construction
    Change in accounts receivable                                          (2,886)        7,356              (73)     (959)
    Change in inventories                                                     228          (338)
    Change in other current assets                                           (143)           (2)
    Change in accounts payable                                             (3,983)       (9,810)             210       346
    Change in other current liabilities                                      (157)         (195)             (41)      (68)
    Change in deferred amounts                                               (234)            1                        (11)
    Change in noncurrent liabilities
    Other                                                                    (693)                                     177
                                                                     -------------    ----------  -------------- ---------
       Net cash provided by operating activities                           (9,315)       (3,546)             355       354

Investing activities:
  Construction expenditures                                                  (324)         (187)            (107)
  Allowance for equity funds used during construction
  Proceeds from disposition of property, plant and equipment
  Payment for purchase of companies, net of cash acquired
  Investment in Yorkshire Power
  Transfer of subsidiaries to NCE
  Purchase of other investments                                            (1,111)                                    (355)
  Sale of other investments
                                                                     -------------    ----------  -------------- ---------
       Net cash used in investing activities                               (1,435)         (187)            (107)     (355)
Financing activities:
  Proceeds from sale of common stock                                        2,750
  Contribution of capital by NCE
  Proceeds from sale of long-term notes and bonds
  Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely
     subordinated debentures of SPS
  Redemption of long-term notes and bonds
  Short-term borrowings - net                                               5,500         4,000
  Retirement of preferred stock of subsidiaries
  Dividends on common stock
  Dividends on preferred stock
                                                                     -------------    ----------  -------------- ---------
      Net cash provided by (used in) financing activities                   8,250         4,000                -         -
                                                                     -------------    ----------  -------------- ---------
      Net increase in cash and temporary cash investments                  (2,500)          267              248        (1)
      Cash and temporary cash investments at beginning of year                453         1,614              110
                                                                     -------------    ----------  -------------- ---------
      Cash and temporary cash investments at end of year                   (2,047)        1,881              358        (1)
                                                                     -------------    ----------  -------------- ---------
                                                                     -------------    ----------  -------------- ---------





                                                                                                     Eliminations
                                                               e prime project        e prime             and         e prime, inc.
                                                             international, inc.  operating, inc.  reclassifications (consolidated)
                                                             -------------------  ---------------  ----------------- --------------
Operating activities:
  Net income                                                                (10)              453                253        (1,865)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Extraordinary item - U.K. windfall tax                                                                                       -
    Depreciation and amortization                                            17                                              1,724
    Amortization of investment tax credits                                                                                       -
    Deferred income taxes                                                                                         (1)         (277)
    Write-off of investments in cogeneration projects                                                                            -
    Equity in earnings subsidiaries, net                                                                        (253)            -
    Allowance for equity funds used during construction                                                                          -
    Change in accounts receivable                                          (750)             (911)             6,752         8,529
    Change in inventories                                                                                                     (110)
    Change in other current assets                                                                                (1)         (146)
    Change in accounts payable                                              750               155             (2,751)      (15,083)
    Change in other current liabilities                                      (7)              302                  1          (165)
    Change in deferred amounts                                             (223)                                   6          (461)
    Change in noncurrent liabilities                                                                                             -
    Other                                                                                                                     (516)
                                                             -------------------  ---------------  ----------------- --------------
       Net cash provided by operating activities                           (223)               (1)             4,006        (8,370)

Investing activities:
  Construction expenditures                                                                                        1          (617)
  Allowance for equity funds used during construction                                                                            -
  Proceeds from disposition of property, plant and equipment                                                      (8)           (8)
  Payment for purchase of companies, net of cash acquired                                                                        -
  Investment in Yorkshire Power                                                                                                  -
  Transfer of subsidiaries to NCE                                                                                                -
  Purchase of other investments                                          (1,250)                               1,474        (1,242)
  Sale of other investments                                                                                                      -
                                                             -------------------  ---------------  ----------------- --------------
       Net cash used in investing activities                             (1,250)                -              1,467        (1,867)
Financing activities:
  Proceeds from sale of common stock                                      1,473                               (1,473)        2,750
  Contribution of capital by NCE                                                                                                 -
  Proceeds from sale of long-term notes and bonds                                                                                -
  Proceeds from sale of SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely
     subordinated debentures of SPS                                                                                              -
  Redemption of long-term notes and bonds                                                                                        -
  Short-term borrowings - net                                                                                 (4,000)        5,500
  Retirement of preferred stock of subsidiaries                                                                                  -
  Dividends on common stock                                                                                                      -
  Dividends on preferred stock                                                                                                   -
                                                             -------------------  ---------------  ----------------- --------------
      Net cash provided by (used in) financing activities                 1,473                 -             (5,473)        8,250
                                                             -------------------  ---------------  ----------------- --------------
      Net increase in cash and temporary cash investments                     -                (1)                 -        (1,987)
      Cash and temporary cash investments at beginning of year                                                               2,177
                                                             -------------------  ---------------  ----------------- --------------
      Cash and temporary cash investments at end of year                      -                (1)                 -           190
                                                             -------------------  ---------------  ----------------- --------------
                                                             -------------------  ---------------  ----------------- --------------


             SOUTHWESTERN PUBLIC SERVICE COMPANY AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1997
                            (THOUSANDS OF DOLLARS)


                                                Southwestern                                                           Southwestern
                                               Public Service                   Utility Engineering   Eliminations    Public Service
                                                  Company     Quixx Corporation     Corporation           and           Company
                                                  (parent)    (consolidated)(1)  (consolidated)(1)  reclassifications (consolidated)
                                               -------------- ----------------- ------------------- ----------------- --------------
Operating activities:
  Net income                                       75,575         (8,133)             232                7,901            75,575
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Extraordinary item - U.K. windfall tax                                                                                 -
      Depreciation and amortization                74,141          2,393              395                                 76,929
      Amortization of investment tax credits         (250)                                                                  (250)
      Deferred income taxes                        16,288        (10,171)             (45)              (2,485)            3,587
      Write-off of investments in
        cogeneration projects                                     13,452            2,600                                 16,052
      Equity in earnings of Yorkshire Power
        and other unconsolidated subsidiaries       7,901                                              (7,901)               -
      Allowance for equity funds used during
         construction                                  (5)                                                                    (5)
      Change in accounts receivable               (12,503)         5,166            2,008             (34,513)           (39,842)
      Change in inventories                           387           (109)              22                                    301
      Change in other current assets               (2,725)          (126)            (283)                 73             (3,061)
      Change in accounts payable                   43,612            (51)            (172)              2,294             45,683
      Change in other current liabilities          (6,502)        (6,872)          (1,728)              5,102            (10,000)
      Change in deferred amounts                  (50,073)        (2,692)             217               2,598            (49,950)
      Change in noncurrent liabilities              1,016                                                                  1,016
      Other                                           (33)           312                                                     276
                                                 --------       --------         --------            --------           --------
        Net cash provided by operating
          activities                              146,829         (6,831)           3,246             (26,931)           116,311

Investing activities:
  Construction expenditures                      (116,969)          (834)            (747)                              (118,550)
  Allowance for equity funds used during
    construction                                        5                                                                      5
  Proceeds from disposition of property,
    plant and equipment                            (2,371)                                                                (2,371)
  Payment for purchase of companies, net of
    cash acquired                                                                                                            -
  Investment in Yorkshire Power                                                                                              -
  Transfer of subsidiaries to NCE                                 17,000                              (46,567)           (29,567)
  Purchase of other investments                   (15,000)        (2,576)          (2,600)             15,537             (4,639)
  Sale of other investments                           381                                                (381)               -
                                                 --------       --------         --------            --------           --------
        Net cash used in investing activities    (133,954)        13,590           (3,347)            (31,411)          (155,122)

Financing activities:
  Proceeds from sale of common stock                                                                                         -
  Contribution of capital by NCE                                                                                             -
  Proceeds from sale of long-term notes
    and bonds                                                                                                                -
  Proceeds from sale of SPS obligated
    mandatorily redeemable preferred
    securities of subsidiary trust holding
    solely subordinated debentures of SPS                                                                                    -
  Redemption of long-term notes and bonds         (14,919)          (111)                                  44            (14,986)
  Short-term borrowings - net                      71,851                              (2)             28,715            100,564
  Retirement of preferred stock of
    subsidiaries                                                                                                             -
  Dividends on common stock                       (86,391)                                                               (86,391)
  Dividends on preferred stock                                                                                               -
                                                 --------       --------         --------            --------           --------
        Net cash provided by (used in)
          financing activities                    (29,459)          (111)              (2)             28,759               (813)
                                                 --------       --------         --------            --------           --------
        Net increase in cash and temporary
          cash investments                        (16,584)         6,648             (103)            (29,583)           (39,624)
        Cash and temporary cash investments
          at beginning of year                     17,570          1,693           21,347                  (1)            40,610
        Net decrease in cash and temporary
          cash investments for SPS for the
          transition period                                       (8,341)         (21,244)             29,584                -
                                                 --------       --------         --------            --------           --------
        Cash and temporary cash investments
          at end of year                              986            -                -                   -                  986
                                                 --------       --------         --------            --------           --------
                                                 --------       --------         --------            --------           --------


                      QUIXX CORPORATION AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF CASH FLOWS
             FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                            (THOUSANDS OF DOLLARS)

                                                  QUIXX CORPORATION    QUIXX POWER    QUIXX JAMAICA, INC.        QUIXX
                                                      (PARENT)        SERVICES, INC.     (CONSOLIDATED)     RESOURCES, INC.
                                                  -----------------   --------------  -------------------   ---------------
Operating activities:
  Net income                                                 (8,133)              77                   18                (5)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                               114                -                2,158
    Amortization of investment tax credits
    Deferred income taxes                                    (9,534)               -                 (637)                -
    Write-off of investments in cogeneration
     projects                                                13,452
    Equity in earnings of unconsolidated
     subsidiaries, net                                         (491)
    Allowance for equity funds used during
     construction
    Change in accounts receivable                             4,919              133                   22                (3)
    Change in inventories                                      (109)
    Change in other current assets                              (25)              (2)                (104)                -
    Change in accounts payable                                  204             (153)                  (3)
    Change in other current liabilities                      (6,666)               -                    -
    Change in deferred amounts                               (2,692)              25                 (194)
    Other                                                       341
                                                  -----------------   --------------  -------------------   ---------------
     Net cash provided by operating activities               (8,620)              80                1,260                (8)

Investing activities:
  Construction expenditures                                     (41)
  Allowance for equity funds used during
   construction
  Proceed from disposition of property, plant and
   equipment
  Payment for purchase of companies, net of cash
   acquired
  Investment in Yorkshire Power
  Transfer of subsidiaries to NCE
  Purchase of other investments                              (1,979)               -                 (875)                7
  Sale of other investments                                  17,000
                                                  -----------------   --------------  -------------------   ---------------
     Net cash used in investing activities                   14,980                -                 (875)                7

Financing activities:
  Proceeds from sale of common stock
  Contribution of capital by NCE
  Proceeds from sale of long-term notes and bonds
  Proceeds from sale of SPS obligated mandatorily
   redeemable preferred securities of subsidiary
   trust holding solely subordinated debentures
   of SPS
  Redemption of long-term notes and bonds                       (11)            (100)
  Short-term borrowings - net
  Retirement of preferred stock of subsidiaries
  Dividends on common stock
  Dividends on preferred stock
                                                  -----------------   --------------  -------------------   ---------------
     Net cash-provided by (used in) financing
      activities                                                (11)            (100)                   -                 -
                                                  -----------------   --------------  -------------------   ---------------
     Net increase in cash and temporary cash
      investments                                             6,349              (20)                 385                (1)
     Cash and temporary cash investments at
      beginning of year                                         436              102                  964                 2
                                                  -----------------   --------------  -------------------   ---------------
     Cash and temporary cash investments at end
      of year                                                 6,785               82                1,349                 1
                                                  -----------------   --------------  -------------------   ---------------
                                                  -----------------   --------------  -------------------   ---------------


                                                                             ELIMINATIONS
                                                           QUIXX                 AND          QUIXX CORPORATION
                                                     LOUISVILLE, L.L.C.   RECLASSIFICATIONS     (CONSOLIDATED)
                                                     ------------------   -----------------   -----------------
Operating activities:
  Net income                                                        410                (499)             (8,132)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                                   121                   -               2,393
    Amortization of investment tax credits                                                                    -
    Deferred income taxes                                                                               (10,171)
    Write-off of investments in cogeneration
     projects                                                                                            13,452
    Equity in earnings of unconsolidated
     subsidiaries, net                                                                  491                   -
    Allowance for equity funds used during
     construction                                                                                             -
    Change in accounts receivable                                    (3)                 98               5,166
    Change in inventories                                                                                  (109)
    Change in other current assets                                    4                   1                (126)
    Change in accounts payable                                                          (99)                (51)
    Change in other current liabilities                                                (206)             (6,872)
    Change in deferred amounts                                      (14)                183              (2,692)
    Other                                                                               (30)                311
                                                     ------------------   -----------------   -----------------
     Net cash provided by operating activities                      518                 (61)             (6,831)

Investing activities:
  Construction expenditures                                        (571)               (222)               (834)
  Allowance for equity funds used during
   construction                                                                                               -
  Proceed from disposition of property, plant and
   equipment                                                                                                  -
  Payment for purchase of companies, net of cash
   acquired                                                                                                   -
  Investment in Yorkshire Power                                                                               -
  Transfer of subsidiaries to NCE                                                                             -
  Purchase of other investments                                     (14)                285              (2,576)
  Sale of other investments                                                                              17,000
                                                     ------------------   -----------------   -----------------
     Net cash used in investing activities                         (585)                 63              13,590

Financing activities:
  Proceeds from sale of common stock                                                                          -
  Contribution of capital by NCE                                                                              -
  Proceeds from sale of long-term notes and bonds                                                             -
  Proceeds from sale of SPS obligated mandatorily
   redeemable preferred securities of subsidiary
   trust holding solely subordinated debentures
   of SPS                                                                                                     -
  Redemption of long-term notes and bonds                                                                  (111)
  Short-term borrowings - net                                                                                 -
  Retirement of preferred stock of subsidiaries                                                               -
  Dividends on common stock                                                                                   -
  Dividends on preferred stock                                                                                -
                                                     ------------------   -----------------   -----------------
     Net cash-provided by (used in) financing
      activities                                                      -                   -                (111)
                                                     ------------------   -----------------   -----------------
     Net increase in cash and temporary cash
      investments                                                   (67)                  2               6,648
     Cash and temporary cash investments at
      beginning of year                                             189                                   1,693
                                                     ------------------   -----------------   -----------------
     Cash and temporary cash investments at end
      of year                                                       122                   2               8,341
                                                     ------------------   -----------------   -----------------
                                                     ------------------   -----------------   -----------------


               QUIXX CORPORATION AND SUBSIDIARIES
              CONSOLIDATING STATEMENT OF CASH FLOWS
      FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                     (THOUSANDS OF DOLLARS)


                                                                                                Eliminations
                                                          Quixx Jamaica, Inc.       KES              and         Quixx Jamaica, Inc.
                                                                (parent)       Jamaica, Inc.  reclassifications    (consolidated)
                                                          -------------------  -------------  -----------------  -------------------
Operating activities:
  Net income                                                          11               183             (176)                 18
  Adjustments to reconcile net income to net
   cash provided by operating activities:
      Depreciation and amortization                                  195             1,964               (1)              2,158
      Amortization of investment tax credits
      Deferred income taxes                                         (637)                                                  (637)
      Write-off of investments in cogeneration projects
      Equity in earnings of unconsolidated subsidiaries,
       net                                                          (213)                               213
      Allowance for equity funds used during
       construction
      Change in accounts receivable                                                     22                                   22
      Change in inventories
      Change in other current assets                                                  (104)                                (104)
      Change in accounts payable                                                        (3)                                  (3)
      Change in other current liabilities                           (187)               30              (37)               (194)
      Change in deferred amounts
      Other
                                                                   -----             -----            -----               -----
        Net cash provided by operating activities                   (831)            2,092               (1)              1,260

Investing activities:
  Construction expenditures
  Allowance for equity funds used during construction
  Proceed from disposition of property, plant and
   equipment
  Payment for purchase of companies, net of cash acquired          1,707                             (1,707)
  Investment in Yorkshire Power
  Transfer of subsidiaries to NCE
  Purchase of other investments                                     (875)           (1,707)           1,707                (875)
  Sale of other investments
                                                                   -----             -----            -----               -----
        Net cash used in investing activities                        832            (1,707)             -                  (875)

Financing activities:
  Proceeds from sale of common stock
  Contribution of capital by NCE
  Proceeds from sale of long-term notes and bonds
  Proceeds from sale of SPS obligated mandatorily
   redeemable preferred securities of subsidiary trust
   holding solely subordinated debentures of SPS
  Redemption of long-term notes and bonds
  Short-term borrowings - net
  Retirement of preferred stock of subsidiaries
  Dividends on common stock
  Dividends on preferred stock
                                                                   -----             -----            -----               -----
        Net cash provided by (used in) financing
         activities                                                  -                 -                -                   -
                                                                   -----             -----            -----               -----
        Net increase in cash and temporary cash
         investments                                                   1               385               (1)                385
        Cash and temporary cash investments at beginning
         of year                                                       5               959                                  964
                                                                   -----             -----            -----               -----
        Cash and temporary cash investments at end of
         year                                                          6             1,344               (1)              1,349
                                                                   -----             -----            -----               -----
                                                                   -----             -----            -----               -----


                            UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                                  CONSOLIDATING STATEMENT OF CASH FLOWS
                           For the period January 1, 1997 through July 31, 1997
                                         (Thousands of Dollars)

                                           Utility        Vista                      Universal                         Utility
                                         Engineering   Environmental    Precision     Utility      Eliminations       Engineering
                                         Corporation   Services Co.,    Resource      Services         and            Corporation
                                           (parent)        L.L.C.        Company       Company    reclassification   (consolidated)
                                         -----------   -------------    ---------    ---------    ----------------   --------------
Operating activities:
  Net income                                    232              36           23           58                (117)             232
  Adjustments to reconcile
   net income to net cash
   provided by operating activities:
    Depreciation and amortization               144               2                        42                 207              395
    Amortization of investment tax
     credits
    Deferred income taxes                       (65)                          (2)          22                                  (45)
    Write-off of investments in
     cogeneration projects                    2,600                                                                          2,600
    Equity in earnings of Yorkshire
     Power and other unconsolidated
      subsidiaries                             (117)                                                          117                -
    Allowance for equity funds used
     during construction
    Change in accounts receivable             1,796            (138)        (365)         484                 231            2,008
    Change in inventories                                                                  22                                   22
    Change in other current assets             (265)             85          (13)         (90)                                (283)
    Change in accounts payable                   48             (12)          62         (156)               (114)            (172)
    Change in other current liabilities      (1,851)             49           57           17                               (1,728)
    Change in deferred amounts                  213             (26)                       30                                  217
    Change in noncurrent liabilities                                                                                             -
    Other                                                                                                                        -
                                             ------            ----         ----         ----                ----           ------
    Net cash provided by operating
     activities                               2,735              (4)        (238)         429                 324            3,246

Investing activities:
  Construction expenditures                    (459)                                      (80)               (207)            (746)
  Allowance for equity funds used
   during construction
  Proceeds from disposition of
   property, plant and equipment                                                                                                 -
  Payment for purchase of companies,
   net of cash acquired                                                                                                          -
  Investment in Yorkshire Power                                                                                                  -
  Transfer of subsidiaries to NCE                                                                                                -
  Purchase of other investments              (2,683)                                                           83           (2,600)
  Sale of other investments                                                                                                      -
                                             ------            ----         ----         ----                ----           ------
    Net cash used in investing
     activities                              (3,142)              -            -          (80)               (124)          (3,346)

Financing activities:
  Proceeds from sale of common stock                                         200                             (200)               -
  Contribution of capital by NCE                                                                                                 -
  Proceeds from sale of long-term
   notes and bonds                                                                                                                -
  Proceeds from sale of SPS obligated
   mandatorily redeemable preferred
   securities of subsidiary trust holding
   solely subordinated debentures of SPS
  Redemption of long-term notes and bonds                                                                                        -
  Short-term borrowings - net                                    (2)                                                            (2)
  Retirement of preferred stock of
   subsidiaries                                                                                                                  -
  Dividends on common stock                                                                                                      -
  Dividends on preferred stock                                                                                                   -
                                             ------            ----         ----         ----                ----           ------
    Net cash provided by (used in)
     financing activities                         -              (2)         200            -                (200)              (2)
                                             ------            ----         ----         ----                ----           ------
    Net increase in cash and temporary
     cash investments                          (407)             (6)         (38)         349                   -             (102)
                                             ------            ----         ----         ----                ----           ------
    Cash and temporary cash investments
     at beginning of year                    20,896              37           34          379                               21,346
                                             ------            ----         ----         ----                ----           ------
    Cash and temporary cash investments
     at end of year                          20,489              31           (4)         728                               21,244
                                             ------            ----         ----         ----                ----           ------
                                             ------            ----         ----         ----                ----           ------

                                NC ENTERPRISES, INC. AND SUBSIDIARIES
                               CONSOLIDATING STATEMENT OF CASH FLOWS
                       For the period August 1, 1997 through December 31,1997
                                        (Thousands of Dollars)

                                                                                                   Utility
                                        NC Enterprises,      e prime,             Quixx           Engineering         Natural
                                             Inc.               inc.           Corporation        Corporation          Fuels
                                           (parent)        (consolidated)     (consolidated)     (consolidated)     Corporation
                                        --------------     --------------     --------------     --------------     -----------
Operating activities:
  Net income                               (6,824)            (3,056)            (1,410)             1,476             (580)
  Adjustments to reconcile
   net income to net cash provided
   by operating activities:
    Depreciation and amortization                              1,335              1,600                153              278
    Amortization of investment
     tax credits                                                                                        99
    Deferred income taxes                                        (26)             9,319                                  13
    Write-off of investments in
     cogeneration projects                                                        2,487
    Equity in earnings of Yorkshire
     Power and other unconsolidated
     subsidiaries                           4,538                                   418
    Allowance for equity funds used
     during construction
    Change in accounts receivable          (1,394)            (4,614)              (432)           (15,653)          (2,169)
    Change in inventories                                       (157)               (60)              (114)             150
    Change in other current assets                               (12)               113               (619)             552
    Change in accounts payable              4,775              7,529                307              7,631              388
    Change in other current liabilities       (86)             3,598                249                491             (659)
    Change in deferred amounts                                 1,167                (33)                69              345
    Change in noncurrent liabilities                                                                    31
    Other                                                       (943)                 8
                                           ------             ------            -------            -------           ------
     Net cash provided by operating
      activities                            1,009              4,821             12,566             (6,436)          (1,682)

Investing activities:
  Construction expenditures                                     (745)              (230)              (420)            (213)
  Allowance for equity funds used
   during construction
  Proceeds from disposition of
   property, plant and equipment                                                                     1,051                1
  Payment for purchase of companies,
   net of cash acquired
  Investment in Yorkshire Power
  Transfer of subsidiaries to
   NCE/other affiliated company                                  190              8,324             21,244              526
  Purchase of other investments            (2,921)             1,459            (16,831)                                 22
  Sale of other investments                                                       1,500
                                           ------             ------            -------            -------           ------
     Net cash used in investing
      activities                           (2,921)               904             (7,237)            21,875              336

Financing activities:
  Proceeds from sale of common stock        1,912
  Contribution of capital by NCE
  Proceeds from sale of long-term
   notes and bonds                                               (50)                                                     9
  Proceeds from sale of SPS obligated
   mandatorily redeemable preferred
   securities of subsidiary trust holding
   solely subordinated debentures of SPS
  Redemption of long-term notes and bonds                                           (56)
  Short-term borrowings - net                                    500                                  (100)           2,000
  Retirement of preferred stock of
   subsidiaries
  Dividends on common stock
  Dividends on preferred stock
                                           ------             ------            -------            -------           ------
    Net cash provided by (used in)
     financing activities                   1,912                450                (56)              (100)           2,009
                                           ------             ------            -------            -------           ------
    Net increase in cash and
     temporary cash investments                                6,175              5,273             15,339              663
                                           ------             ------            -------            -------           ------
    Cash and temporary cash investments
     at beginning of year
                                           ------             ------            -------            -------           ------
    Cash and terrpomry cash investments
     at end of year                                            6,175              5,273             15,339              663
                                           ------             ------            -------            -------           ------
                                           ------             ------            -------            -------           ------


                                                             Eliminations
                                          New Century-            and              NC Enterprises, Inc.
                                         Cadence, Inc.     reclassifications         (consolidated)
                                        --------------     -----------------       --------------------
Operating activities:
  Net income                                 (968)               4,538                   (6,824)
  Adjustments to reconcile
   net income to net cash provided
   by operating activities:
    Depreciation and amortization                               (1,684)                   1,682
    Amortization of investment
     tax credits                                                   (99)                       -
    Deferred income taxes                                           98                    9,404
    Write-off of investments in
     cogeneration projects                                      (2,487)                       -
    Equity in earnings of Yorkshire
     Power and other unconsolidated
     subsidiaries                                               (4,538)                     418
    Allowance for equity funds used
     during construction                                                                      -
    Change in accounts receivable            (334)              (9,411)                 (34,007)
    Change in inventories                                            1                     (180)
    Change in other current assets                                 882                      916
    Change in accounts payable                335                  603                   21,568
    Change in other current liabilities      (600)                (847)                   2,146
    Change in deferred amounts                                    (347)                   1,201
    Change in noncurrent liabilities                               115                      146
    Other                                                          935                        -
                                           ------               ------                  -------
     Net cash provided by operating
      activities                           (1,567)             (12,241)                  (3,530)

Investing activities:
  Construction expenditures                                        363                   (1,245)
  Allowance for equity funds used
   during construction                                                                        -
  Proceeds from disposition of
   property, plant and equipment                                   (20)                   1,032
  Payment for purchase of companies,
   net of cash acquired
  Investment in Yorkshire Power                                                               -
  Transfer of subsidiaries to
   NCE/other affiliated company                                     (1)                  30,283
  Purchase of other investments                                 15,218                   (3,053)
  Sale of other investments                (1,252)                (248)                       -
                                           ------               ------                  -------
     Net cash used in investing
      activities                           (1,252)              15,312                   27,017

Financing activities:
  Proceeds from sale of common stock        2,819               (3,403)                   1,328
  Contribution of capital by NCE
  Proceeds from sale of long-term
   notes and bonds                                                 332                      291
  Proceeds from sale of SPS obligated
   mandatorily redeemable preferred
   securities of subsidiary trust holding
   solely subordinated debentures of SPS                                                      -
  Redemption of long-term notes and bonds                                                   (56)
  Short-term borrowings - net                                                             2,400
  Retirement of preferred stock of
   subsidiaries                                                                               -
  Dividends on common stock
  Dividends on preferred stock
                                           ------               ------                  -------
    Net cash provided by (used in)
     financing activities                   2,819               (3,071)                   3,963
                                           ------               ------                  -------
    Net increase in cash and
     temporary cash investments                                                          27,450
                                           ------               ------                  -------
    Cash and temporary cash investments
     at beginning of year
                                           ------               ------                  -------
    Cash and terrpomry cash investments
     at end of year                                                                      27,450
                                           ------               ------                  -------
                                           ------               ------                  -------

                         E PRIME, INC. AND SUBSIDIARIES
                     CONSOLIDATING STATEMENT OF CASH FLOWS
            FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)

                                                                                             Young Gas
                                               e prime, inc. Texas-Ohio       Texas-Ohio      Storage     e prime project
                                                 (parent)     Gas, Inc.     Pipeline, Inc.    Company   international, inc.
                                               ------------- ----------     --------------   ---------  ------------------
Operating activities:
  Net income                                     (3,056)       (3,039)           77              417           1,395
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                   184         1,061            78                8               4
    Amortization of investment tax credits
    Deferred income taxes                            42          (352)          (16)             300
    Write-off of investment in cogeneration
     projects
    Equity in earnings of Yorkshire Power
     and other unconsolidated subsidiaries        1,792
    Allowance for equity funds used during
     construction
    Change in accounts receivable                (1,973)       (6,119)         (417)             902          (2,143)
    Change in inventories                                        (157)
    Change in other current assets                   19           (32)
    Change in accounts payable                    4,065         6,367             8              (93)           (750)
    Change in other current liabilities           2,136         1,849            11              (13)             41
    Change in deferred amounts                      965            (1)                           (11)            203
    Change in noncurrent liabilities
    Other                                          (693)                                         189
                                                 ------        ------          ----            -----          ------
      Net cash provided by operating
       activities                                 3,481          (423)         (259)           1,699          (1,250)

Investing activities:
  Construction expenditures                        (657)          (88)
  Allowance for equity funds used during
   construction
  Proceeds from disposition of property,
   plant and equipment
  Payment for purchase of companies,
   net of cash acquired
  Investment in Yorkshire Power
  Transfer of subsidiaries to NCE/other
   affiliated companies
  Purchase of other investments                   1,482                                         (172)          1,250
  Sale of other investments
                                                 ------        ------          ----            -----          ------
      Net cash used in investing
       activities                                   825           (88)           -              (172)          1,250

Financing activities:
  Proceeds from sale of common stock
  Contribution of capital by NCE
  Proceeds from sale of long-term notes
   and bonds                                        (50)
  Proceed from sale of SPS obligated
   mandatorily redeemable preferred
   securities of subsidiary trust holding
   solely subordinated debentures of SPS
  Redemption of long-term notes and bonds
  Short-term borrowings - net                       500         2,000
  Retirement of preferred stock of
   subsidiaries
  Dividends on common stock                                                                   (1,527)
  Dividends on preferred stock
                                                 ------        ------          ----            -----          ------
      Net cash provided by (used in)
       financing activities                         450         2,000            -            (1,527)            -
                                                 ------        ------          ----            -----          ------
      Net increase in cash and temporary cash
       investments                                4,756         1,489          (259)             -               -
      Cash and temporary cash investments
       at beginning of year                      (2,047)        1,879           357              -
                                                 ------        ------          ----            -----          ------
      Cash and temporary cash investments
       at end of year                             2,709         3,368            98              -               -
                                                 ------        ------          ----            -----          ------
                                                 ------        ------          ----            -----          ------


                                                                       Eliminations
                                                       e prime             and             e prime, inc.
                                                    operating, inc.  reclassifications    (consolidated)
                                                    ---------------  -----------------    --------------
Operating activities:
  Net income                                             (643)             1,793              (3,056)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                                                              1,335
    Amortization of investment tax credits                                                       -
    Deferred income taxes                                                                        (26)
    Write-off of investment in cogeneration
     projects                                                                                    -
    Equity in earnings of Yorkshire Power
     and other unconsolidated subsidiaries                                (1,792)                -
    Allowance for equity funds used during
     construction                                                                                -
    Change in accounts receivable                         669              4,467              (4,614)
    Change in inventories                                                                       (157)
    Change in other current assets                                             1                 (12)
    Change in accounts payable                            399             (2,467)              7,529
    Change in other current liabilities                  (425)                (1)              3,598
    Change in deferred amounts                                                11               1,167
    Change in noncurrent liabilities                                                             -
    Other                                                                   (439)               (943)
                                                         ----             ------              ------
      Net cash provided by operating
       activities                                          -               1,573               4,821

Investing activities:
  Construction expenditures                                                                     (745)
  Allowance for equity funds used during
   construction                                                                                  -
  Proceeds from disposition of property,
   plant and equipment                                                                           -
  Payment for purchase of companies,
   net of cash acquired                                                                          -
  Investment in Yorkshire Power                                                                  -
  Transfer of subsidiaries to NCE/other
   affiliated companies                                                                          -
  Purchase of other investments                                           (1,101)              1,459
  Sale of other investments                                                                      -
                                                         ----             ------              ------
      Net cash used in investing
       activities                                          -              (1,101)                714

Financing activities:
  Proceeds from sale of common stock                                                             -
  Contribution of capital by NCE                                                                 -
  Proceeds from sale of long-term notes
   and bonds                                                                                     (50)
  Proceed from sale of SPS obligated
   mandatorily redeemable preferred
   securities of subsidiary trust holding
   solely subordinated debentures of SPS                                                         -
  Redemption of long-term notes and bonds                                                        -
  Short-term borrowings - net                                             (2,000)                500
  Retirement of preferred stock of
   subsidiaries                                                                                  -
  Dividends on common stock                                                1,527                 -
  Dividends on preferred stock                                                                   -
                                                         ----             ------              ------
      Net cash provided by (used in)
       financing activities                                -                (473)                450
                                                         ----             ------              ------
      Net increase in cash and temporary cash
       investments                                         -                  (1)              5,985
      Cash and temporary cash investments
       at beginning of year                                                    1                 190
                                                         ----             ------              ------
      Cash and temporary cash investments
       at end of year                                      -                 -                 6,175
                                                         ----             ------              ------
                                                         ----             ------              ------

                                QUIXX CORPORATION AND SUBSIDIARIES
                              CONSOLIDATING STATEMENT OF CASH FLOWS
                     FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                                      (THOUSANDS OF DOLLARS)

                                                  Quixx Corporation    Quixx Power    Quixx Jamaica, Inc.        Quixx
                                                      (parent)        Services, Inc.     (consolidated)     Resources, Inc.
                                                  -----------------   --------------  -------------------   ---------------
Operating activities:
  Net income                                                 (1,410)              45                  351                (1)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                                67                                 1,440
    Amortization of investment tax credits
    Deferred income taxes                                     9,795               (1)                (462)              (10)
    Write-off of investments in cogeneration
     projects                                                 2,487
    Equity in earnings of Yorkshire Power and
      other unconsolidated subsidiaries                        (277)
    Allowance for equity funds used during
     construction
    Change in accounts receivable                              (689)              (6)                  (6)                3
    Change in inventories                                       (60)
    Change in other current assets                                4                1                  108                 6
    Change in accounts payable                                  428               17                   29
    Change in other current liabilities                          58               17                  360
    Change in deferred amounts                                  (33)
    Change in noncurrent liabilities
    Other                                                       (22)
                                                  -----------------   --------------  -------------------   ---------------
     Net cash provided by operating activities               10,348               73                1,820                (2)

Investing activities:
  Construction expenditures                                      (8)
  Allowance for equity funds used during
   construction
  Proceeds from disposition of property, plant
   and equipment
  Payment for purchase of companies, net of cash
   acquired
  Investment in Yorkshire Power
  Transfer of subsidiaries to NCE
  Purchase of other investments                             (14,958)                               (1,850)                9
  Sale of other investments                                   1,500
                                                  -----------------   --------------  -------------------   ---------------
     Net cash used in investing activities                  (13,466)               -               (1,850)                9

Financing activities:
  Proceeds from sale of common stock
  Contribution of capital by NCE
  Proceeds from sale of long-term notes
   and bonds
  Proceeds from sale of SPS obligated mandatorily
   redeembale preferred securities of subsidiary
   trust holding solely subordinated debentures
   of SPS
  Redemption of long-term notes and bonds                       (56)
  Short-term borrowings - net
  Retirement of preferred stock of subsidiaries
  Dividends on common stock
  Dividends on preferred stock
                                                  -----------------   --------------  -------------------   ---------------
    Net cash provided by (used in) financing
     activities                                                 (56)               -                    -                 -
                                                  -----------------   --------------  -------------------   ---------------
    Net increase in cash and temporary cash
     investments                                             (3,174)              73                  (30)                7
    Cash and temporary cash investments at
     beginning of year                                        6,770               81                1,350                 1
                                                  -----------------   --------------  -------------------   ---------------
    Cash and temporary cash investments at end
     of year                                                  3,596              154                1,320                 8
                                                  -----------------   --------------  -------------------   ---------------
                                                  -----------------   --------------  -------------------   ---------------

                                                                             Eliminations
                                                            Quixx                 and          Quixx Corporation
                                                      Louisville, L.L.C.   Reclassifications     (consolidated)
                                                      ------------------   -----------------   -----------------
Operating activities:
  Net income                                                         290                (685)             (1,410)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                                     92                   1               1,600
    Amortization of investment tax credits
    Deferred income taxes                                                                 (3)              9,319
    Write-off of investments in cogeneration
     projects                                                                                              2,487
    Equity in earnings of Yorkshire Power and
      other unconsolidated subsidiaries                                                  695                 418
    Allowance for equity funds used during
     construction                                                                                              -
    Change in accounts receivable                                     15                 251                (432)
    Change in inventories                                                                                    (60)
    Change in other current assets                                    (2)                 (4)                113
    Change in accounts payable                                                          (167)                307
    Change in other current liabilities                                                 (186)                249
    Change in deferred amounts                                        (8)                  8                 (33)
    Change in noncurrent liabilities                                                                           -
    Other                                                                                 30                   8
                                                      ------------------   -----------------   -----------------
     Net cash provided by operating activities                       387                 (60)             12,566

Investing activities:
  Construction expenditures                                                             (222)               (230)
  Allowance for equity funds used during
   construction                                                                                                -
  Proceeds from disposition of property, plant
   and equipment                                                                                               -
  Payment for purchase of companies, net of cash
   acquired                                                                                                    -
  Investment in Yorkshire Power                                                                                -
  Transfer of subsidiaries to NCE                                                                              -
  Purchase of other investments                                     (316)                284             (16,831)
  Sale of other investments                                                                                1,500
                                                      ------------------   -----------------   -----------------
     Net cash used in investing activities                          (316)                 62             (15,561)

Financing activities:
  Proceeds from sale of common stock                                                                           -
  Contribution of capital by NCE                                                                               -
  Proceeds from sale of long-term notes
   and bonds                                                                                                   -
  Proceeds from sale of SPS obligated mandatorily
   redeembale preferred securities of subsidiary                                                                            -
   trust holding solely subordinated debentures
   of SPS                                                                                                      -
  Redemption of long-term notes and bonds                                                                    (56)
  Short-term borrowings - net                                                                                  -
  Retirement of preferred stock of subsidiaries                                                                -
  Dividends on common stock                                                                                    -
  Dividends on preferred stock                                                                                 -
                                                      ------------------   -----------------   -----------------
    Net cash provided by (used in) financing
     activities                                                        -                   -                 (56)
                                                      ------------------   -----------------   -----------------
    Net increase in cash and temporary cash
     investments                                                      71                   2              (3,051)
    Cash and temporary cash investments at
     beginning of year                                               122                                   8,324
                                                      ------------------   -----------------   -----------------
    Cash and temporary cash investments at end
     of year                                                         193                   2               5,273
                                                      ------------------   -----------------   -----------------
                                                      ------------------   -----------------   -----------------


                    QUIXX JAMAICA, INC. AND SUBSIDIARIES
                    CONSOLIDATING STATEMENT OF CASH FLOWS
              FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997
                          (THOUSANDS OF DOLLARS)

                                                                                              Eliminations
                                                       Quixx Jamaica, Inc.       KES              and           Quixx Jamaica, Inc.
                                                            (parent)        Jamaica, Inc.   reclassifications     (consolidated)
                                                       -------------------  -------------   -----------------   -------------------
Operating activities:
  Net income                                                    359                 720              (728)                 351
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation and amortization                               139               1,301                                  1,440
    Amortization of investment tax credits                                                                                 -
    Deferred income taxes                                      (462)                                                      (462)
    Write-off of investments in cogeneration projects                                                                      -
    Equity in earnings of unconsolidated
      subsidiaries, net                                        (690)                                  690                  -
    Allowance for equity funds used during construction                                                                    -
    Change in accounts receivable                                                    (5)               (1)                  (6)
    Change in inventories                                                                                                  -
    Change in other current assets                                                  108                                    108
    Change in accounts payable                                                       29                                     29
    Change in other current liabilities                         335                 (13)               38                  360
    Change in deferred amounts                                                                                             -
    Other                                                                                                                  -
                                                       -------------------  -------------   -----------------   -------------------
      Net cash provided by operating activities                (319)              2,140                (1)               1,820

Investing activities:
  Construction expenditures                                                                                                -
  Allowance for equity funds used during construction                                                                      -
  Proceed from disposition of property, plant
    and equipment                                                                                                          -
  Payment for purchase of companies, net of cash
    acquired                                                  2,169                                (2,169)                 -
  Investment in Yorkshire Power                                                                                            -
  Transfer of subsidiaries to NCE                                                                                          -
  Purchase of other investments                              (1,850)             (2,169)            2,169               (1,850)
  Sale of other investments                                                                                                -
                                                       -------------------  -------------   -----------------   -------------------
      Net cash used in investing activities                     319              (2,169)              -                 (1,850)

Financing activities:
  Proceeds from sale of common stock                                                                                       -
  Contribution of capital by NCE                                                                                           -
  Proceeds from sale of long-term notes and bonds                                                                          -
  Proceeds from sale of SPS obligated mandatorily
   redeemable preferred securities of subsidiary trust
   holding solely subordinated debentures of SPS                                                                           -
  Redemption of long-term notes and bonds                                                                                  -
  Short-term borrowings - net                                                                                              -
  Retirement of preferred stock of subsidiaries                                                                            -
  Dividends on common stock                                                                                                -
  Dividends on preferred stock                                                                                             -
                                                       -------------------  -------------   -----------------   -------------------
      Net cash provided by (used in) financing
        activities                                              -                   -                 -                    -
                                                       -------------------  -------------   -----------------   -------------------
      Net increase in cash and temporary cash
        investments                                             -                   (29)               (1)                 (30)
      Cash and temporary cash investments at
        beginning of year                                         6               1,344                                  1,350
                                                       -------------------  -------------   -----------------   -------------------
      Cash and temporary cash investments at
        end of year                                               6               1,315                (1)               1,320
                                                       -------------------  -------------   -----------------   -------------------
                                                       -------------------  -------------   -----------------   -------------------

                UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                     CONSOLIDATING STATEMENT OF CASH FLOWS
            FOR THE PERIOD AUGUST 1, 1997 THROUGH DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)


                                               Utility        Vista                    Universal                         Utility
                                             Engineering   Environmental   Precision    Utility      Eliminations      Engineering
                                             Corporation   Services Co.,   Resource    Services          and           Corporation
                                               (parent)       L.L.C.        Company     Company    reclassification   (consolidated)
                                             -----------   -------------   ---------   ---------   ----------------   --------------
Operating activities:
  Net income                                     1,476             (36)        118         157              (239)           1,476
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Extraordianry item - U.K. windfall tax
     Depreciation and amortization                  69                           1          36                46              152
     Amortization of investment tax credits                                                                   99               99
     Deferred income taxes                         117                          (9)         (8)             (100)
     Write-off of investments in
      cogeneration projects
     Equity in earnings of Yorkshire Power
      and other unconsolidated subsidiarie        (239)                                                      239
     Allowance for equity funds used during
      construction
     Change in accounts receivable             (15,285)            223          62      (1,958)            1,305          (15,653)
     Change in inventories                                                                (114)                              (114)
     Change in other current assets               (768)             18         (10)        140                 1             (619)
     Change in accounts payable                  6,627             (12)         57       1,061              (102)           7,631
     Change in other current liabilities           300             (59)         (2)        252                                491
     Change in deferred amounts                    195             105                    (230)               (1)              69
     Change in noncurrent liabilities               31                                                                         31
     Other                                                         (17)                                       17
                                               -------         -------      ------      ------            ------          -------
        Net cash provided by operating
         activities                             (7,477)            222         217        (664)            1,265           (6,437)

Investing activities:
  Construction expenditures                                                     (1)         (8)             (410)            (419)
  Allowance for equity funds used during
   construction
  Proceeds from disposition of property,
   plant and equipment                             666              22                                       363            1,051
  Payment for purchase of companies, net of
   cash acquired
  Investment in Yorkshire Power
  Transfer of subsidiaries to NCE
  Purchase of other investments                    571                                                      (571)
  Sale of other investments
                                               -------         -------      ------      ------            ------          -------
        Net cash used in investing activities    1,237              22          (1)         (8)             (618)             632

Financing activities:
  Proceeds from sale of common stock                              (175)       (329)                          504
  Contribution of capital by NCE
  Proceeds from sale of long-term notes and
   bonds
  Proceeds from sale of SPS obligated
   mandatorily redeemable preferred
   securities of subsidiary trust holding
   solely subordinated debentures of SPS
  Redemption of long-term notes and bonds
  Short-term borrowings - net                                     (100)        479         500              (979)            (100)
  Retirement of preferred stock of
   subsidiaries
  Dividends on common stock
  Dividends on preferred stock
                                               -------         -------      ------      ------            ------          -------
        Net cash provided by (used in)
         financing activities                      -              (275)        150         500              (475)            (100)
                                               -------         -------      ------      ------            ------          -------
        Net increase in cash and temporary
         cash investments                       (6,240)            (31)        366        (172)              172           (5,905)
        Cash and temporary cash investments
         at beginning of year                   20,489              31          (4)        728                             21,244
                                               -------         -------      ------      ------            ------          -------
        Cash and temporary cash investments
         at end of year                         14,249             -           362         556               172           15,339
                                               -------         -------      ------      ------            ------          -------
                                               -------         -------      ------      ------            ------          -------


                        NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                                CONSOLIDATING BALANCE SHEET
                                     DECEMBER 31, 1997
                                   (THOUSANDS OF DOLLARS)


                                    ASSETS
                                                                           New Century          Public Service     Southwestern
                                                                          Energies, Inc.     Company of Colorado  Public Service
                                                                         (holding company)      (consolidated)       Company
                                                                        -------------------  -------------------  --------------
Property, plant and equipment, at cost:
     Electric                                                                                        4,088,447       2,557,579
     Gas                                                                                             1,100,003
     Steam and other                                                                                    78,740
     Common to all departments                                                                         432,840
     Construction in progress                                                                          170,503         144,452
                                                                        -------------------  -------------------  --------------
                                                                                        -            5,870,533        2,702,031
     Less:  accumulated depreciation                                                                 2,145,673          987,487
                                                                        -------------------  -------------------  --------------
      Total property, plant and equipment                                               -            3,724,860        1,714,544
                                                                        -------------------  -------------------  --------------


Investments, at cost:
     Investment in Yorkshire Power and other unconsolidated subsidiaries        2,365,315              286,703
     Other                                                                          2,000               43,311          124,868
                                                                        -------------------  -------------------  --------------
      Total investments                                                         2,367,315              330,014          124,868
                                                                        -------------------  -------------------  --------------

Current assets:
    Cash and temporary cash investments                                            13,137               18,909              986
    Accounts receivable, less reserve for uncollectible accounts                      122              183,063           96,548
    Accrued unbilled revenues                                                                           94,284           15,468
    Recoverable purchased gas and electric energy costs - net                                          103,197           23,086
    Materials and supplies, at average cost                                                             48,030           16,337
    Fuel inventory, at average cost                                                                     20,862            2,301
    Gas in underground storage, at cost (LIFO)                                                          46,576
    Prepaid expenses and other                                                    131,536               47,686            3,367
                                                                        -------------------  -------------------  --------------
     Total current assets                                                         144,795              562,607          158,093
                                                                        -------------------  -------------------  --------------

Deferred charges:
    Regulatory assets                                                                                  310,658          119,244
    Unamortized debt expense                                                                            10,800            9,395
    Other                                                                                               55,794           55,349
                                                                        -------------------  -------------------  --------------
     Total deferred charges                                                            -               377,252          183,988
                                                                        -------------------  -------------------  --------------
                                                                                2,512,110            4,994,733         2,181,493
                                                                        -------------------  -------------------  --------------
                                                                        -------------------  -------------------  --------------


                                                                                                     NC
                                                                             New Century      Enterprises, Inc.    Cheyenne Light,
                                                                            Services, Inc.     (consolidated)     Fuel & Power Co.
                                                                        -------------------  -------------------  ----------------
Property, plant and equipment, at cost:
    Electric                                                                                                               57,939
    Gas                                                                                                   5,841            30,387
    Steam and other                                                                                      41,538                12
    Common to all departments                                                                                               4,144
    Construction in progress                                                              9                 353             2,806
                                                                        -------------------  -------------------  ----------------
                                                                                          9              47,732            95,288
     Less:  accumulated depreciation                                                                     18,949            30,549
                                                                        -------------------  -------------------  ----------------
      Total property, plant and equipment                                                 9              28,783            64,739
                                                                        -------------------  -------------------  ----------------


Investments, at cost:
    Investment in Yorkshire Power and other unconsolidated subsidiaries                                   8,613
    Other                                                                                                22,258                11
                                                                        -------------------  -------------------  ----------------
     Total investments                                                                   -               30,871                11
                                                                        -------------------  -------------------  ----------------
Current assets:
    Cash and temporary cash investments                                              10,594              27,450             1,230
    Accounts receivable, less reserve for uncollectible accounts                        867              49,947             7,393
    Accrued unbilled revenues                                                                                               1,126
    Recoverable purchased gas and electric energy costs - net                                                               3,010
    Materials and supplies, at average cost                                                               3,260               784
    Fuel inventory, at average cost
    Gas in underground storage, at cost (LIFO)                                                                                818
    Prepaid expenses and other                                                     154,921               57,668              (210)
                                                                        -------------------  -------------------  ----------------
     Total current assets                                                          166,382              138,325            14,151
                                                                        -------------------  -------------------  ----------------

Deferred charges:
    Regulatory assets                                                                                                         573
    Unamortized debt expense                                                                                                  638
    Other                                                                            3,603               19,461               495
                                                                        -------------------  -------------------  ----------------
     Total deferred charges                                                          3,603               19,461             1,706
                                                                        -------------------  -------------------  ----------------
                                                                                   169,994              217,440            80,607
                                                                        -------------------  -------------------  ----------------
                                                                        -------------------  -------------------  ----------------

                                                                                                 Eliminations        New Century
                                                                              WestGas               and             Energies, Inc.
                                                                          Interstate, Inc.    reclassifications     (consolidated)
                                                                        -------------------  -------------------  ----------------
Property, plant and equipment, at cost:
    Electric                                                                                              (102)         6,703,863
    Gas                                                                                                                 1,136,231
    Steam and other                                                                                         32            120,322
    Common to all departments                                                          652                                437,636
    Construction in progress                                                                                 1            318,124
                                                                        -------------------  -------------------  ----------------
                                                                                       652                 (69)         8,716,176
     Less:  accumulated depreciation                                                   142                              3,182,800
                                                                        -------------------  -------------------  ----------------
      Total property, plant and equipment                                              510                 (69)         5,533,376
                                                                        -------------------  -------------------  ----------------

Investments, at cost:
    Investment in Yorkshire Power and other unconsolidated subsidiaries                             (2,365,315)           295,316
    Other                                                                                             (121,037)            71,411
                                                                        -------------------  -------------------  ----------------
     Total investments                                                                  -           (2,486,352)           366,727
                                                                        -------------------  -------------------  ----------------

Current assets:
    Cash and temporary cash investments                                                317                                 72,623
    Accounts receivable, less reserve for uncollectible accounts                         6            (22,407)            315,539
    Accrued unbilled revenues                                                                              (1)            110,877
    Recoverable purchased gas and electric energy costs - net                                              (1)            129,292
    Materials and supplies, at average cost                                                                                68,411
    Fuel inventory, at average cost                                                                        (1)             23,162
    Gas in underground storage, at cost (LIFO)                                                                             47,394
    Prepaid expenses and other                                                                       (338,100)             56,868
                                                                        -------------------  -------------------  ----------------
     Total current assets                                                              323           (360,510)            824,166
                                                                        -------------------  -------------------  ----------------

Deferred charges:
    Regulatory assets                                                                                                     430,475
    Unamortized debt expense                                                                                               20,833
    Other                                                                                1                  1             134,704
                                                                        -------------------  -------------------  ----------------
     Total deferred charges                                                              1                  1             586,012
                                                                        -------------------  -------------------  ----------------
                                                                                       834         (2,846,930)          7,310,281
                                                                        -------------------  -------------------  ----------------
                                                                        -------------------  -------------------  ----------------


                            NEW CENTURY ENERGIES, INC. AND SUBSIDIARIES
                                    CONSOLIDATING BALANCE SHEET
                                        DECEMBER 31, 1997
                                      (THOUSANDS OF DOLLARS)


                          CAPITAL AND LIABILITIES
                                                                               New Century
                                                                              Energies, Inc.     Public Service
                                                                                (holding       Company of Colorado  Public Service
                                                                                 company)        (consolidated)        Company
                                                                              --------------   -------------------  --------------
Common stock                                                                   1,694,195           1,302,119           348,402
Retained earnings                                                                659,050             319,280           349,988
                                                                               ----------          ----------        ---------
         Total common equity                                                   2,353,245           1,621,399           698,390

Preferred stock of subsidiaries:
         Not subject to mandatory redemption                                                         140,002
         Subject to mandatory redemption, at par                                                      39,253
SPS obligated mandatorily redeemable preferred securities of
         subsidiary trust holding solely subordinated debentures of SPS                                                100,000
Long-term debt of subsidiaries                                                                     1,338,138           620,598
                                                                               ----------          ----------        ---------
                                                                               2,353,245           3,138,792         1,418,988
                                                                               ----------          ----------        ---------

Noncurrent liabilities:
         Employees' postretirement benefits other than pensions                                       58,695             3,800
         Employees' postemployment benefits                                                           25,031             2,446
                                                                               ----------          ----------        ---------
           Total noncurrent liabilities                                                -              83,726             6,246
                                                                               ----------          ----------        ---------

Current liabilities:
         Notes payable and commercial paper                                       97,500             348,555           179,404
         Long-term debt due within one year                                                          257,160               173
         Preferred stock subject to mandatory redemption within one year                               2,576
         Accounts payable                                                            641             189,998           107,465
         Dividends payable                                                        65,367              40,975            22,546
         Customers' deposits                                                                          21,888             5,471
         Accrued taxes                                                            (1,021)             42,549            28,051
         Accrued interest                                                            269              39,177            12,715
         Current portion of accumulated deferred income taxes                                         19,872            10,740
         Other                                                                    (3,985)             88,655             7,415
                                                                               ----------          ----------        ---------
           Total current liabilities                                             158,771           1,051,405           373,980
                                                                               ----------          ----------        ---------

Deferred credits:
         Customers' advances for construction                                                         51,830               385
         Unamortized investment tax credits                                                           99,355             5,469
         Accumulated deferred income taxes                                                           534,246           372,447
         Other                                                                        94              35,379             3,978
                                                                               ----------          ----------        ---------
           Total deferred credits                                                     94             720,810           382,279
                                                                               ----------          ----------        ---------

                                                                               2,512,110           4,994,733         2,181,493
                                                                               ----------          ----------        ---------
                                                                               ----------          ----------        ---------





                                                                                                     NC
                                                                               New Century     Enterprises, Inc.  Cheyenne Light,
                                                                              Services, Inc.    (consolidated)    Fuel & Power Co.
                                                                              --------------   -----------------  ----------------
Common stock                                                                           1            31,366            3,000
Retained earnings                                                                                   (6,824)          17,312
                                                                                 --------          --------          -------
         Total common equity                                                           1            24,542           20,312

Preferred stock of subsidiaries:
         Not subject to mandatory redemption
         Subject to mandatory redemption, at par
SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
Long-term debt of subsidiaries                                                                         219           29,000
                                                                                 --------          --------          -------
                                                                                       1            24,761           49,312
                                                                                 --------          --------          -------

Noncurrent liabilities:
         Employees' postretirement benefits other than pensions                                         47              173
         Employees' postemployment benefits                                                                             475
                                                                                 --------          --------          -------
           Total noncurrent liabilities                                                -                47              648
                                                                                 --------          --------          -------

Current liabilities:
         Notes payable and commercial paper                                       45,950           130,536           15,100
         Long-term debt due within one year                                                            136
         Preferred stock subject to mandatory redemption within one year
         Accounts payable                                                         (3,315)           39,332            5,648
         Dividends payable
         Customers' deposits                                                                           362              272
         Accrued taxes                                                            (1,907)           (1,439)             342
         Accrued interest                                                                                               455
         Current portion of accumulated deferred income taxes                                       (3,431)             209
         Other                                                                   126,933            17,986            1,322
                                                                                 --------          --------          -------
           Total current liabilities                                             167,661           183,482           23,348
                                                                                 --------          --------          -------

Deferred credits:
         Customers' advances for construction                                                                           826
         Unamortized investment tax credits                                                                           1,323
         Accumulated deferred income taxes                                         1,889             8,591            5,094
         Other                                                                       443               559               55
                                                                                 --------          --------          -------
           Total deferred credits                                                  2,332             9,150            7,298
                                                                                 --------          --------          -------

                                                                                 169,994           217,440           80,606
                                                                                 --------          --------          -------
                                                                                 --------          --------          -------








                                                                                WestGas         Eliminations        New Century
                                                                              Interstate,            and           Energies, Inc.
                                                                                 Inc.          reclassifications  (consolidated)
                                                                              -----------      -----------------  ---------------
Common stock                                                                        600           (1,685,488)      1,694,195
Retained earnings                                                                   141             (679,897)        659,050
                                                                                    ----          -----------      ----------
         Total common equity                                                        741           (2,365,385)      2,353,245

Preferred stock of subsidiaries:
         Not subject to mandatory redemption                                                                         140,002
         Subject to mandatory redemption, at par                                                                      39,253
SPS obligated mandatorily redeemable preferred securities of
         subsidiary trust holding solely subordinated debentures of SPS                                              100,000
Long-term debt of subsidiaries                                                                                     1,987,955
                                                                                    ----          -----------      ----------
                                                                                    741           (2,365,385)      4,620,455
                                                                                    ----          -----------      ----------

Noncurrent liabilities:
         Employees' postretirement benefits other than pensions                                            1          62,716
         Employees' postemployment benefits                                                                1          27,953
                                                                                    ----          -----------      ----------
           Total noncurrent liabilities                                               -                    2          90,669
                                                                                    ----          -----------      ----------

Current liabilities:
         Notes payable and commercial paper                                                         (228,702)        588,343
         Long-term debt due within one year                                                                          257,469
         Preferred stock subject to mandatory redemption within one year                                               2,576
         Accounts payable                                                                            (41,300)        298,469
         Dividends payable                                                                           (60,592)         68,296
         Customers' deposits                                                                                          27,993
         Accrued taxes                                                               13                   (1)         66,587
         Accrued interest                                                                                 (1)         52,615
         Current portion of accumulated deferred income taxes                                              1          27,391
         Other                                                                        5             (150,951)         87,380
                                                                                    ----          -----------      ----------
           Total current liabilities                                                 18             (481,546)      1,477,119
                                                                                    ----          -----------      ----------

Deferred credits:
         Customers' advances for construction                                                                         53,041
         Unamortized investment tax credits                                                                          106,147
         Accumulated deferred income taxes                                           75                   (1)        922,341
         Other                                                                                             1          40,509
                                                                                    ----          -----------      ----------
           Total deferred credits                                                    75                    -       1,122,038
                                                                                    ----          -----------      ----------

                                                                                    834           (2,846,929)      7,310,281
                                                                                    ----          -----------      ----------
                                                                                    ----          -----------      ----------


              PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                                             Public Service
                                                                           Company of Colorado   1480 Welton,   PSR Investments,
                                                                                (parent)             Inc.             Inc.
                                                                           -------------------   ------------   ----------------
Property, plant and equipment, at cost:
  Electric                                                                      4,088,422
  Gas                                                                           1,099,972
  Steam and other                                                                  77,053            1,610
  Common to all departments                                                       377,735           55,105
  Construction in progress                                                        170,503
                                                                               ----------           ------           -----
                                                                                5,813,685           56,715              --
  Less: accumulated depreciation                                                2,128,671           16,986
                                                                               ----------           ------           -----
    Total property, plant and equipment                                         3,685,014           39,729              --
                                                                               ----------           ------           -----
Investments, at cost:
  Investment in Yorkshire Power and other unconsolidated subsidiaries             330,182
  Other                                                                            25,631                            3,140
                                                                               ----------           ------           -----
    Total investments                                                             355,813               --           3,140
                                                                               ----------           ------           -----
Current assets:
  Cash and temporary cash investments                                              15,556              265           1,554
  Accounts receivable, less reserve for uncollectible accounts                    (12,542)              17               6
  Accrued unbilled revenues                                                        94,284
  Recoverable purchased gas and electric energy costs - net                       103,197
  Materials and supplies, at average cost                                          48,030
  Fuel inventory, at average cost                                                  20,862
  Gas in underground storage, at cost (LIFO)                                       46,576
  Prepaid expenses and other                                                       52,147           12,514             507
                                                                               ----------           ------           -----
    Total current assets                                                          368,110           12,796           2,067
                                                                               ----------           ------           -----
Deferred charges:
  Regulatory assets                                                               310,658
  Unamortized debt expense                                                          9,967              683
  Other                                                                            55,794
                                                                               ----------           ------           -----
    Total deferred charges                                                        376,419              683               -
                                                                               ----------           ------           -----
                                                                                4,785,356           53,208           5,207
                                                                               ----------           ------           -----
                                                                               ----------           ------           -----

                                                                                     PS Colorado   New Century
                                                                                       Credit      International, Green and Clear
                                                                                     Corporation   Inc.           Lakes Company
                                                                                     -----------   -----------   ---------------
Property, plant and equipment, at cost:
  Electric                                                                                                              25
  Gas
  Steam and other
  Common to all departments
  Construction in progress
                                                                                     -----------   -----------         ---
  Less: accumulated depreciation                                                                                        25
                                                                                     -----------   -----------         ---
    Total property, plant and equipment                                                     --            --            25
                                                                                     -----------   -----------         ---
Investments, at cost:
  Investment in Yorkshire Power and other unconsolidated subsidiaries                                286,703
  Other                                                                                               14,539
                                                                                     -----------   -----------         ---
    Total investments                                                                       --       301,242            --
                                                                                     -----------   -----------         ---
Current assets:
  Cash and temporary cash investments                                                      167
  Accounts receivable, less reserve for uncollectible accounts                         196,805
  Accrued unbilled revenues
  Recoverable purchased gas and electric energy costs - net
  Materials and supplies, at average cost
  Fuel inventory, at average cost                                                       20,799
  Gas in underground storage, at cost (LIFO)
  Prepaid expenses and other                                                               138           186
                                                                                     -----------   -----------         ---
    Total current assets                                                               217,909           186            --
                                                                                     -----------   -----------         ---
Deferred charges:
  Regulatory assets
  Unamortized debt expense                                                                 150
  Other
                                                                                     -----------   -----------         ---
    Total deferred charges                                                                 150            --            --
                                                                                     -----------   -----------         ---
                                                                                       218,059       301,428            25
                                                                                     -----------   -----------         ---
                                                                                     -----------   -----------         ---

                                                                       Fuel Resources
                                                                       Development Co.     Eliminations        Public Service
                                                                        (a dissolved            and          Company of Colorado
                                                                       Colorado Corp.)   reclassifications     (consolidated)
                                                                       ---------------   -----------------   -------------------
Property, plant and equipment, at cost:
  Electric                                                                                                        4,088,447
  Gas                                                                          31                                 1,100,003
  Steam and other                                                                                  77                78,740
  Common to all departments                                                                                         432,840
  Construction in progress                                                                                          170,503
                                                                            -----            --------            ----------
                                                                               31                  77             5,870,533
Less: accumulated depreciation                                                 15                   1             2,145,673
                                                                            -----            --------            ----------
    Total property, plant and equipment                                        16                  76             3,724,860
                                                                            -----            --------            ----------
Investments, at cost:
  Investment in Yorkshire Power and other unconsolidated subsidiaries                        (330,182)              286,703
  Other                                                                                             1                43,311
                                                                            -----            --------            ----------
    Total investments                                                          --            (330,181)              330,014
                                                                            -----            --------            ----------
Current assets:
  Cash and temporary cash investments                                       1,367                                    18,909
  Accounts receivable, less reserve for uncollectible accounts                 43              (1,266)              183,063
  Accrued unbilled revenues                                                                                          94,284
  Recoverable purchased gas and electric energy costs - net                                                         103,197
  Materials and supplies, at average cost                                                                            48,030
  Fuel inventory, at average cost                                                             (20,799)               20,862
  Gas in underground storage, at cost (LIFO)                                                                         46,576
  Prepaid expenses and other                                                  178             (17,984)               47,686
                                                                            -----            --------            ----------
    Total current assets                                                    1,588             (40,049)              562,607
                                                                            -----            --------            ----------
Deferred charges:
  Regulatory assets                                                                                                 310,658
  Unamortized debt expense                                                                                           10,800
  Other                                                                                                              55,794
                                                                            -----            --------            ----------
    Total deferred charges                                                     --                  --               377,252
                                                                            -----            --------            ----------
                                                                            1,604            (370,154)            4,994,733
                                                                            -----            --------            ----------
                                                                            -----            --------            ----------

                PUBLIC SERVICE COMPANY OF COLORADO AND SUBSIDIARIES
                             CONSOLIDATING BALANCE SHEET
                                 DECEMBER 31, 1997
                              (THOUSANDS OF DOLLARS)


                        CAPITAL AND LIABILITIES
                                                                            Public Service
                                                                          Company of Colorado     1480 Welton,     PSR Investments,
                                                                               (parent)              Inc.               Inc.
                                                                          -------------------     ------------     ----------------
Common stock                                                                 1,302,119               7,506              3,632
Retained earnings                                                              319,280               1,120                698
                                                                             ----------             -------             ------
         Total common equity                                                 1,621,399               8,626              4,330

Preferred stock of subsidiaries:
         Not subject to mandatory redemption                                   140,002
         Subject to mandatory redemption, at par                                39,253
SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
Long-term debt of subsidiaries                                               1,307,352              30,786
                                                                             ----------             -------             ------
                                                                             3,108,006              39,412              4,330
                                                                             ----------             -------             ------

Noncurrent liabilities:
         Employees' postretirement benefits other than pensions                 58,696
         Employees' postemployment benefits                                     25,031
                                                                             ----------             -------             ------
           Total noncurrent liabilities                                         83,727                   -                  -
                                                                             ----------             -------             ------

Current liabilities:
         Notes payable and commercial paper                                    261,566
         Long-term debt due within one year                                    156,791                 369
         Preferred stock subject to mandatory redemption within one year         2,576
         Accounts payable                                                      189,987
         Dividends payable                                                      40,975
         Customers' deposits                                                    21,888
         Accrued taxes                                                          45,508                  50               (617)
         Accrued interest                                                       37,693                 344
         Current portion of accumulated deferred income taxes                   19,877                  (5)
         Other                                                                 108,501                 245              1,494
                                                                             ----------             -------             ------
           Total current liabilities                                           885,362               1,003                877
                                                                             ----------             -------             ------

Deferred credits:
         Customers' advances for construction                                   51,830
         Unamortized investment tax credits                                     98,468                 886
         Accumulated deferred income taxes                                     522,592              11,907
         Other                                                                  35,371
                                                                             ----------             -------             ------
           Total deferred credits                                              708,261              12,793                  -
                                                                             ----------             -------             ------

                                                                             4,785,356              53,208              5,207
                                                                             ----------             -------             ------
                                                                             ----------             -------             ------





                                                                             PS Colorado         New Century
                                                                                Credit          International,    Green and Clear
                                                                             Corporation            Inc.           Lakes Company
                                                                             -----------        --------------    ---------------
Common stock                                                                    26,112             364,440                25
Retained earnings                                                                                  (74,619)
                                                                               --------            --------           -------
         Total common equity                                                    26,112             289,821                25

Preferred stock of subsidiaries:
         Not subject to mandatory redemption
         Subject to mandatory redemption, at par
SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
Long-term debt of subsidiaries
                                                                               --------            --------           -------
                                                                                26,112             289,821                25
                                                                               --------            --------           -------

Noncurrent liabilities:
         Employees' postretirement benefits other than pensions
         Employees' postemployment benefits
                                                                               --------            --------           -------
           Total noncurrent liabilities                                              -                   -                 -
                                                                               --------            --------           -------

Current liabilities:
         Notes payable and commercial paper                                     87,100              11,956
         Long-term debt due within one year                                    100,000
         Preferred stock subject to mandatory redemption within one year
         Accounts payable
         Dividends payable
         Customers' deposits
         Accrued taxes                                                              35              (1,186)
         Accrued interest                                                        1,140
         Current portion of accumulated deferred income taxes
         Other                                                                   3,672                 837
                                                                               --------            --------           -------
           Total current liabilities                                           191,947              11,607                 -
                                                                               --------            --------           -------

Deferred credits:
         Customers' advances for construction
         Unamortized investment tax credits
         Accumulated deferred income taxes
         Other
                                                                               --------            --------           -------
           Total deferred credits                                                    -                   -                 -
                                                                               --------            --------           -------

                                                                               218,059             301,428                25
                                                                               --------            --------           -------
                                                                               --------            --------           -------




                                                                            Fuel Resources
                                                                            Development Co.     Eliminations        Public Service
                                                                            (a dissolved            and          Company of Colorado
                                                                           Colorado Corp.)    reclassifications     (consolidated)
                                                                           ----------------   -----------------  -------------------
Common stock                                                                  43,650             (445,365)          1,302,119
Retained earnings                                                            (42,459)             115,260             319,280
                                                                             --------            ---------          ----------
         Total common equity                                                   1,191             (330,105)          1,621,399

Preferred stock of subsidiaries:
         Not subject to mandatory redemption                                                                          140,002
         Subject to mandatory redemption, at par                                                                       39,253
SPS obligated mandatorily redeemable preferred securities of
         subsidiary trust holding solely subordinated debentures of SPS                                                     -
Long-term debt of subsidiaries                                                                                      1,338,138
                                                                             --------            ---------          ----------
                                                                               1,191             (330,105)          3,138,792
                                                                             --------            ---------          ----------

Noncurrent liabilities:
         Employees' postretirement benefits other than pensions                                        (1)             58,695
         Employees' postemployment benefits                                                                            25,031
                                                                             --------            ---------          ----------
           Total noncurrent liabilities                                            -                   (1)             83,726
                                                                             --------            ---------          ----------

Current liabilities:
         Notes payable and commercial paper                                                       (12,067)            348,555
         Long-term debt due within one year                                                                           257,160
         Preferred stock subject to mandatory redemption within one year                                                2,576
         Accounts payable                                                      1,277               (1,266)            189,998
         Dividends payable                                                                                             40,975
         Customers' deposits                                                                                           21,888
         Accrued taxes                                                        (1,241)                                  42,549
         Accrued interest                                                                                              39,177
         Current portion of accumulated deferred income taxes                                                          19,872
         Other                                                                   620              (26,714)             88,655
                                                                             --------            ---------          ----------
           Total current liabilities                                             656              (40,047)          1,051,405
                                                                             --------            ---------          ----------

Deferred credits:
         Customers' advances for construction                                                                          51,830
         Unamortized investment tax credits                                                             1              99,355
         Accumulated deferred income taxes                                      (253)                                 534,246
         Other                                                                    10                   (2)             35,379
                                                                             --------            ---------          ----------
           Total deferred credits                                               (243)                  (1)            720,810
                                                                             --------            ---------          ----------

                                                                               1,604             (370,154)          4,994,733
                                                                             --------            ---------          ----------
                                                                             --------            ---------          ----------



                     NC ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)

                                     ASSETS

                                                                                                      Utility Engineering
                                          NC Enterprises, Inc.   e prime, inc.    Quixx Corporation       Corporation
                                                (parent)         (consolidated)    (consolidated)       (consolidated)
                                          --------------------   --------------   -----------------   -------------------
Property, plant and equipment, at cost:
  Electric
  Gas
  Steam and other                                                     4,403            24,716               12,419
  Common to all departments
  Construction in progress                                                                354
                                                -------              ------            ------               ------
                                                      -               4,403            25,070               12,419
  Less: accumulated depreciation                                        550            12,082                4,617
                                                -------              ------            ------               ------
    Total property, plant and equipment               -               3,853            12,988                7,802
                                                -------              ------            ------               ------
Investments, at cost:
  Investment in Yorkshire Power and
    other unconsolidated subsidiaries           146,873               8,613
  Other                                                               1,077            19,349
                                                -------              ------            ------               ------
    Total investments                           146,873               9,690            19,349                    -
                                                -------              ------            ------               ------
Current assets:
  Cash and temporary cash investments                                 6,175             5,273               15,339
  Accounts receivable, less reserve for
    uncollectible accounts                                           37,752             4,209                4,308
  Accrued unbilled revenues
  Recoverable purchased gas and electric
    energy costs - net
  Materials and supplies, at average
    cost                                                                495               503                  829
  Fuel inventory, at average cost
  Gas in underground storage, at cost
    (LIFO)
  Prepaid expenses and other                      1,394                 257            29,388               26,608
                                                -------              ------            ------               ------
    Total current assets                          1,394              44,679            39,373               47,084
                                                -------              ------            ------               ------
Deferred charges:
  Regulatory assets
  Unamortized debt expense
  Other                                                              15,258             3,666                  575
                                                -------              ------            ------               ------
    Total deferred charges                            -              15,258             3,666                  575
                                                -------              ------            ------               ------
                                                148,267              73,480            75,376               55,461
                                                -------              ------            ------               ------
                                                -------              ------            ------               ------

                                                                New          Eliminations
                                          Natural Fuels       Century             and          NC Enterprises, Inc.
                                           Corporation     Cadence, Inc.   reclassifications      (consolidated)
                                          --------------   -------------   -----------------   --------------------
Property, plant and equipment, at cost:
  Electric
  Gas                                          5,841                                                   5,841
  Steam and other                                                                                     41,538
  Common to all departments                                                                                -
  Construction in progress                                                           (1)                 353
                                             -------           -----           --------              -------
                                               5,841               -                 (1)              47,732
  Less: accumulated depreciation               1,700                                                  18,949
                                             -------           -----           --------              -------
    Total property, plant and equipment        4,141               -                 (1)              28,783
                                             -------           -----           --------              -------
Investments, at cost:
  Investment in Yorkshire Power and
    other unconsolidated subsidiaries                                          (146,873)               8,613
  Other                                          580           1,252                                  22,258
                                             -------           -----           --------              -------
    Total investments                            580           1,252           (146,873)              30,871
                                             -------           -----           --------              -------
Current assets:
  Cash and temporary cash investments            663                                                  27,450
  Accounts receivable, less reserve for
    uncollectible accounts                     3,335             342                  1               49,947
  Accrued unbilled revenues                                                                                -
  Recoverable purchased gas and electric
    energy costs - net                                                                                     -
  Materials and supplies, at average
    cost                                       1,434                                 (1)               3,260
  Fuel inventory, at average cost                                                                          -
  Gas in underground storage, at cost
    (LIFO)                                                                                                 -
  Prepaid expenses and other                      88              (8)               (59)              57,668
                                             -------           -----           --------              -------
    Total current assets                       5,520             334                (59)             138,325
                                             -------           -----           --------              -------
Deferred charges:
  Regulatory assets                                                                                        -
  Unamortized debt expense                                                                                 -
  Other                                          (38)                                                 19,461
                                             -------           -----           --------              -------
    Total deferred charges                       (38)              -                  -               19,461
                                             -------           -----           --------              -------
                                              10,203           1,586           (146,933)             217,440
                                             -------           -----           --------              -------
                                             -------           -----           --------              -------

                     NC ENTERPRISES, INC. AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEET
                               DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)

                            CAPITAL AND LIABILITIES

                                                                                                      Utility Engineering
                                          NC Enterprises, Inc.   e prime, inc.    Quixx Corporation       Corporation
                                                (parent)         (consolidated)    (consolidated)       (consolidated)
                                          --------------------   --------------   -----------------   -------------------
Common stock                                     31,366              27,199            84,718               11,463
Retained earnings                                (6,824)             (6,110)           (7,644)              30,565
                                                -------              ------            ------               ------
    Total common equity                          24,542              21,089            77,074               42,028

Preferred stock of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption, at
    par
SPS obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely subordinated
  debentures of SPS
Long-term debt of subsidiaries                                          180
                                                -------              ------            ------               ------
                                                 24,542              21,269            77,074               42,028
                                                -------              ------            ------               ------
Noncurrent liabilities:
  Employees' postretirement benefits
    other than pensions                                                                    16                   31
  Employees' postemployment benefits
                                                -------              ------            ------               ------
    Total noncurrent liabilities                      -                   -                16                   31
                                                -------              ------            ------               ------
Current liabilities:
  Notes payable and commercial paper            119,036               9,500
  Long-term debt due within one year                                    102
  Preferred stock subject to mandatory
    redemption within one year
  Accounts payable                                                   31,181               113                7,515
  Dividends payable                                                       -
  Customers' deposits                                                   351                                     11
  Accrued taxes                                     (86)                824              (982)                (594)
  Accrued interest
  Current portion of accumulated
    deferred income taxes                                                              (3,405)
  Other                                           4,775               4,067             1,442                5,669
                                                -------              ------            ------               ------
    Total current liabilities                   123,725              46,025            (2,832)              12,601
                                                -------              ------            ------               ------
Deferred credits:
  Customers' advances for construction
  Unamortized investment tax credits
  Accumulated deferred income taxes                                   6,186               992                  669
  Other                                                                                   126                  132
                                                -------              ------            ------               ------
    Total deferred credits                            -               6,186             1,118                  801
                                                -------              ------            ------               ------
                                                148,267              73,480            75,376               55,461
                                                -------              ------            ------               ------
                                                -------              ------            ------               ------

                                                                New          Eliminations
                                          Natural Fuels       Century             and          NC Enterprises, Inc.
                                           Corporation     Cadence, Inc.   reclassifications      (consolidated)
                                          --------------   -------------   -----------------   --------------------
Common stock                                  15,680           2,819           (141,879)              31,366
Retained earnings                            (10,366)           (968)            (5,477)              (6,824)
                                             -------           -----           --------              -------
    Total common equity                        5,314           1,851           (147,356)              24,542

Preferred stock of subsidiaries:
  Not subject to mandatory redemption                                                                      -
  Subject to mandatory redemption, at
    par                                                                                                    -
SPS obligated mandatorily redeemable
  preferred securities of subsidiary
  trust holding solely subordinated
  debentures of SPS                                                                                        -
Long-term debt of subsidiaries                    39                                                     219
                                             -------           -----           --------              -------
                                               5,353           1,851           (147,356)              24,761
                                             -------           -----           --------              -------
Noncurrent liabilities:
  Employees' postretirement benefits
    other than pensions                                                                                   47
  Employees' postemployment benefits                                                                       -
                                             -------           -----           --------              -------
    Total noncurrent liabilities                   -               -                  -                   47
                                             -------           -----           --------              -------
Current liabilities:
  Notes payable and commercial paper           2,000                                                 130,536
  Long-term debt due within one year              34                                                     136
  Preferred stock subject to mandatory
    redemption within one year                                                                             -
  Accounts payable                               522                                  1               39,332
  Dividends payable                                                                                        -
  Customers' deposits                                                                                    362
  Accrued taxes                                                 (600)                (1)              (1,439)
  Accrued interest                                                                                         -
  Current portion of accumulated
    deferred income taxes                        (26)                                                 (3,431)
  Other                                        1,268             335                430               17,986
                                             -------           -----           --------              -------
    Total current liabilities                  3,798            (265)               430              183,482
                                             -------           -----           --------              -------
Deferred credits:
  Customers' advances for construction                                                                     -
  Unamortized investment tax credits                                                                       -
  Accumulated deferred income taxes              744                                                   8,591
  Other                                          308                                 (7)                 559
                                             -------           -----           --------              -------
    Total deferred credits                     1,052               -                 (7)               9,150
                                             -------           -----           --------              -------
                                              10,203           1,586           (146,933)             217,440
                                             -------           -----           --------              -------
                                             -------           -----           --------              -------

                         E PRIME, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)


                                     ASSETS

                                                                                                                        YOUNG GAS
                                                                                E PRIME, INC. TEXAS-OHIO   TEXAS-OHIO    STORAGE
                                                                                   (PARENT)    GAS, INC.  PIPELINE, INC. COMPANY
                                                                                ------------- ----------- -------------- --------
Property, plant and equipment, at cost:
      Electric
      Gas
      Steam and other                                                                   4,403
      Common to all departments                                                        (2,436)        329          2,107
      Construction in progress
                                                                                ------------- ----------- -------------- --------
                                                                                        1,967         329          2,107        -
      Less:  accumulated depreciation                                                     318          37            195
                                                                                ------------- ----------- -------------- --------
       Total property, plant and equipment                                              1,649         292          1,912        -
                                                                                ------------- ----------- -------------- --------

Investments, at cost:
      Investment in Yorkshire Power and other
        unconsolidated subsidiaries                                                    19,095                               6,991
      Other                                                                             1,077
                                                                                ------------- ----------- -------------- --------
       Total investments                                                               20,172           -              -    6,991
                                                                                ------------- ----------- -------------- --------

Current assets:
      Cash and temporary cash investments                                               2,709       3,368             98
      Accounts receivable, less reserve for uncollectible
        accounts                                                                       13,688      23,822
      Accrued unbilled revenues
      Recoverable purchased gas and electric energy costs
        - net
      Materials and supplies, at average cost                                                         495
      Fuel inventory, at average cost
      Gas in underground storage, at cost (LIFO)
      Prepaid expenses and other                                                        7,661          50            565       66
                                                                                ------------- ----------- -------------- --------
       Total current assets                                                            24,058      27,735            663       66
                                                                                ------------- ----------- -------------- --------

Deferred charges:
      Regulatory assets
      Unamortized debt expense
      Other                                                                               461      14,267                     530
                                                                                ------------- ----------- -------------- --------
       Total deferred charges                                                             461      14,267              -      530
                                                                                ------------- ----------- -------------- --------
                                                                                       46,340      42,294          2,575    7,587
                                                                                ------------- ----------- -------------- --------
                                                                                ------------- ----------- -------------- --------




                                                               ASSETS
                                                                                                    ELIMINATIONS
                                                               E PRIME PROJECTS      E PRIME            AND          E PRIME INC.
                                                              INTERNATIONAL, INC. OPERATING, INC. RECLASSIFICATIONS (CONSOLIDATED)
                                                              ------------------- --------------- ----------------- --------------
Property, plant and equipment, at cost:
      Electric                                                                                                                   -
      Gas                                                                                                                        -
      Steam and other                                                                                                        4,403
      Common to all departments                                                                                                  -
      Construction in progress                                                                                                   -
                                                              ------------------- --------------- ----------------- --------------
                                                                                -               -                 -          4,403
      Less:  accumulated depreciation                                                                                          550
                                                              ------------------- --------------- ----------------- --------------
       Total property, plant and equipment                                      -               -                 -          3,853
                                                              ------------------- --------------- ----------------- --------------


Investments, at cost:
      Investment in Yorkshire Power and other
        unconsolidated subsidiaries                                                                         (17,473)         8,613
      Other                                                                                                                  1,077
                                                              ------------------- --------------- ----------------- --------------
       Total investments                                                        -               -           (17,473)         9,690
                                                              ------------------- --------------- ----------------- --------------

Current assets:
      Cash and temporary cash investments                                                                                    6,175
      Accounts receivable, less reserve for uncollectible
        accounts                                                                               42                           37,752
      Accrued unbilled revenues                                                                                                  -
      Recoverable purchased gas and electric energy costs
        - net                                                                                                                    -
      Materials and supplies, at average cost                                                                                  495
      Fuel inventory, at average cost                                                                                           --
      Gas in underground storage, at cost (LIFO)                                                                                --
      Prepaid expenses and other                                            2,893                           (10,978)           257
                                                              ------------------- --------------- ----------------- --------------
       Total current assets                                                 2,893             242           (10,978)        44,679
                                                              ------------------- --------------- ----------------- --------------

Deferred charges:
      Regulatory assets                                                                                                         --
      Unamortized debt expense                                                                                                  --
      Other                                                                                                                 15,258
                                                              ------------------- --------------- ----------------- --------------
       Total deferred charges                                                   -               -                 -         15,258
                                                              ------------------- --------------- ----------------- --------------
                                                                            2,893             242           (28,451)        73,480
                                                              ------------------- --------------- ----------------- --------------
                                                              ------------------- --------------- ----------------- --------------

                             E PRIME, INC. AND SUBSIDIARIES
                              CONSOLIDATING BALANCE SHEET
                                   DECEMBER 31, 1997
                                 (THOUSANDS OF DOLLARS)

                                 CAPITAL AND LIABILITIES

                                                                                                                          YOUNG GAS
                                                                           E PRIME, INC.   TEXAS-OHIO      TEXAS-OHIO      STORAGE
                                                                             (PARENT)       GAS, INC.    PIPELINE, INC.    COMPANY
                                                                           -------------   ----------    --------------  ----------
Common stock                                                                      27,199       11,388             2,000      6,310
Retained earnings                                                                 (6,110)      (5,187)              371      1,449
                                                                           -------------   ----------    --------------  ----------
      Total common equity                                                         21,089        6,201             2,371      7,759

Preferred stock of subsidiaries:
   Not subject to mandatory redemption
   Subject to mandatory redemption, at par
SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
Long-term debt of subsidiaries                                                       180
                                                                           -------------   ----------    --------------  ----------
                                                                                  21,269        6,201             2,371      7,759
                                                                           -------------   ----------    --------------  ----------

Noncurrent liabilities:
   Employees' postretirement benefits other than pensions
   Employees' postemployment benefits
                                                                           -------------   ----------    --------------  ----------
      Total noncurrent liabilities                                                    --           --                --          --
                                                                           -------------   ----------    --------------  ----------

Current liabilities:
   Notes payable and commercial paper                                              9,500        6,000
   Long-term debt due within one year                                                102
   Preferred stock subject to mandatory redemption within one year
   Accounts payable                                                                9,777       21,403
   Dividends payable                                                                                                        (1,527)
   Customers' deposits                                                                            351
   Accrued taxes                                                                     320          471               (14)       187
   Accrued interest
   Current portion of accumulated deferred income taxes
   Other                                                                           5,317        2,924               199
                                                                           -------------   ----------    --------------  ----------
      Total current liabilities                                                   25,016       31,149               185      (1,340)
                                                                           -------------   ----------    --------------  ----------

Deferred credits:
   Customers' advances for construction
   Unamortized investment tax credits
   Accumulated deferred income taxes                                                  55        4,944                19       1,168
   Other
                                                                           -------------   ----------    --------------  ----------
      Total deferred credits                                                          55        4,944                19       1,168
                                                                           -------------   ----------    --------------  ----------

                                                                                  46,340       42,294             2,575       7,587
                                                                           -------------   ----------    --------------  ----------
                                                                           -------------   ----------    --------------  ----------

                                                                                                   ELIMINATIONS
                                                            E PRIME PROJECTS       E PRIME             AND            E PRIME, INC.
                                                           INTERNATIONAL, INC.  OPERATING, INC.  RECLASSIFICATIONS   (CONSOLIDATED)
                                                           -------------------  ---------------  -----------------   --------------
Common stock                                                             1,474                             (21,172)         27,199
Retained earnings                                                        1,385             (190)             2,172          (6,110)
                                                           -------------------  ---------------  -----------------   --------------
      Total common equity                                                2,859             (190)           (19,000)         21,089

Preferred stock of subsidiaries:
   Not subject to mandatory redemption                                                                                          --
   Subject to mandatory redemption, at par                                                                                      --
SPS obligated mandatorily redeemable preferred securities
    of subsidiary trust holding solely subordinated
    debentures of SPS                                                                                                           --
Long-term debt of subsidiaries                                                                                                 180
                                                           -------------------  ---------------  -----------------   --------------
                                                                         2,859             (190)           (19,000)         21,269
                                                           -------------------  ---------------  -----------------   --------------

Noncurrent liabilities:
   Employees' postretirement benefits other than pensions                                                                       --
   Employees' postemployment benefits                                                                                           --
                                                           -------------------  ---------------  -----------------   --------------
      Total noncurrent liabilities                                          --               --                 --              --
                                                           -------------------  ---------------  -----------------   --------------

Current liabilities:
   Notes payable and commercial paper                                                                       (6,000)          9,500
   Long-term debt due within one year                                                                                          102
   Preferred stock subject to mandatory redemption
      within one year                                                                                                           --
   Accounts payable                                                                                              1          31,181
   Dividends payable                                                                                         1,527              --
   Customers' deposits                                                                                                         351
   Accrued taxes                                                            34             (173)                (1)            824
   Accrued interest                                                                                                             --
   Current portion of accumulated deferred income taxes                                                                         --
   Other                                                                                    605             (4,978)          4,067
                                                           -------------------  ---------------  -----------------   --------------
      Total current liabilities                                             34              432             (9,451)         46,025
                                                           -------------------  ---------------  -----------------   --------------

Deferred credits:
   Customers' advances for construction                                                                                         --
   Unamortized investment tax credits                                                                                           --
   Accumulated deferred income taxes                                                                                         6,186
   Other                                                                                                                        --
                                                           -------------------  ---------------  -----------------   --------------
      Total deferred credits                                                --               --                 --           6,186
                                                           -------------------  ---------------  -----------------   --------------

                                                                         2,893              242            (28,451)         73,480
                                                           -------------------  ---------------  -----------------   --------------
                                                           -------------------  ---------------  -----------------   --------------

                      QUIXX CORPORATION AND SUBSIDIARIES
                         CONSOLIDATING BALANCE SHEET
                              DECEMBER 31, 1997
                           (THOUSANDS OF DOLLARS)

                                    ASSETS


                                                       Quixx Corporation   Quixxlin        Quixx       Quixx Power  Quixx Jamaica
                                                           (parent)       Corporation  Carolina, Inc.   Services    (consolidated)
                                                       -----------------  -----------  --------------  -----------  --------------
Property, plant and equipment, at cost:
    Electric
    Gas
    Steam and other
    Common to all departments                                4,006                                                      10,096
    Construction in progress                                   353
                                                       -----------------  -----------  --------------  -----------  --------------
                                                             4,359             -             -              -           10,096
    Less:  accumulated depreciation                          1,402                                                      10,096
                                                       -----------------  -----------  --------------  -----------  --------------
      Total property, plant and equipment                    2,957             -             -              -             -
                                                       -----------------  -----------  --------------  -----------  --------------

Investments, at cost:
    Investment in Yorkshire Power and other
      unconsolidated subsidiaries                           15,392            33
    Other                                                   22,395
                                                       -----------------  -----------  --------------  -----------  --------------
      Total investments                                     37,787            33             -              -             -
                                                       -----------------  -----------  --------------  -----------  --------------
Current assets:
    Cash and temporary cash investments                      3,602                                         155           1,314
    Accounts receivable, less reserve for
      uncollectible accounts                                   263                                          13             826
    Accrued unbilled revenues
    Recoverable purchased gas and electric energy
      costs - net
    Materials and supplies, at average cost                    463                                                          40
    Fuel inventory, at average cost
    Gas in underground storage, at cost (LIFO)
    Prepaid expenses and other                              29,579                                          92              12
                                                       -----------------  -----------  --------------  -----------  --------------
      Total current assets                                  33,907             -             -             260           2,192
                                                       -----------------  -----------  --------------  -----------  --------------

Deferred charges:
    Regulatory assets
    Unamortized debt expense
    Other                                                    4,266                           7                           3,348
                                                       -----------------  -----------  --------------  -----------  --------------
      Total deferred charges                                 4,266             -             7              -            3,348
                                                       -----------------  -----------  --------------  -----------  --------------
                                                            78,917             33            7             260           5,540
                                                       -----------------  -----------  --------------  -----------  --------------
                                                       -----------------  -----------  --------------  -----------  --------------



                                                                                               Eliminations
                                                     Quixx         Quixx          Quixx             and         Quixx Corporation
                                                   Resources  Louisville, LLC  WPP 94, Inc.  reclassifications   (consolidated)
                                                   ---------  ---------------  ------------  -----------------  -----------------
Property, plant and equipment, at cost:
    Electric                                                                                                           -
    Gas                                                                                                                -
    Steam and other                                  4,002                                        20,714             24,716
    Common to all departments                                      6,613                         (20,715)              -
    Construction in progress                                                                           1                354
                                                   ---------  ---------------  ------------  -----------------  -----------------
                                                     4,002         6,613            -               -                25,070
    Less:  accumulated depreciation                                  584                                             12,082
                                                   ---------  ---------------  ------------  -----------------  -----------------
      Total property, plant and equipment            4,002         6,029            -               -                12,988
                                                   ---------  ---------------  ------------  -----------------  -----------------

Investments, at cost:
    Investment in Yorkshire Power and other
      unconsolidated subsidiaries                                                                (15,425)              -
    Other                                                                                         (3,046)            19,349
                                                   ---------  ---------------  ------------  -----------------  -----------------
      Total investments                                -             -              -            (18,471)            19,349
                                                   ---------  ---------------  ------------  -----------------  -----------------

Current assets:
    Cash and temporary cash investments                  8           194                                              5,273
    Accounts receivable, less reserve for
      uncollectible accounts                                          69                           3,038              4,209
    Accrued unbilled revenues                                                                                          -
    Recoverable purchased gas and electric energy
      costs - net                                                                                                      -
    Materials and supplies, at average cost                                                                             503
    Fuel inventory, at average cost                                                                                    -
    Gas in underground storage, at cost (LIFO)                                                                         -
    Prepaid expenses and other                                                                      (295)            29,388
                                                   ---------  ---------------  ------------  -----------------  -----------------
      Total current assets                               8           263            -              2,743             39,373
                                                   ---------  ---------------  ------------  -----------------  -----------------

Deferred charges:
    Regulatory assets                                                                                                  -
    Unamortized debt expense                                                                                           -
    Other                                               10                         (3)            (3,962)             3,666
                                                   ---------  ---------------  ------------  -----------------  -----------------
      Total deferred charges                            10           -             (3)            (3,962)             3,666
                                                   ---------  ---------------  ------------  -----------------  -----------------
                                                     4,020         6,292           (3)           (19,690)            75,376
                                                   ---------  ---------------  ------------  -----------------  -----------------
                                                   ---------  ---------------  ------------  -----------------  -----------------


                    QUIXX CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1997
                          (THOUSANDS OF DOLLARS)

                          CAPITAL AND LIABILITIES


                                                                   Quixx Corporation  Quixx Power  Quixx Jamaica    Quixxlin
                                                                       (parent)        Services    (consolidated)  Corporation
                                                                   -----------------  -----------  --------------  ------------
Common stock                                                                84,718           20            3,710           33
Retained earnings                                                           (7,644)         109            1,257
                                                                   ----------------   -----------  --------------  ------------
  Total common equity                                                       77,074          129            4,967           33

Preferred stock of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption, at par
SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
Long-term debt of subsidiaries
                                                                   ----------------   -----------  --------------  ------------
                                                                            77,074          129            4,967           33
                                                                   ----------------   -----------  --------------  ------------

Noncurrent liabilities:
  Employees' postretirement benefits other than pensions                       16
  Employees' postemployment benefits
                                                                   ----------------   -----------  --------------  ------------
   Total noncurrent liabilities                                                16            -                 -            -
                                                                   ----------------   -----------  --------------  ------------

Current liabilities:
  Notes payable and commercial paper
  Long-term debt due within one year
  Preferred stock subject to mandatory redemption within one year
  Accounts payable                                                            49            29               35
  Dividends payable
  Customers' deposits
  Accrued taxes                                                           (1,364)           98              274
  Accrued interest
  Current portion of accumulated deferred income taxes
  Other                                                                    1,599                            136
                                                                   ----------------   -----------  --------------  ------------
   Total current liabilities                                                 284           127              445            -
                                                                   ----------------   -----------  --------------  ------------

Deferred credits:
  Customers' advances for construction
  Unamortized investment tax credits
  Accumulated deferred income taxes                                        1,543            4
  Other                                                                                                     128
                                                                   ----------------   -----------  --------------  ------------
   Total deferred credits                                                  1,543            4               128             -
                                                                   ----------------   -----------  --------------  ------------

                                                                         78,917           260             5,540            33
                                                                   ----------------   -----------  --------------  ------------
                                                                   ----------------   -----------  --------------  ------------


                                                                             Quixx         Quixx          Quixx
                                                                            Carolina     Resources    Louisville, LLC
                                                                            ---------    ---------    ----------------
Common stock                                                                                3,987              6,282
Retained earnings                                                                             (13)                 7
                                                                            ---------    ---------    ----------------
  Total common equity                                                              -        3,974              6,289

Preferred stock of subsidiaries:
  Not subject to mandatory redemption
  Subject to mandatory redemption, at par
SPS obligated mandatorily redeemable preferred securities of subsidiary trust holding solely subordinated debentures of SPS
Long-term debt of subsidiaries
                                                                            ---------    ---------    ----------------
                                                                                   -        3,974              6,289
                                                                            ---------    ---------    ----------------

Noncurrent liabilities:
  Employees' postretirement benefits other than pensions
  Employees' postemployment benefits
                                                                            ---------    ---------    ----------------
   Total noncurrent liabilities                                                    -            -                  -
                                                                            ---------    ---------    ----------------

Current liabilities:
  Notes payable and commercial paper
  Long-term debt due within one year
  Preferred stock subject to mandatory redemption within one year
  Accounts payable
  Dividends payable
  Customers' deposits
  Accrued taxes                                                                   7            6
  Accrued interest
  Current portion of accumulated deferred income taxes
  Other                                                                                                            3
                                                                            ---------    ---------    ----------------
   Total current liabilities                                                      7            6                   3
                                                                            ---------    ---------    ----------------

Deferred credits:
  Customers' advances for construction
  Unamortized investment tax credits
  Accumulated deferred income taxes
  Other                                                                                       40
                                                                            ---------    ---------    ----------------
   Total deferred credits                                                          -          40                   -
                                                                            ---------    ---------    ----------------

                                                                                   7       4,020               6,292
                                                                            ---------    ---------    ----------------
                                                                            ---------    ---------    ----------------


                                                                                           Eliminations
                                                                          Quixx                and            Quixx Corporation
                                                                        WPP 94, Inc.     reclassifications     (consolidated)
                                                                        -------------    -----------------    -----------------
Common stock                                                                                     (14,032)              84,718
Retained earnings                                                                                 (1,360)              (7,644)
                                                                        -------------    -----------------    -----------------
  Total common equity                                                             -              (15,392)              77,074

Preferred stock of subsidiaries:
  Not subject to mandatory redemption                                                                                       -
  Subject to mandatory redemption, at par                                                                                   -
SPS obligated mandatorily redeemable preferred securities of
  subsidiary trust holding solely subordinated debentures of SPS                                                            -
Long-term debt of subsidiaries                                                                                              -
                                                                        -------------    -----------------    -----------------
                                                                                  -              (15,392)              77,074
                                                                        -------------    -----------------    -----------------

Noncurrent liabilities:
  Employees' postretirement benefits other than pensions                                                                   16
  Employees' postemployment benefits                                                                                        -
                                                                        -------------    -----------------    -----------------
   Total noncurrent liabilities                                                   -                    -                   16
                                                                        -------------    -----------------    -----------------

Current liabilities:
  Notes payable and commercial paper                                                                                        -
  Long-term debt due within one year                                                                                        -
  Preferred stock subject to mandatory redemption within one year                                                           -
  Accounts payable                                                                                                        113
  Dividends payable                                                                                                         -
  Customers' deposits                                                                                                       -
  Accrued taxes                                                                  (3)                                     (982)
  Accrued interest                                                                                                          -
  Current portion of accumulated deferred income taxes                                            (3,405)              (3,405)
  Other                                                                                             (296)               1,442
                                                                        -------------    -----------------    -----------------
   Total current liabilities                                                     (3)              (3,701)              (2,832)
                                                                        -------------    -----------------    -----------------

Deferred credits:
  Customers' advances for construction                                                                                      -
  Unamortized investment tax credits                                                                                        -
  Accumulated deferred income taxes                                                                 (555)                 992
  Other                                                                                              (42)                 126
                                                                        -------------    -----------------    -----------------
   Total deferred credits                                                         -                 (597)               1,118
                                                                        -------------    -----------------    -----------------

                                                                                 (3)             (19,690)              75,376
                                                                        -------------    -----------------    -----------------
                                                                        -------------    -----------------    -----------------


                    QUIXX JAMIACA, INC. AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1997
                          (THOUSANDS OF DOLLARS)

                                                                                                    Eliminations
                          ASSETS                                                         KES             and          Quixx Jamaica
                                                               Quixx Jamiaca, Inc.  Jamaica, Inc.  reclassifications  (consolidated)
                                                               -------------------  -------------  -----------------  --------------
Property, plant and equipment, at cost:
  Electric                                                                                                                       -
  Gas                                                                                                                            -
  Steam and other                                                                                                                -
  Common to all departments                                                              10,096                             10,096
  Construction in progress                                                                                                       -
                                                               -------------------  -------------  -----------------  --------------
                                                                               -         10,096                  -          10,096
  Less:  accumulated depreciation                                                        10,096                             10,096
                                                               -------------------  -------------  -----------------  --------------
   Total property, plant and equipment                                         -             -                   -               -
                                                               -------------------  -------------  -----------------  --------------
Investments, at cost:
  Investment in Yorkshire Power and other unconsolidated
    subsidiaries                                                           1,871                            (1,871)              -
  Other                                                                                                                          -
                                                               -------------------  -------------  -----------------  --------------
   Total investments                                                       1,871             -              (1,871)              -
                                                               -------------------  -------------  -----------------  --------------

Current assets:
  Cash and temporary cash investments                                          5         1,308                   1           1,314
  Accounts receivable, less reserve for uncollectible
     accounts                                                                              826                                 826
  Accrued unbilled revenues                                                                                                      -
  Recoverable purchased gas and electric energy costs -- net                                                                     -
  Materials and supplies, at average cost                                                   40                                  40
  Fuel inventory, at average cost                                                                                                -
  Gas in underground storage, at cost (LIFO)                                                                                     -
  Prepaid expenses and other                                                                12                                  12
                                                               -------------------  -------------  -----------------  --------------
   Total current assets                                                        5         2,186                   1           2,192
                                                               -------------------  -------------  -----------------  --------------

Deferred charges:
  Regulatory assets                                                                                                              -
  Unamortized debt expense                                                                                                       -
  Other                                                                    3,348                                             3,348
                                                               -------------------  -------------  -----------------  --------------
   Total deferred charges                                                  3,348             -                   -           3,348
                                                               -------------------  -------------  -----------------  --------------
                                                                           5,224         2,186              (1,870)          5,540
                                                               -------------------  -------------  -----------------  --------------
                                                               -------------------  -------------  -----------------  --------------

                                            QUIXX JAMIACA, INC. AND SUBSIDIARIES
                                                CONSOLIDATING BALANCE SHEET
                                                     DECEMBER 31, 1997
                                                  (THOUSANDS OF DOLLARS)


                                                                                             Eliminations
           CAPITAL AND LIABILITIES                                         KES                    and               Quixx Jamaica
                                              Quixx Jamiaca, Inc.      Jamaica, Inc.       reclassificiations      (consolidated)
                                              -------------------   -------------------    ------------------    -------------------
Common stock                                         3,710                  1,875                (1,875)                 3,710
Retained earnings                                    1,257                                                               1,257
                                              -------------------   -------------------    ------------------    -------------------
  Total common equity                                4,967                  1,875                (1,875)                 4,967

Preferred stock of subsidiaries:
          Not subject to mandatory
           redemption                                                                                                      -
          Subject to mandatory
           redemption, at par                                                                                              -
SPS obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely subordinated
 debentures of SPS                                                                                                         -
Long-term debt of subsidiaries                                                                                             -
                                              -------------------   -------------------    ------------------    -------------------
                                                     4,967                  1,875                (1,875)                 4,967
                                              -------------------   -------------------    ------------------    -------------------

Noncurrent liabilities:
          Employees' postretirement
           benefits other than pensions                                                                                    -
          Employees' postemployment
           benefits                                                                                                        -
                                              -------------------   -------------------    ------------------    -------------------
            Total noncurrent liabilities               -                      -                     -                      -
                                              -------------------   -------------------    ------------------    -------------------

Current liabilities:
          Notes payable and commercial paper                                                                               -
          Long-term debt due within one year                                                                               -
          Preferred stock subject to
           mandatory redemption within
           one year                                                                                                        -
          Accounts payable                                                     35                                           35
          Dividends payable                                                                                                -
          Customers' deposits                                                                                              -
          Accrued taxes                                257                     17                                          274
          Accrued interest                                                                                                 -
          Current portion of accumulated
           deferred income taxes                                                                                           -
          Other                                                               132                     4                    136
                                              -------------------   -------------------    ------------------    -------------------
            Total current liabilities                  257                    184                     4                    445
                                              -------------------   -------------------    ------------------    -------------------

 Deferred credits:
          Customers' advances for
           construction                                                                                                    -
          Unamortized investment tax credits                                                                               -
          Accumulated deferred income taxes                                                                                -
          Other                                                               127                     1                    128
                                              -------------------   -------------------    ------------------    -------------------
            Total deferred credits                     -                      127                     1                    128
                                              -------------------   -------------------    ------------------    -------------------

                                                     5,224                  2,186                (1,870)                 5,540
                                              -------------------   -------------------    ------------------    -------------------
                                              -------------------   -------------------    ------------------    -------------------

              UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                        CONSOLIDATING BALANCE SHEET
                             DECEMBER 31, 1997
                          (THOUSANDS OF DOLLARS)

                                 ASSETS


                                                                 Utility Engineering    Precision      Universal
                                                                     Corporation         Resource   Utility Services
                                                                       (parent)          Company        Company
                                                                 -------------------    ---------   ----------------
Property, plant and equipment, at cost:
   Electric
   Gas
   Steam and other                                                           11,819           6               593
   Common to all departments
   Construction in progress
                                                                 -------------------    ---------   ----------------
                                                                             11,819           6               593
   Less:  accumulated depreciation                                            4,502           1               113
                                                                 -------------------    ---------   ----------------
    Total property, plant and equipment                                       7,317           5               480
                                                                 -------------------    ---------   ----------------
Investments, at cost:
   Investment in Yorkshire Power and other unconsolidated
     subsidiaries
   Other
                                                                 -------------------    ---------   ----------------
    Total investments                                                             -           -                 -
                                                                 -------------------    ---------   ----------------
Current assets:
   Cash and temporary cash investments                                       16,596         362               556
   Accounts receivable, less reserve for uncollectible accounts               3,751         125               432
   Accrued unbilled revenues
   Recoverable purchased gas and electric energy costs -- net
   Materials and supplies, at average cost                                                                    829
   Fuel inventory, at average cost
   Gas in underground storage, at cost (LIFO)
   Prepaid expenses and other                                                25,917        305              2,161
                                                                 -------------------    ---------   ----------------
    Total current assets                                                     46,264        792              3,978
                                                                 -------------------    ---------   ----------------

Deferred charges:
   Regulatory assets
   Unamortized debt expense
   Other                                                                      1,067                           232
                                                                 -------------------    ---------   ----------------
    Total deferred charges                                                    1,067          -                232
                                                                 -------------------    ---------   ----------------
                                                                             54,648        797              4,690
                                                                 -------------------    ---------   ----------------
                                                                 -------------------    ---------   ----------------


                                                                  Eliminations       Utility Engineering
                                                                      and                Corporation
                                                                reclassifications       (consolidated)
                                                                -----------------    -------------------
Property, plant and equipment, at cost:
   Electric                                                                                           -
   Gas                                                                                                -
   Steam and other                                                             1                 12,419
   Common to all departments                                                                          -
   Construction in progress                                                                           -
                                                                -----------------    -------------------
                                                                               1                 12,419
   Less:  accumulated depreciation                                             1                  4,617
                                                                -----------------    -------------------
    Total property, plant and equipment                                        -                  7,802
                                                                -----------------    -------------------
Investments, at cost:
   Investment in Yorkshire Power and other unconsolidated
     subsidiaries                                                                                     -
   Other                                                                                              -
                                                                -----------------    -------------------
    Total investments                                                          -                      -
                                                                -----------------    -------------------

Current assets:
   Cash and temporary cash investments                                    (2,175)                15,339
   Accounts receivable, less reserve for uncollectible accounts                                   4,308
   Accrued unbilled revenues                                                                          -
   Recoverable purchased gas and electric energy costs - net                                          -
   Materials and supplies, at average cost                                                          829
   Fuel inventory, at average cost                                                                    -
   Gas in underground storage, at cost (LIFO)                                                         -
   Prepaid expenses and other                                             (1,775)                26,608
                                                                -----------------    -------------------
    Total current assets                                                  (3,950)                47,084
                                                                -----------------    -------------------
Deferred charges:
   Regulatory assets                                                                                  -
   Unamortized debt expense                                                                           -
   Other                                                                    (724)                   575
                                                                -----------------    -------------------
    Total deferred charges                                                  (724)                   575
                                                                -----------------    -------------------
                                                                          (4,674)                55,461
                                                                -----------------    -------------------
                                                                -----------------    -------------------

                UTILITY ENGINEERING CORPORATION AND SUBSIDIARIES
                          CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 1997
                             (THOUSANDS OF DOLLARS)


                            CAPITAL AND LIABILITIES


                                                      Utility                         Universal                        Utility
                                                    Engineering       Precision        Utility      Eliminations     Engineering
                                                    Corporation        Resource       Services          and          Corporation
                                                      (Parent)         Company         Company    Reclassifications  (Consolidated)
                                                    -----------      -----------     ----------   -----------------  --------------
Common stock                                          11,463                1           2,174          (2,175)          11,463
Retained earnings                                     30,565              126             274            (400)          30,565
                                                    -----------      -----------      ----------   ----------------  --------------
    Total common equity                               42,028              127           2,448          (2,575)          42,028

Preferred stock of subsidiaries:
    Not subject to mandatory redemption                                                                                      -
    Subject to mandatory redemption,
        at par                                                                                                               -
SPS obligated mandatorily redeemable preferred
    securities of subsidiary trust holding
    solely subordinated debentures of SPS                                                                                    -
Long-term debt of subsidiaries                                                                                               -
                                                    -----------      -----------      ----------   ----------------  --------------
                                                      42,028              127           2,448          (2,575)          42,028
                                                    -----------      -----------      ----------   ----------------  --------------

Noncurrent liabilities:
     Employees' postretirement benefits
         other than pensions                              31                                                                31
     Employees' postemployment benefits                                                                                      -
                                                    -----------      -----------      ----------   ----------------  --------------
      Total noncurrent liabilities                        31                -               -                -              31
                                                    -----------      -----------      ----------   ----------------  --------------

Current liabilities:
     Notes payable and commercial paper                                   479             500             (979)              -
     Long-term debt due within one year                                                                                      -
     Preferred stock subject to mandatory
         redemption within one year                                                                                          -
     Accounts payable                                  6,414               57           1,044                            7,515
     Dividends payable                                                                                                       -
     Customers' deposits                                  11                                                                11
     Accrued taxes                                      (671)              53              23                1            (594)
     Accrued interest                                                                                                        -
     Current portion of accumulated deferred
         income taxes                                                                                                        -
     Other                                             5,325               94             646             (396)          5,669
                                                    -----------      -----------      ----------   ----------------  --------------
      Total current liabilities                       11,079              683           2,213           (1,374)         12,601
                                                    -----------      -----------      ----------   ----------------  --------------

Deferred credits:
     Customers' advances for construction                                                                                    -
     Unamortized investment tax credits                                                                                      -
     Accumulated deferred income taxes                 1,378              (13)            28              (724)            669
     Other                                               132                                                               132
                                                    -----------      -----------      ----------   ----------------  --------------
      Total deferred credits                           1,510              (13)            28              (724)            801
                                                    -----------      -----------      ----------   ----------------  --------------
                                                      54,648              797          4,689            (4,673)         55,461
                                                    -----------      -----------      ----------   ----------------  --------------
                                                    -----------      -----------      ----------   ----------------  --------------


                                    EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and a part hereof. Exhibits not so identified are filed herewith unless otherwise stated.

Exhibit A*      Annual reports of NCE (File No. 1-12927),  PSCo (File No.
                1-3280) and SPS (File No. 1-3789) are incorporated herein by reference to their combined annual report on Form 10-K
                ("Combined Form 10-K") for the year ended December 31, 1997.

Exhibit B
                NCE
   B-1.1* Restated Articles of Incorporation dated December 8, 1995 (NCE Form S-4, Exhibit 3(a)).

   B-1.2*       Restated Bylaws (NCE Form S-4, Exhibit 3(b)).

   B-1.3* Rights Agreement, dated as of August 1, 1997, between NCE and the Bank of New York, as Rights Agent (NCE Form 8-K, Exhibit 1, File No. 1-12927).

                PSCO
   B-2.1* Amended and Restated Articles of Incorporation dated September 19, 1997 (Combined Form 10-K for the year ended December 31, 1997, Exhibit 3(a)1, File No. 1-3280).

   B-2.2* By-laws dated November 20, 1997 (Combined Form 10-K for the year ended December 31, 1997, Exhibit 3(b)1, File No. 1-3280).

                SPS
   B-3.1* Amended and Restated Articles of Incorporation dated September 30, 1997 (Combined Form 10-K for the year ended December 31, 1997, Exhibit 3(a)2, File No. 1-3789).

   B-3.2* By-laws dated September 29, 1997 (Combined Form 10-K for the year ended December 31,1997, Exhibit 3(b)2, File No. 1-3789).

Exhibit C*      Instruments defining the rights of security holders,
                including indentures have been previously filed with the SEC and are identified in the exhibit index in the combined
                Form 10K for the year ended December 31, 1997.

Exhibit D       New Century Energies, Inc. and subsidiary companies agreement for filing consolidated Federal income tax return and for allocation of consolidated Federal income tax liabilities and and benefits dated August 1, 1997.

Exhibit H       The relationship of each EWG in which the system holds an
                interest to other system companies is reflected in Item 1.

                                   SIGNATURE


Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.


                                       NEW CENTURY ENERGIES, INC.


                                       By:       /s/ Richard C. Kelly
                                          ------------------------------------
                                                     Richard C. Kelly
                                              Executive Vice President and
                                                Chief Financial Officer

Dated:  May 1, 1998